   As filed with the Securities and Exchange Commission on October 22, 1997
                                                     Registration No. 333-34667

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 1
                                      TO

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           -------------------------
                          CrossZ Software Corporation
                (Name of small business issuer in its charter)

  Delaware                                            7372                               94-3087939
(State or Jurisdiction of                  (Primary Standard Industrial               (I.R.S. Employer
Incorporation or Organization)              Classification Code Number)            Identification Number)

                            ---------------------
                        60 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                          (516) 228-8500 (Telephone)
                           (516) 228-8584 (Telecopy)
         (Address and telephone number of principal executive offices)


                        60 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
(Address of principal place of business or intended principal place of business)

                                Alan W. Kaufman
                     President and Chief Executive Officer
                          CrossZ Software Corporation
                        60 Charles Lindbergh Boulevard
                           Uniondale, New York 11553
                          (516) 228-8500 (Telephone)
                           (516) 228-8584 (Telecopy)
           (Name, Address and Telephone Number of Agent For Service)
                            ---------------------

                         Copies of communications to:


                David J. Adler, Esq.           David Alan Miller, Esq.
   Olshan Grundman Frome & Rosenzweig LLP     Graubard Mollen & Miller
                   505 Park Avenue                600 Third Avenue
             New York, New York 10022         New York, New York 10016
            (212) 753-7200 (Telephone)        (212) 818-8800 (Telephone)
            (212) 755-1467 (Telecopy)         (212) 818-8881 (Telecopy)


                             ---------------------
       Approximate date of commencement of proposed sale to the public:



  As soon as practicable after this registration statement becomes effective.
                            ---------------------
===============================================================================

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /X/

                               -----------------------------

                                                        CALCULATION OF REGISTRATION FEE
========================================================================================================================
                                                               Proposed            Proposed
                                                               Maximum             Maximum
 Title of each Class of Securities to be    Amount to be    Offering Price    Aggregate Offering       Amount of
               Registered                    Registered       Per Share            Price(1)         Registration Fee
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock, $.001
 par value ("Common
 Stock")(2)   ...........................    3,450,000         $ 8.00         $  27,600,000        $    8,362.80
------------------------------------------------------------------------------------------------------------------------
Representatives' Purchase Option
 ("Representatives' Option") (3)         .     300,000         $.0003         $         100        $         .03
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock included
 as part of the Representatives'
 Option(3) ..............................      300,000         $ 8.80         $   2,640,000        $      799.92
------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock underly-
 ing the Bridge Warrants
 ("Bridge Warrants") issued to
 certain investors in connection
 with a private placement(3) ............    1,075,000         $ 8.56         $   9,202,000(4)     $    2,788.48
------------------------------------------------------------------------------------------------------------------------
Total Registration Fee    ...............                                     $  39,442,100        $   11,951.23(5)
========================================================================================================================

(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) of the Securities Act, based on an assumed initial public offering price range of $6.00 to $8.00 per share.

(2) Includes up to 450,000 shares of Common Stock which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any. See "Underwriting".


(3) Pursuant to Rule 416 of the Securities Act, there are also being registered such indeterminable number of additional securities as may be issued as a result of the anti-dilution provisions of the Representatives' Option and the Bridge Warrants.


(4) Represents the exercise price of the Bridge Warrants multiplied by the number of shares of Common Stock issuable upon the exercise of the Bridge Warrants.


(5) A filing fee of $10,424.88 was previously paid upon the initial filing of this Registration Statement. The additional amount of $1,526.35 is being paid with the filing of this Amendment No. 1.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED OCTOBER 22, 1997

[LOGO]

3,000,000 Shares of Common Stock

                             --------------------

All of the 3,000,000 shares ("Shares") of Common Stock, $.001 par value ("Common Stock"), offered hereby ("Offering") are being sold by CrossZ Software Corporation ("CrossZ" or "Company"). Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop. The Company has applied for quotation of the Common Stock on the Nasdaq SmallCap Market under the symbol "CRSZ." It is currently anticipated that the initial public offering price of the Shares will be between $6.00 and $8.00 per share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock.

                             -------------------

The Common Stock offered hereby is speculative and involves a high degree of risk and substantial dilution. See "Risk Factors" at page 7 hereof and "Dilution" at page 18 hereof.

                             -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===============================================================================
                    Price              Underwriting             Proceeds
                      to               Discounts and               to
                    Public             Commissions(1)         Company (2)
-------------------------------------------------------------------------------
Per Share  ......    $                  $                      $
-------------------------------------------------------------------------------
Total (3)  ......  $                  $                      $
===============================================================================

(1) Does not include a 3% nonaccountable expense allowance which the Company has agreed to pay to GKN Securities Corp. ("GKN") and Barington Capital Group, L.P. ("Barington" and together with GKN, the "Representatives"). The Company also has agreed to sell to the Representatives an option to purchase up to 300,000 shares of Common Stock ("Representatives' Purchase Option") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company, including the nonaccountable expense allowance, estimated at approximately $1,380,000.

(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to an additional 450,000 shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $__________, $_________ and $__________, respectively. See "Underwriting."

The Shares are being offered by the Underwriters on a firm commitment basis subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Shares will made against payment therefor at the offices of GKN in New York City on or about ________, 1997.

GKN Securities Corp.                     Barington Capital Group

_____________, 1997

         [Schematic of the Company's product and the following text:]


CrossZ's technologically advanced software product, QueryObject(TM) System, transforms terabytes (thousand billion) of data stored in mainframe size data warehouses into a mathematical representation that is typically megabyte size and resides on a PC or laptop. This allows complex analysis to be performed by business managers rapidly, and without the assistance of the corporate IT department, anytime anywhere.



Imagine... carrying hundreds of millions of call detail records on your notebook computer and analyzing them to monitor and predict network traffic...using standard spreadsheets; Imagine... copying tens of millions of credit card transactions to your desktop PC and performing statistical analysis and merchant reporting...using standard statistical software; Imagine... accessing 50 million point-of-sale transactions on your departmental server and performing market share analysis...using geographic information systems; Imagine... studying managed care plans over a year's worth of Medicare data in exquisite detail...using standard desktop query tools; Imagine... supporting an unlimited number of concurrent users, working with any combination of front-end applications, with a single, Web-server data mart; Imagine... delivering this kind of power to business managers, using source data no matter how large, on your current hardware...and doing it all next week;

The Company's business intelligence software products enable users to: scan entire data warehouse for relevant data; extract virtually unlimited amounts of raw data; and create data marts containing more data in less storage space.

This results in efficiencies and cost savings as compared to traditional data marts and allows more business managers throughout the corporate enterprise to access and analyze relevant data.


                              System Features &
                                   Benefits




Creates optimized data marts through advanced data mining technologies; Enables business managers to build full-scale data marts on their desktop PCs in less than a day; Utilizes integrated, open architecture; - IBM MVS/System 390; - Unix; - Windows NT; - Windows 95; Utilizes client/server architecture; Leverages existing corporate data; Permits greater scalability, speed and mobility; Enables greater multi-user support; Plug and play;


                         ...delivering on the promise
                          of business intelligence.





                              -------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                             -------------------

This Prospectus includes references to trademarks of entities other than the Company, which have reserved all rights with respect to their respective trade marks.

                              PROSPECTUS SUMMARY


     This summary is qualified in its entirety by the more detailed information and Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors." Each prospective investor is urged to read this Prospectus in its entirety. Unless otherwise indicated, all information and all share transactions in this Prospectus give effect to: (i) the Company's reincorporation in Delaware in October 1997 under the name CrossZ Software Corporation; (ii) a one-for-four reverse stock split of the Company's outstanding Common Stock and the Company's outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (collectively, "Outstanding Preferred Stock") effected in July 1997 and a one-for-two reverse stock split of the Company's outstanding Common Stock and the Outstanding Preferred Stock effected in October 1997; (iii) the conversion of all Outstanding Preferred Stock ("Preferred Stock Conversion") and all accrued and unpaid dividends thereon, through June 30, 1997, into 1,649,753 shares of Common Stock, which will occur immediately prior to the completion of this Offering; and (iv) the issuance of 17,500 shares of Common Stock upon the exercise of certain outstanding warrants ("Warrant Exercise") of the Company which will occur immediately prior to the completion of this Offering. Unless otherwise indicated, the information in this Prospectus does not give effect to exercise of the Underwriters' over-allotment option or the Representatives' Purchase Option.



                                  The Company



     CrossZ develops and markets proprietary business intelligence software solutions that enable business managers to make strategic decisions, leveraging existing corporate data. Through the evolution of technology, businesses operating in large customer base and transaction intensive industries, such as telecommunications and banking, have dramatically increased their ability to gather and store large amounts of data generated from various sources. The Company developed its products in response to the need to analyze the increasing volumes of data that businesses accumulate. Such data contains information, that if extracted effectively and efficiently, can be used to enhance strategic corporate development. While companies have invested heavily in capturing data, they have only recently begun to focus significant resources on the management and analysis ("mining") of such data; consequently, the data gathering and analysis industry is experiencing significant growth. The Company intends to market and sell its products through a direct sales force, original equipment manufactuers ("OEMs") and value-added resellers ("VARs") and has entered into agreements and relationships with, among others, Amdahl Corporation, Hewlett Packard Company, STRATOS, Strategic Tools & Services and Worldnet Consulting, SA.


     The business intelligence software market consists of three segments: data warehousing, data marts, and data mining. A data warehouse is a data repository where unprocessed corporate data is stored. Data marts are subject specific subsets of the data warehouse. Data mining products are used to uncover patterns in data. International Data Corp. ("IDC"), a leading technology consulting/research company, estimates that the size of the broad data warehousing software market was $1.4 billion in 1995, and will increase to over $5.0 billion by the year 2000, an annual growth rate of approximately 30%. The stimulus for growth in this market has been the exceptional returns on capital experienced by companies that have invested in data warehousing and related technologies. IDC studied 62 companies that invested an average of $2.2 million each in data warehousing and found that the average return on investment after three years was 401%.


     CrossZ's software enables users to define, cost justify and rapidly deliver business driven data marts to the desktop. The Company's proprietary products are the QueryObject(TM) System ("QueryObject System") and CrossZ Voyager(TM) ("Voyager"). QueryObject System transforms mainframe size data repositories into compact mathematical representations, called QueryObjects, that can fit onto standard desktop and laptop computers. Once a QueryObject has been created, the user can pose thousands of questions to it using on-line analytical processing ("OLAP"), mapping, spreadsheet and word processing tools and receive answers in seconds. The Company's other principal product, Voyager, is a data mining product that uses multiple concurrent pattern recognition algorithms to analyze data from data warehouses and other data repositories and to then automatically design a data mart and analyze its economic value. Voyager and QueryObject System are based on the Company's next generation data mining and data mart technologies and, as a result, offer the following advantages over conventional data marts and data mining tools:

o Plug and Play with Raw Data: QueryObject System allows the user to extract virtually unlimited amounts of raw data directly from existing on-line transaction processing ("OLTP") and other systems, without the need to aggregate and summarize the data.

o Greater Scalability and Speed: The use of proprietary algorithmic equations allow QueryObject-based data marts to store more data in a fraction of the storage space needed by conventional data marts. Even with data marts containing hundreds of millions of records, the retrieval can be executed in seconds or less.

o Fresher Data: QueryObject System was designed specifically for high-speed data mart creation without the management overhead and negative performance implications associated with data warehouses and other conventional data repositories, allowing users to create dozens of data marts in a single day.


o Lower Cost: The ability to load raw data into QueryObject System reduces or eliminates time-consuming and costly work such as extracting, cleaning, normalizing, formatting and summarizing data before loading it into a data warehouse. In addition, large amounts of operational data can be preserved for future analysis at far lower cost than a data warehouse, because the storage-based requirement is reduced.

o Greater Multi-User Support: QueryObjects can support unlimited numbers of concurrent users since ALL POSSIBLE ANSWERS TO ALL POSSIBLE QUERIES are contained therein and impose virtually no degradation on processing power, in contrast to conventional data marts that consume large amounts of processing power in computing potential answers.

o Greater Mobility: Since QueryObjects can reside on desktops, laptops or Web servers, or be distributed over local area networks, they allow businesses to deploy complex data marts to thousands of users in an enterprise using existing information technology infrastructure.

     The Company recently shifted its focus to the sale and support of its proprietary products, and, therefore, has achieved limited sales. In October 1997, the Company began to implement full-scale marketing of QueryObject System and Voyager. Prior to the recent launch of its products, the Company's revenues were derived primarily from providing contract consulting services to the banking, telecommunications, finance, insurance, retail and travel and lodging industries. In its role as a consultant, CrossZ applied its proprietary technology to a wide range of business needs and through that process developed QueryObject System and Voyager. In October 1996, the Company made the strategic decision to pursue product sales in what it believes is a very dynamic marketplace. All of the Company's revenues for the foreseeable future are expected to be generated from sales of QueryObject System and Voyager. The Company intends to market and sell Voyager and QueryObject System through a direct sales force, OEMs and VARs. The Company has established license agreements and VAR relationships with Amdahl Corporation, Hewlett Packard Company, STRATOS, Strategic Tools & Services and Worldnet Consulting, SA. In addition, the Company has a joint development and marketing agreement with Pyramid Technology Corporation and co-marketing programs with several companies including Brio Technology, Inc. and Siemens Nixdorf Informations Systemme AG.

     The Company's objective is to establish QueryObject System technology as a data mart standard and become a leading provider of integrated data mining/mart software products for business intelligence applications. The Company's strategy to achieve this goal involves the following key elements:
(i) establish technology leadership by continuing to invest in and develop innovative technologies; (ii) develop strategic relationships with indirect channel partners including OEMs and VARS; (iii) expand an open systems approach; (iv) leverage existing customer investments in information technology; (v) target vertical markets; and (vi) expand sales capabilities both domestically and internationally.

     The Company was incorporated as CrossZ International, Inc., a California corporation ("CrossZ-California"). CrossZ Software Corporation, a Delaware corporation ("CrossZ-Delaware") was formed in August 1997 as part of a corporate reorganization, pursuant to which CrossZ-California merged into CrossZ-Delaware ("Reincorporation"). Unless otherwise indicated, references to the Company also includes its predecessors. The Company's executive offices are located at 60 Charles Lindbergh Boulevard, Uniondale, New York 11553, and its telephone number at that address is (516) 228-8500.

                                 The Offering



       Common Stock Offered   .................................  3,000,000 shares
       Common Stock Outstanding Prior to this Offering(1)   ...  2,602,408 shares
       Common Stock to be Outstanding after the Offering (1).    5,602,408 shares
       Use of Proceeds  .......................................  Sales and marketing; repayment of debt; research and development;
                                                                 and working capital and general
                                                                 corporate purposes. See "Use of
                                                                 Proceeds" and "Certain Transactions."
       Proposed Nasdaq SmallCap Market Symbol   ...............  CRSZ
       Proposed Boston Stock Exchange Symbol ..................  CRZ

-----------

(1) Includes 1,649,753 shares of Common Stock issuable pursuant to the Preferred Stock Conversion and an additional 39,677 shares of Common Stock issuable upon the conversion of Outstanding Preferred Stock as the result of dividends on the Outstanding Preferred Stock that accrue between July 1, 1997 and October 31, 1997 and 17,500 shares of Common Stock issuable pursuant to the Warrant Exercise. Does not include: (i) 1,950,000 shares of Common Stock reserved for issuance upon exercise of stock options granted or to be granted under the Company's 1991 Incentive Stock Option Plan ("Plan"), of which options to purchase 141,363 shares of Common Stock are outstanding; (ii) 175,000 shares of Common Stock reserved for issuance upon exercise of certain other outstanding non-qualified stock options granted to advisors ("Advisory Options"); (iii) 1,075,000 shares of Common Stock ("Bridge Warrant Shares") reserved for issuance, the maximum number of shares issuable, upon the exercise of warrants ("Bridge Warrants") issued in the Company's July 1997 bridge financing ("Bridge Financing") and (iv) 239,881 shares of Common Stock reserved for issuance upon the exercise of additional outstanding warrants. See "Management -- Executive Compensation" and "-- 1991 Incentive Stock Option Plan," "Certain Transactions" and "Description of Securities -- Bridge Warrants and "--Other Warrants." Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the Underwriters' over-allotment option or the Representatives' Purchase Option.



                                 Risk Factors


     An investment in the Shares offered hereby involves a high degree of risk, including without limitation, the Company's: accumulated deficit, historical and projected future operating losses and the independent accountants' report going concern qualification; dependence upon new products and uncertain market acceptance of its products; lack of substantial revenue and limited operating history; and working capital deficiency and dependence upon proceeds of this Offering. An investment in the Shares offered hereby should be considered only by investors who can afford the loss of their entire investment. See "Risk Factors."

                            Summary Financial Data

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 are derived from the Company's audited Financial Statements included elsewhere in this Prospectus. The statement of operations data for the six months ended June 30, 1996 and 1997 and the balance sheet data at June 30, 1997 have been derived from unaudited financial statements and include all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary for a fair statement of the results for such interim periods. The operating results for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                      Year Ended December 31,            Six Months Ended June 30,
                                                 ---------------------------------   ---------------------------------
                                                      1995              1996              1996              1997
                                                 ---------------   ---------------   ---------------   ---------------
Statement of Operations Data:
Software licenses  ...........................    $    194,000      $    851,150      $    228,025      $    398,750
Services and maintenance .....................       2,596,815         1,051,828           694,017            96,377
                                                  ------------      ------------      ------------      ------------
 Total revenues ..............................       2,790,815         1,902,978           922,042           495,127
Gross profit .................................       2,166,878         1,424,551           672,749           434,581
Total operating expenses .....................       4,871,876         6,076,760         2,359,678         3,867,485
Loss from operations  ........................      (2,704,998)       (4,652,209)       (1,686,929)       (3,432,904)
Net loss  ....................................      (3,061,919)       (4,917,935)       (1,939,503)       (3,506,881)
Pro forma net loss per common share  .........                      $      (2.51)                       $      (1.35)
Pro forma weighted average shares used in per
 share computation (see Note 1 of Notes to the
 Financial Statements)   .....................                         1,957,856                           2,599,101


                                                                                            June 30, 1997
                                                                      ---------------------------------------------------------
                                                                                                                   Pro Forma As
                                                                               Actual             Pro Forma(1)     Adjusted(2)
                                                                      ------------------------   --------------   -------------
Balance Sheet Data:
Cash and cash equivalents   .......................................    $          67,126         $ 3,795,126       $16,635,126
Working capital (deficiency)   ....................................           (2,701,715)            426,285        13,866,285
Total assets ......................................................            2,503,148           6,695,148        19,071,148
Long-term debt  ...................................................            2,049,794           4,166,475         1,178,872
Total liabilities  ................................................            5,427,041           8,143,722         4,556,119
Series D mandatorily redeemable convertible preferred stock  ......           11,173,369                  --                --
Stockholders' equity (deficit) ....................................          (14,097,262) (3)     (1,448,574)       14,515,029


-----------
(1) The pro forma balance sheet data as of June 30, 1997 gives effect to the Preferred Stock Conversion resulting in the issuance of 1,649,753 shares of Common Stock. As of June 30, 1997, each of the 32,582 shares of Series A Preferred Stock, 17,737 shares of Series B Preferred Stock, 230,498 shares of Series C Preferred Stock and 1,317,751 shares of Series D Preferred Stock (including accrued and unpaid dividends thereon) converts into 1.30, 1.75, 1.12 and 1.00 shares of Common Stock, respectively. In addition the pro forma balance sheet data as of June 30, 1997 gives effect to: (i) the issuance of $4,300,000 of unsecured promissory notes ("Bridge Notes") of the Company issued in the Bridge Financing, net of the conversion into Bridge Notes of a $250,000 principal amount unsecured Promissory Note ("Third Interim Financing Note") issued in connection with an interim financing consummated in June 1997 ("Third Interim Financing");
    (ii) the repayment of an aggregate $500,000 of principal amount unsecured promissory notes ("First Interim Financing Notes") issued in connection with an interim financing consummated in May 1997 ("First Interim Financing"); (iii) the issuance of $600,000 of principal amount unsecured promissory notes ("October 1997 Interim Financing Notes") issued in connection with an interim financing consummated in October 1997 ("October 1997 Interim Financing"); and (iv) the Warrant Exercise resulting in the purchase of 17,500 shares of Common Stock for an aggregate purchase price of $42,000. The pro forma balance sheet data as of June 30, 1997 does not give effect to the issuance of 39,677 shares of Common Stock issuable upon the conversion of Outstanding Preferred Stock as the result of dividends on the Outstanding Preferred Stock which accrue between July 1, 1997 and October 31, 1997.

(2) The pro forma as adjusted balance sheet data as of June 30, 1997 gives effect to: (i) the sale of the Shares offered hereby at an assumed initial public offering price of $7.00 per share and the receipt of the net proceeds therefrom of approximately $17,940,000; (ii) the repayment of the Bridge Notes and the related effect of the write-off of $1,433,319 of debt discount and $464,000 of debt issuance costs incurred in connection with the Bridge Financing; and (iii) the repayment of the October 1997 Interim Financing Notes and the repayment of $200,000 of principal amount unsecured promissory notes ("Second Interim Financing Notes") issued in connection with an interim financing consummated in June 1997 ("Second Interim Financing") and the related effect of the write-off of $79,078 of debt discount incurred in connection with such financings.


(3) Excludes Series D mandatorily redeemable convertible preferred stock.

                                 RISK FACTORS


     The Shares offered hereby are speculative in nature and involve a high degree of risk. Accordingly, in analyzing an investment in these Shares, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford a complete loss of his investment.

     Accumulated Deficit; Historical and Projected Future Operating Losses; Going Concern Qualification in the Independent Accountants' Report. At June 30, 1997, the Company had an accumulated deficit of $18,357,161. For the fiscal year ended December 31, 1996 and for the six months ended June 30, 1997, the Company incurred net losses of $4,917,935 and $3,506,881, respectively. The Company estimates that its net loss for the quarter and the nine months ended September 30, 1997 will exceed $2,000,000 and $5,500,000, respectively. In addition, the Company has incurred a net loss in each year during which it has operated, and its operations to date have been financed in significant part through private placements of both equity and debt securities. The Company's expense levels are increasing rapidly and revenues are difficult to predict. As a result, the Company expects to continue to incur net losses for the foreseeable future. There can be no assurance that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be sustained or increased on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the Company's products, the level of product and price competition, the Company's success in expanding its direct sales force and indirect distribution channels, the ability of the Company to develop and market products and to control costs, the percentage of the Company's revenues derived from indirect channel partners and general economic conditions. The independent accountants' report for the year ended December 31, 1996 states that the Company's recurring losses from operations and the Company's working capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence Upon New Products; Uncertain Market Acceptance. Substantially all of the Company's revenues for the foreseeable future are expected to be derived from sales of QueryObject System and Voyager. Between January 1, 1995 and June 30, 1997, the Company realized software product revenue from only four QueryObject System installations, one of which (sold in 1995) was a pre-production beta version. The Company completed development of Voyager in September 1997, has made no sales of such product, and there can be no assurance that Voyager will perform as expected. Further, the Company has just commenced an integrated marketing effort for its products. The Company's future financial performance will depend upon the successful introduction and customer acceptance of QueryObject System and Voyager and development of new and enhanced versions of such products. The failure to achieve broad market acceptance of QueryObject System or Voyager will have a material adverse effect on the business, operating results and financial condition of the Company.

     Lack of Substantial Revenue; Limited Operating History. The Company has had a limited operating history as a software product company and has not made significant sales of its products. Total revenues for the six months ended June 30, 1997 were approximately $495,000 and consisted primarily of one sale of QueryObject System. Prior to 1997, the Company's revenues were derived from contract services provided to customers using the Company's proprietary data mining technology. The Company has discontinued this business. The Company believes that comparisons of its current and future operating results to pre-1997 operating results are not meaningful and operating results should not be relied upon as indicative of future performance.

     Working Capital Deficiency; Dependence Upon Proceeds of this Offering. At June 30, 1997, the Company had a working capital deficiency of $2,701,715. To date, the Company has obtained working capital primarily through private financings, including the Bridge Financing and the October 1997 Interim Financing, both of which are to be repaid out of the proceeds of this Offering, an agreement ("Loan Agreement") with H.C.C. Financial Services ("HCC") under which the Company has outstanding borrowings in the aggregate principal amount of approximately $951,000, and vendor financings. Herbert C. Clough, a principal of HCC, is the father-in-law of James S. Thompson, a 5% stockholder and former director of the Company. The October 1997 Interim Financing was provided by Wheatley Foreign Partners, L.P. and Wheatley Partners, L.P., each of which is a 5% stockholder of the Company. The Company anticipates, based on current plans and assumptions relating to its operations, that the proceeds of the Offering together with existing resources and cash generated from operations, should be sufficient to satisfy the Company's cash requirements for at least 18 months after completion of the Offering. There can be no assurance, however, that the Company will not require additional financing during or after such 18-month period. Any inability by the Company to obtain additional financing, if required, could have a material adverse effect on the operations of the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


     Significant Portion of Proceeds Used to Satisfy Indebtedness; Payment to Affiliates; Broad Discretion in Application of Proceeds. Approximately $5,228,000, or 29% of the net proceeds received by the Company from this Offering (based on an Offering price of $7.00 per share), will be used to repay in full the Bridge Notes, the Second Interim Financing Notes and the October 1997 Interim Financing Notes. Approximately $4,412,000, or 25% of the net proceeds from this Offering has been allocated to working capital and general corporate purposes. The Company will have broad discretion regarding how and when such proceeds will be applied and will use a portion of such proceeds to pay salaries, including salaries of its executive officers. See "Use of Proceeds."

     Dependence on and Expansion of Indirect Channel Partners. An integral part of the Company's sales and marketing efforts is to develop strategic relationships with indirect channel partners such as OEMs and VARs and to increase the proportion of the Company's customers licensed through indirect channel partners. Accordingly, the Company believes that the licensing of its products through indirect channel partners will in the future account for a high percentage of its revenues. There can be no assurance that any customer will continue to purchase the Company's products in the future. The Company currently is investing, and intends to continue to invest, significant resources to develop indirect channel partners, which could adversely affect its operating results if its efforts do not generate significant license revenues. In addition, there can be no assurance that the Company will be able to attract OEMs or VARs or other indirect channel partners that will be able to market the Company's products effectively and will be qualified to provide timely and cost effective customer support and service which could adversely affect the Company's results of operations. In addition, if the Company is successful in selling products through these sales channels, the Company's gross margins may be negatively affected due to the lower unit prices that the Company expects to receive when selling through OEMs or VARs or other indirect channel partners. See "Business -- Sales and Marketing."

     Need to Develop New Products and Adapt to Rapid Technological Change. The market for the Company's software is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance its current products and to develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers. There can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of these products or that the Company's new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Any potential new products would likely be subject to significant technical risks. If the Company experiences delays in the commencement of commercial shipments of new products and enhancements, the Company could experience delays in or loss of product revenues. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected.

     Competition. The market for the Company's products is intensely competitive and subject to rapid change. The Company's competitors include Arbor Software, HNC Software Inc., Red Brick Systems, Inc., Informix Corp., Oracle Corp., IBM, and Cognos Inc. Because there are relatively low barriers to entry into the software market, the Company expects additional competition from other established and emerging companies if the business intelligence data delivery software market continues to develop and expand. The Company's competitors have longer operating histories, significantly greater financial, technical and marketing resources and name recognition and a larger installed base of customers and products. In addition, many of the Company's competitors have well-established relationships with current and potential customers of the Company, have extensive knowledge of the relational database industry and may be able to offer a single vendor solution. As a result, the

Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. Further, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that software industry consolidations may create more formidable competitors, resulting in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition. See "Business -- Competition."

     Dependence Upon Key Personnel; Need to Increase Sales, Marketing, Development and Technical Personnel. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel. The loss of the services of one or more of the Company's key employees, in particular, Mark Chroscielewski, the Chairman of the Board, or Alan Kaufman, the President and Chief Executive Officer, could have a material adverse effect on the Company's business, operating results and financial condition. The Company has employment agreements with each of Messrs. Chroscielewski and Kaufman that expire in December 1999 and November 1998, respectively and is in the process of purchasing "key person" life insurance policies on Messrs. Chroscielewski's and Kaufman's lives in the amounts of three million dollars and one million dollars, respectively. The Company's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales, marketing, development and managerial personnel. The Company intends to hire a significant number of additional sales, development and technical personnel in 1997 and beyond. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales, development and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales, development and managerial personnel in the future. If the Company is unable to hire such personnel on a timely basis in the future, its business, operating results and financial condition could be materially adversely affected. See "Management."


     Lack of Patent Protection and Proprietary Protection on Proprietary Technology; Risks of Infringement. The Company relies primarily on a combination of trade secrets, confidentiality agreements and contractual provisions to protect its proprietary technology. For example, the Company licenses rather than sells its software and requires licensees to enter into license agreements that impose certain restrictions on licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including but not limited to requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and restricting access to the Company's source code. Trade secret and copyright laws afford only limited protection. Although the Company may apply for certain design patents, the Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and although the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology. See "Business -- Competition."


     The Company has not been notified that its products infringe on the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Potential Fluctuations in Periodic Results. The Company's revenues may be subject to significant variation from period to period due to the discretionary nature of business intelligence data delivery software purchases and will be difficult to predict. Further, although the Company's product line will include products with sales prices from $1,000 to over $250,000, the majority of its revenues is expected to be derived from products with sales prices from $60,000 to $160,000. As a result, the timing of the receipt and shipment of a single order can have a significant impact on the Company's revenues and results of operations for a particular period. It is also expected that for the foreseeable future a relatively small number of customers and VARs will account for a significant percentage of the Company's revenues. The Company anticipates that product revenues in any quarter will be substantially dependent on orders booked and shipped in that quarter, and revenues for any future quarter will not be predictable with any significant degree of certainty. Product revenues are also difficult to forecast because the market for business intelligence software products is rapidly evolving, and the Company's sales cycle may vary substantially with each customer. As the Company matures in its product releases, it is anticipated that the Company will operate with limited order backlog because its software products will typically be shipped shortly after orders are received. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



     Risk of Product Defects; Product Liability. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or when new versions are released. Although the Company has not experienced material adverse effects resulting from any errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new versions of the Company's products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. Although the Company does not maintain an "errors and omissions" insurance policy, its license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. While the Company has not experienced product liability claims to date, the license and support of products by the Company may entail the risk of such claims. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.


     Limitation on Net Operating Loss Carryforward. The Company estimates that at December 31, 1996 for United States federal income tax purposes, it had tax benefits attributable to net operating loss and research and experimental tax credit ("NOL") carryforwards of $10,481,791 and $114,988 respectively, available to offset future federal taxable income and tax. These NOL carryforwards expire at various dates through 2011. The availability of the NOL to reduce or offset taxable income of the Company is subject to various limitations under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). In particular, the Company's ability to utilize the NOL carryforward would be restricted upon the occurrence of an "ownership change" within the meaning of Section 382 of the Code. Although the determination of whether an ownership change has occurred is subject to factual and legal uncertainties, the Company believes that an ownership change occurred upon the completion of previous financings and such "ownership change" will materially limit the Company's ability to utilize its NOL carryforward. As a result of the "ownership change," the Company will generally be permitted to utilize NOL carryforward (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (i) the fair market value of the Company's outstanding equity at the time of the ownership change (reduced by the amount of certain capital contributions such as those received pursuant to this Offering) and (ii) a long-term tax-exempt rate published by the Internal Revenue Service (5.64% for ownership changes occurring in August 1997). The Company does not anticipate that it will utilize its NOL carryforwards for 1997.


     Management of Changing Business. The Company expects a period of material growth in revenue that will place a significant strain upon its management systems and resources. The Company continues to implement new financial and management controls, reporting systems and procedures. The Company's ability to compete effectively and to manage anticipated future growth will require continued improvement in the Company's financial and management controls, reporting systems and procedures as well as the implementation of new systems as necessary. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition.

     International Operations. The Company had no international sales prior to 1996. During 1996, license revenue was recorded with AT&T Istel, a division of AT&T, which is based in the United Kingdom. The Company intends to expand its international operations and to enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's business, operating results or financial condition. In order to expand international sales successfully in 1997 and in subsequent periods, the Company must establish additional foreign operations, hire additional personnel and recruit additional international resellers and distributors. To the extent that the Company is unable to do so in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, operating results and financial condition could be materially adversely affected.

     It is anticipated that the Company's international sales will be denominated in U.S. dollars. An increase in the value of the U.S. dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in those markets. Additional risks inherent in the Company's future international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, costs of localizing products for foreign countries, lack of acceptance of localized products in foreign countries, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences including restrictions on the repatriation of earnings, weaker intellectual property protection and the burdens of complying with a wide variety of foreign laws. There can be no assurance that such factors will not have a material adverse effect on the Company's future international sales and, consequently, the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Effect of Outstanding Warrants and Options. As of the date of this Prospectus, there are outstanding Bridge Warrants to purchase 1,075,000 shares of Common Stock, options to purchase 141,363 shares of Common Stock issued under the Plan, Advisory Options to purchase 175,000 shares of Common Stock and certain other warrants to purchase 239,881 shares of Common Stock. In addition, in connection with this Offering, the Company will issue the Representatives' Purchase Option. The exercise of such outstanding warrants and options would dilute the then-existing stockholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. See "Shares Available for Future Sale", "Management -- 1991 Incentive Stock Option Plan," "Description of Securities" and "Underwriting."


     Shares Eligible for Future Sale. Upon the completion of this Offering, the Company will have 5,562,731 shares of Common Stock outstanding. Of these shares, all of the 3,000,000 shares of Common Stock sold to the public in this Offering will be freely transferable by persons other than affiliates of the Company, without restriction or further registration under the Securities Act of 1933, as amended ("Securities Act"). The remaining 2,562,731 shares of Common Stock outstanding were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are "restricted securities" as defined in Rule 144 under the Securities Act. Substantially all of the restricted securities will be available for sale on the date of this Prospectus or within 90 days of the date of this Prospectus. In addition, the Company has 1,950,000 shares of Common Stock reserved for issuance under the Plan, of which options to purchase 141,363 shares of Common Stock have been granted and options to purchase approximately 500,000 shares of Common Stock are being granted immediately prior to the effectiveness of the Offering. Moreover, the Company has outstanding options and warrants to purchase an aggregate of 1,631,244 shares of Common Stock. The sale of a substantial number of shares of the Common Stock or the availability of Common Stock for sale could adversely affect the market price of the Common Stock prevailing from time to time. The Company and stockholders owning approximately 98% of the outstanding shares, options and warrants prior to this Offering have entered into agreements which prohibit them from selling or otherwise transferring stock in the Company for 13 months from the date of this Prospectus. The Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale" and "Underwriting."

     Dividends Unlikely. The Company has never declared or paid dividends on its Common Stock and does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Company's Board of Directors. See "Dividend Policy."


     Immediate and Substantial Dilution. Purchasers of the Common Stock offered hereby will incur an immediate and substantial dilution of approximately 63% of their investment in the Common Stock because the pro forma net tangible book value of the Company's Common Stock after this Offering will be approximately $2.61 per share as compared with the assumed initial public offering price of $7.00 per share of Common Stock. See "Dilution."

     Concentration of Stock Ownership. Upon completion of this Offering, the present directors, executive officers and principal stockholders of the Company and their affiliates will beneficially own approximately 23.4% of the outstanding Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."


     Issuance of Preferred Stock; Anti-Takeover Provisions; Pursuant to its Certificate of Incorporation, the Company has an authorized class of 2,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations, including, without limitation, restricting dividends on the Common Stock, dilution of the voting power of the Common Stock and impairing the liquidation rights of the holders of Common Stock, as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the stockholders to authorize a merger, business combination or change of control of the Company. See "Description of Securities -- Preferred Stock."


     Limited Liability for Directors. The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions prescribed by Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. In addition, the Company's By-laws and indemnification agreements to be entered into with the Company's directors and officers will provide for mandatory indemnification to the fullest extent permitted by Delaware law. See "Description of Securities -- Limitation on Liability and Indemnification Matters."


     No Prior Market; Potentially Limited Trading Market; Possible Volatility of Stock Price. There has been no prior market for the Common Stock and there can be no assurance that a public market for the Common Stock will develop or be sustained after the Offering. The Company has applied to have the Common Stock approved for quotation on the Nasdaq SmallCap Market. Under recently implemented Nasdaq rules, in order for the Company to remain eligible for listing on the Nasdaq SmallCap Market, (i) the Company's Common Stock must have a minimum bid price of $1.00, (ii) the Company must have minimum tangible net assets of $2,000,000 or a market capitalization of $35,000,000 or net income of $500,000 in two of the three prior years, (iii) the Company must have a public float of at least 500,000 shares with a market value of at least $1,000,000 and the Common Stock must have at least two market makers and be held of record by at least 300 stockholders. While the Company will satisfy the Nasdaq SmallCap Market listing and maintenance standards upon completion of the Offering, the failure to meet the maintenance criteria in the future may result in the Common Stock no longer being eligible for quotation on Nasdaq and trading, if any, of the Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. Trading, if any, of the Common Stock would thereafter be conducted on the OTC Bulletin Board. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock. Furthermore, the regulations of the Securities and Exchange Commission ("Commission") promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") require additional disclosure relating to the market for penny stocks. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. A disclosure schedule explaining the penny stock market and the risks associated therewith is required to be delivered to a purchaser and various sales practice requirements are imposed on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     The public offering price of the Common Stock being offered hereby was established by negotiation between the Company and the Representatives and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Common Stock may experience substantial difficulty in selling their securities. The trading price of the Company's Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, general conditions in the computer software industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. See "Underwriting."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, assuming an initial public offering price of $7.00 per share, are estimated to be approximately $17,940,000 ($20,743,500 if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to apply the net proceeds as follows:





Application of Proceeds                                       Amount       Percent
-----------------------                                    -------------  --------
  Sales and Marketing  .................................   $ 5,800,000      32.4%
  Repayment of Bridge and Interim Financings   .........     5,228,000      29.1
  Research and Development   ...........................     2,500,000      13.9
  Working Capital and General Corporate Purposes  ......     4,412,000      24.6
                                                           ------------    ------
      Total   ..........................................   $17,940,000     100.0%
                                                           ============    ======



     Approximately $5,800,000 of the net proceeds of this Offering will be used to fund the Company's integrated full-scale sales and marketing activities and to expand its sales and marketing activities both domestically and internationally, by hiring additional domestic and internationals sales and marketing personnel, increasing advertising, participating in trade shows and other promotional activities, developing indirect sales channels and enhancing the Company's customer service capabilities. See "Business--Sales and Marketing."

     Approximately $4,420,000 of the net proceeds of this Offering will be used to repay the Bridge Notes issued in connection with the Bridge Financing consummated in July 1997. The Bridge Notes consist of 43 unsecured promissory notes in the aggregate principal amount of $4,300,000, bearing interest at the rate of 10% per annum through September 30, 1997 and at a rate of 13% per annum thereafter and payable with interest thereon upon the consummation of this Offering. If the Offering were consummated on October 31, 1997, the interest to be paid on the Bridge Notes would be approximately $120,000. Approximately $259,000 of the principal and interest to be repaid on the Bridge Notes is to be repaid on Bridge Notes held by 5% stockholders and entities affiliated with directors of the Company. The net proceeds from the sale of the Bridge Notes have been used primarily for working capital purposes, including payments to suppliers and the repayment of the First Interim Financing Notes. In addition, approximately $208,000 of the net proceeds of this Offering will be used to repay the Second Interim Financing Note and approximately $600,000 of the net proceeds of this Offering will be used to repay the October 1997 Interim Financing Notes. The net proceeds from the Second Interim Financing and the October 1997 Interim Financing have been used primarily for working capital purposes. The October 1997 Interim Financing Notes are held by 5% stockholders of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Liquidity and Capital Resources and "Certain Transactions."


     Approximately $2,500,000 of the net proceeds of this Offering will be used for research and development, including enhancements to existing features and development of new functions for Voyager and QueryObject System and the salaries and related payroll costs of additional research and development personnel. See "Research and Development."


     The balance of the net proceeds of this Offering will be allocated to working capital and general corporate purposes, including payment of salaries (including salaries of its executive officers), and for possible acquisitions. The Company currently has no agreement, arrangement or understanding with respect to any acquisition. A portion of the proceeds allocated to working capital will be used to pay taxing authorities amounts due for sales, use and excise taxes, as well as to make payments to certain vendors which are currently past due. If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of $2,803,500, which will be added to working capital. Management will have significant discretion regarding how and when such proceeds will be applied.


     The allocation of the net proceeds of the Offering set forth above represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

     Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

     The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and revenues, should be sufficient to satisfy its anticipated cash requirements for at least the next 18 months; however, there can be no assurance that this will be the case. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, the technological advances and activities of competitors, and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain earnings, if any, to finance the growth and development of its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION


     The following table sets forth the short-term debt and the total capitalization of the Company (i) as of June 30, 1997, (ii) pro forma to give effect to the Bridge Financing, the October 1997 Interim Financing, the Preferred Stock Conversion and the Warrant Exercise, and (iii) pro forma as adjusted to give effect to the consummation of the Offering at an assumed initial public offering price of $7.00 per Share and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. The table should be read in conjunction with the Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.


                                                                                    June 30, 1997
                                                                ------------------------------------------------------
                                                                                                         Pro Forma,
                                                                                         Pro                 As
                                                                     Actual            Forma(1)         Adjusted(2)
                                                                ----------------   ----------------   ----------------
Short-term debt, including current portion of capital lease
 obligations ................................................    $     326,157      $     926,157      $     326,157
                                                                 =============      =============      =============
Long-term debt, including Interim Financing Notes payable to stockholders, Bridge Notes, loan payable to stockholder
 and capital lease obligations ..............................    $   2,049,794      $   4,166,475      $   1,178,872
                                                                 -------------      -------------      -------------
Series D mandatorily redeemable convertible preferred stock,
 $.001 par value 14,030,593 shares authorized actual, pro
 forma and pro forma as adjusted; 1,317,751 shares issued
 and outstanding actual; no shares issued and outstanding,
 pro forma and pro forma as adjusted  .......................       11,173,369                 --                 --
                                                                 -------------      -------------      -------------
Stockholders' equity (deficit):
   Preferred Stock - $.001 par value, 2,000,000 shares
    authorized, no shares issued and outstanding ............               --                 --                 --
   Series A, B and C Convertible Preferred Stock, par
    value $.001; 3,364,419 shares authorized actual, pro forma and pro forma as adjusted; 280,817 shares issued and
    outstanding; no shares issued and outstanding pro forma
    and pro forma as adjusted ...............................              281                 --                 --
   Common Stock, $.001 par value; 30,000,000 shares authorized;
    895,478 shares issued and outstanding, actual; 2,562,731
    shares issued and outstanding, pro forma; 5,562,731 shares
    issued and outstanding pro forma, as adjusted(3)   ......              895              2,563              5,563
   Additional paid-in capital  ..............................        4,271,023         16,918,324         34,855,324
   Accumulated deficit   ....................................      (18,357,161)       (18,357,161)       (20,333,558)
   Receivable from stockholder ..............................          (12,300)           (12,300)           (12,300)
                                                                 -------------      -------------      -------------
   Total stockholders' equity (deficit) .....................      (14,097,262)        (1,448,574)        14,515,029
                                                                 -------------      -------------      -------------
      Total capitalization  .................................    $    (874,099)     $   2,717,901      $  15,693,901
                                                                 =============      =============      =============


------------
(1) The pro forma balance sheet data as of June 30, 1997 gives effect to the Preferred Stock Conversion resulting in the issuance of 1,649,753 shares of Common Stock. As of June 30, 1997, each of the 32,582 shares of Series A Preferred Stock, 17,737 shares of Series B Preferred Stock, 230,498 shares of Series C Preferred Stock and 1,317,751 shares of Series D Preferred Stock (including accrued and unpaid dividends thereon) converts into 1.30, 1.75, 1.12 and 1.0 shares of Common Stock, respectively. In addition the pro forma balance sheet data as of June 30, 1997 gives effect to: (i) the issuance of $4,300,000 of Bridge Notes, net of the conversion into Bridge Notes of the $250,000 Third Interim Financing Note; (ii) the repayment of the $500,000 First Interim Financing Notes with proceeds from the Bridge Financing; (iii) the issuance and repayment of the $600,000 October 1997 Interim Financing Notes; and (iv) the Warrant Exercise resulting in the purchase of 17,500 shares of Common Stock for an aggregate purchase price of $42,000.

(2) The pro forma as adjusted balance sheet data as of June 30, 1997 gives effect to: (i) the sale of the Shares offered hereby at an assumed initial public offering price of $7.00 per share and the receipt of the net proceeds therefrom, (ii) the repayment of the Bridge Notes and the related effect of the write-off of $1,433,319 of debt discount and $464,000 of debt issuance costs incurred in connection with the Bridge Financing; and
    (iii) the repayment of the October 1997 Interim Financing Notes and the Second Interim Financing Notes and the related effect of the write-off of $79,078 of debt discount incurred in connection with such financings. The pro forma balance sheet data as of June 30, 1997 does not give effect to the issuance of 39,677 shares of Common Stock issuable upon the conversion of the Outstanding Preferred Stock as the result of dividends on the Outstanding Preferred Stock which accrue between July 1, 1997 and October 31, 1997.

(3) Does not include (i) 1,950,000 shares of Common Stock reserved for issuance upon exercise of stock options granted or to be granted under the Plan, of which options to purchase 141,363 shares of Common Stock are outstanding at a weighted average exercise price of $1.14 per share, of which options to purchase 108,940 shares of Common Stock are currently exercisable; (ii) 175,000 shares of Common Stock reserved for issuance upon exercise of the Advisory Options, all of which will be exercisable upon the completion of this Offering, at an exercise price of $8.56 per share; (iii) 1,075,000 Bridge Warrant Shares reserved for issuance upon the exercise of the Bridge Warrants, all of which are exercisable commencing July 30, 1998 at an exercise price of $8.56 per share; (iv) 239,881 shares of Common Stock reserved for issuance upon the exercise of additional warrants at a weighted average exercise price of $8.94 per share, of which warrants to purchase 200,342 shares will be exercisable upon the completion of this Offering; and (v) 39,677 shares of Common Stock issuable upon the conversion of Outstanding Preferred Stock as the result of dividends on the Outstanding Preferred Stock which accrue between July 1, 1997 and October 31, 1997. See "Certain Transactions" and "Description of Securities."

                                   DILUTION


     Purchasers of the Shares offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes the dilution per share of Common Stock to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock. As of June 30, 1997, on a pro forma basis after giving effect to the (i) sale of the Bridge Notes, net of the conversion into Bridge Notes of the Third Interim Note and the repayment of the First Interim Notes, and the receipt of the net proceeds thereof, (ii) Preferred Stock Conversion, and (iii) Warrant Exercise, the Company had a deficiency in net tangible book value (total pro forma tangible assets less total pro forma liabilities) of $1,448,574, or approximately $0.57 per share of Common Stock. Without taking into account any other changes in such net tangible book value of the Company after June 30, 1997, other than to give effect to the sale of all of the Shares offered hereby at an assumed initial public offering price of $7.00 per share, and the receipt and application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company on June 30, 1997 would have been $14,515,029 or approximately $2.61 per share, which represents an immediate increase in the pro forma net tangible book value of approximately $3.18 per share to existing stockholders and an immediate dilution of $4.39 per share to new investors. The following table illustrates this per share dilution:


         Assumed initial public offering price per Share ..................                 $7.00
            Pro forma deficiency in net tangible book value per
             share before this Offering   .................................    $ (0.57)
            Increase per share attributable to this Offering   ............       3.18
                                                                               -------
         Pro forma net tangible book value per share after this Offering...                  2.61
                                                                                            -----
         Dilution per share to new investors ..............................                 $4.39
                                                                                            =====

     The following table summarizes, on a pro forma basis, as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by new investors purchasing the Shares offered hereby at an assumed initial public offering price of $7.00 per share (before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                   Shares Purchased          Total Consideration        Average
                                -----------------------   -------------------------    Price per
                                  Number       Percent       Amount        Percent       Share
                                -----------   ---------   -------------   ---------   ----------
Existing stockholders  ......    2,562,731       46.1%    $14,400,000        40.7%     $ 5.62
New investors ...............    3,000,000       53.9      21,000,000        59.3        7.00
                                 ---------     ------     ------------     ------
   Total(1)   ...............    5,562,731      100.0%    $35,400,000       100.0%
                                 =========     ======     ============     ======


------------
(1) Does not include (i) 1,950,000 shares of Common Stock reserved for issuance upon exercise of stock options granted or to be granted under the Plan, of which options to purchase 141,362 shares of Common Stock are outstanding at a weighted average exercise price of $1.14 per share, of which options to purchase 108,940 shares of Common Stock are currently exercisable; (ii) 175,000 shares of Common Stock reserved for issuance upon exercise of the Advisory Options, all of which will be exercisable upon the completion of this Offering at an exercise price of $8.56 per share; (iii) 1,075,000 Bridge Warrant Shares of Common Stock reserved for issuance upon the exercise of the Bridge Warrants, all of which are exercisable commencing July 30, 1998 at an exercise price of $8.56 per share; (iv) 239,881 shares of Common Stock reserved for issuance upon the exercise of additional warrants at a weighted average exercise price of $8.94 per share, of which warrants to purchase 200,342 shares will be exercisable upon the completion of this Offering; and (v) 39,677 shares of Common Stock issuable upon the conversion of Outstanding Preferred Stock as the result of dividends on the Outstanding Preferred Stock which accrue between July 1, 1997 and October 31, 1997. See "Management -- Executive Compensation" and " -- 1991 Incentive Stock Option Plan" and "Certain Transactions" and "Description of Securities."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The discussion and analysis below should be read in conjunction with the Financial Statements of the Company and the Notes to Financial Statements included elsewhere in this Prospectus.


Overview

     The Company commenced operations in February 1989, and to date substantially all of its revenues have been derived from providing contract services to customers using its proprietary business intelligence technology. In the third quarter of 1996, the Company shifted its focus to commercializing its proprietary business intelligence technology and most of its activities since then have been devoted to research and development, recruiting personnel, raising capital, and developing a sales and marketing strategy and infrastructure. Accordingly, the Company has a limited operating history as a software product company and has only limited sales of its QueryObject System. The Company believes that comparisons of its current and future operating results to its pre-1997 operating results are, therefore, not meaningful. The Company's future financial performance will depend upon the successful development, introduction and customer acceptance of QueryObject System and Voyager products.


     To date, the Company has incurred substantial losses from operations, and at June 30, 1997 had an accumulated deficit of $18,357,161. The Company estimates that its net loss for the quarter and the nine months ended September 30, 1997 will exceed $2,000,000 and $5,500,000, respectively. The Company's operations and activities have been primarily funded through private sales of debt and equity securities. The Company expects to incur substantial operating expenses in the future to support its product development efforts, establish and expand its domestic and international sales and marketing capabilities, including recruiting additional indirect channel partners, and support and expand its technical and management personnel and organization. The Company believes that the net proceeds from the Offering will be sufficient to finance its operations for at least the next 18 months.

     QueryObject System has not yet been marketed actively to customers. QueryObject System previously required certain consulting services and was promoted selectively through the direct sales channel, at several industry trade shows, and to potential business partners. The current release of QueryObject System has reduced consulting requirements and is capable of running on additional UNIX operating systems and the Windows NT operating system. During the fourth quarter of 1997, the Company intends to increase promotional activity, including increased trade show and partnering activity and public relations. Development of Voyager is completed and the product is currently being marketed to customers. The Company intends to market and sell QueryObject System and Voyager through its direct sales force as well as through indirect channel partners such as OEMs and VARs. The Company anticipates that sales through indirect channel partners will be harder to forecast and will most likely have lower gross margins. There can be no assurance that the Company will be successful in developing additional products, in marketing and selling its products, or that such products will achieve broad market acceptance. The Company's inability to develop its products or to establish relationships with indirect channel partners would have a material adverse effect on the Company's business, financial condition and results of operations.


     Revenues from the sales of the Company's products are generally recognized upon the execution of a software licensing agreement and shipment of the product, provided that no significant vendor obligations remain and the resulting receivable is deemed collectible by Management. In instances where a significant vendor obligation exists, revenue recognition is delayed until such obligation has been satisfied. Allowances for estimated future returns are provided for upon shipment. It is anticipated that in the near term, the Company's revenues from its sales of products will be difficult to predict due to the discretionary nature of business data delivery software purchases and the variable length of the sales cycle with respect to new product introductions. Further, although the Company's product line will include products with sales prices from $1,000 to over $250,000, the preponderance of its revenues is expected to be derived from products with sales prices from $60,000 to $160,000. As a result, the timing of the receipt and shipment of a single order can have a significant impact on the Company's revenues and results of operations for a particular period.

Results of Operations

     The following table sets forth certain items in the Company's statements of operations for the years ended December 31, 1995 and 1996, and for the six months ended June 30, 1996 and 1997 ($ in thousands):

                                         Year Ended December 31,    Six Months Ended June 30,
                                        -------------------------   -------------------------
                                           1995          1996          1996          1997
                                        -----------   -----------   -----------   -----------
Revenues
 Software licenses    ...............    $    194      $    851      $    228      $    399
 Services and maintenance(1)   ......       2,597         1,052           694            96
                                         --------      --------      --------      --------
   Total revenues  ..................       2,791         1,903           922           495
                                         --------      --------      --------      --------
Cost of revenues
 Software licenses    ...............          33           102            33            48
 Services and maintenance   .........         591           376           216            12
                                         --------      --------      --------      --------
   Total cost of revenues   .........         624           478           249            60
                                         --------      --------      --------      --------
Gross profit    .....................       2,167         1,425           673           435
                                         --------      --------      --------      --------
Operating expenses
 Sales and marketing  ...............       2,504         3,145         1,264         2,061
 Research and development   .........       1,357         1,792           643         1,198
 General and administrative    ......       1,011         1,140           453           609
                                         --------      --------      --------      --------
   Total operating expenses    ......       4,872         6,077         2,360         3,868
                                         --------      --------      --------      --------
Loss from operations  ...............      (2,705)       (4,652)       (1,687)       (3,433)
Interest income    ..................          --            88            17            27
Interest expense   ..................        (335)         (355)         (271)         (102)
Other income (expense)   ............         (22)            1             1             1
                                         --------      --------      --------      --------
   Net loss  ........................    $ (3,062)     $ (4,918)     $ (1,940)     $ (3,507)
                                         ========      ========      ========      ========

------------
(1) Prior to the six months ended June 30, 1997, services and maintenance revenues consisted entirely of service revenue.



Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996


     Revenues

     The Company's license revenues have been generated from sales of QueryObject System. Service revenues have been generated from fees paid by customers on a project or contract basis for data analysis by the Company using its proprietary software, and are recognized over the term of the respective agreements. Maintenance revenues consist of ongoing support and product updates and are recognized ratably over the term of the contract, which is typically twelve months (See Note 1 of Notes to the Financial Statements). The Company has recognized revenue, for all periods presented, in accordance with the American Institute of Certified Public Accountants Statement of Position 91-1 entitled "Software Revenue Recognition."


     Total revenues decreased by $427,000 or 46% from $922,000 for the six months ended June 30, 1996 ("the 1996 period") to $495,000 for the six months ended June 30, 1997 ("the 1997 period"). License revenues increased by $171,000 or 75% from $228,000 for the 1996 period, to $399,000 for the 1997 period. During both the 1996 and 1997 periods, license revenues were derived from the sale of one license in each period. The increase in the 1997 period was primarily due to the different components, and therefore prices, of the respective licenses. Services and maintenance revenue decreased by $598,000, or 86%, from $694,000 for the 1996 period to $96,000 for the 1997 period, due primarily to the curtailment of service based engagements. The Company has discontinued its service-based engagements and does not anticipate any ongoing revenue from these activities.


     Cost of Revenues/Gross Profit

     Cost of software license revenues consists primarily of product packaging, documentation and production costs. Gross profit resulting from software licenses increased by $156,000, or 80%, from $195,000 for the 1996 period to $351,000 for the 1997 period, representing 86% and 88% of related license revenues, respectively. Cost of services and maintenance revenues consist primarily of customer support costs and direct costs associated with providing services. Gross profit resulting from services and maintenance decreased by $394,000, or 82%, from $478,000 for the 1996 period to $84,000 for the 1997 period, representing 69% and 88% of related service and maintenance revenues, respectively. The decrease in gross profit was primarily due to the curtailing of service based engagements. The Company has discontinued its service based engagements.


     Operating Expenses

     Sales and marketing expenses consist primarily of personnel costs, including sales commissions and incentives, of all personnel involved in the sales and marketing process, as well as related recruiting costs, public relations, advertising related costs, new product collateral material and trade shows. Sales and marketing expenses increased $797,000, or 63%, from $1,264,000 for the 1996 period to $2,061,000 for the 1997 period. This increase was primarily due to costs associated with the expansion of the direct sales and technical pre-sales force, increased costs associated with public relations, trade shows, and product collateral material. The Company expects to continue hiring additional sales and marketing personnel and to increase promotion and advertising expenditures. See "Use of Proceeds."

     Research and development expenses consist primarily of salaries and other personnel-related expenses, recruiting costs associated with the hiring of additional software engineers and quality assurance personnel, programming consultant costs and depreciation of development equipment. Research and development expenses increased $555,000, or 86%, from $643,000 for the 1996 period to $1,198,000 for the 1997 period. This increase was primarily due to an increase in the number of software engineers and associated support required to develop and maintain the Company's products. The Company believes that a significant level of investment for product research and development is required to remain competitive and, accordingly, the Company anticipates that it will continue to devote substantial resources to product research and development and that research and development expenses will increase in absolute dollars. To date, all research and development costs have been expensed as incurred. See "Use of Proceeds" and Note 1 of Notes to Financial Statements.

     General and administrative expenses consist primarily of personnel costs for finance, MIS, human resources and general management, as well as insurance and professional expenses. General and administrative expenses increased $156,000, or 34%, from $453,000 for the 1996 period to $609,000 for the 1997 period. This increase was primarily due to increased staffing costs and professional fees necessary to manage and support the Company. The Company believes that its general and administrative expenses will continue to increase as it expands its administrative staff, adds infrastructure and incurs additional costs related to being a public company, such as expenses related to directors' and officers' insurance, investor relations programs and increased professional fees.

     Interest Income and Interest Expense

     Interest income represents income earned on the Company's cash and cash equivalents. Interest income increased by $9,657, or 55%, from $17,436 for the 1996 period to $27,093 for the 1997 period. This increase was primarily due to a higher level of cash and cash equivalents on deposit.

     Interest expense generally represents charges relating to the Company's Loan Agreement and interest expense on capital equipment leases. Interest expense decreased by $169,698, or 63%, from $271,310 for the 1996 period to $101,612 for the 1997 period. This decrease was primarily due to a decrease in outstanding notes payable that were converted into Series D Redeemable Convertible Preferred Stock ("Series D Preferred") or repaid from the proceeds of the Series D Preferred financing, and a one time charge of $112,200 which represented the debt discount associated with warrants issued pursuant to a loan to the Company (see Note 9 of Notes to the Financial Statements).


Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenues

     Total revenues decreased by $888,000, or 32%, from $2,791,000 for the year ended December 31, 1995 ("1995") to $1,903,000 for the year ended December 31, 1996 ("1996"). License revenues increased by

$657,000, or 339%, from $194,000 in 1995 to $851,000 in 1996, primarily as a result of an increase in the number of licenses sold. The Company sold three licenses during 1996, two of which occurred in the latter part of the year. Service and maintenance revenues decreased $1,545,000, or 59%, from $2,597,000 in 1995 to $1,052,000 in 1996, primarily attributable to the curtailment of service based engagements.


     Cost of Revenues/Gross Profit

     Gross profit resulting from software licenses increased by $588,000, or 365%, from $161,000 for 1995 to $749,000 for 1996, representing 83% and 88% of related license revenues, respectively, primarily due to an increase in the number of licenses sold. Gross profit resulting from services and maintenance decreased by $1,330,000, or 66%, from $2,006,000 in 1995 to $676,000 in 1996, representing 77% and 64% of related service and maintenance revenues, respectively, primarily due to lower staffing levels resulting from the curtailment of service based engagements.

     Operating Expenses

     Sales and marketing expenses increased $641,000, or 26%, from $2,504,000 in 1995 to $3,145,000 in 1996, primarily due to costs associated with the expansion of the direct sales and technical pre-sales force (including related recruiting costs), increased costs associated with public relations, trade shows, and new product collateral material. The increase as a percentage of total revenues was due to a reduction in the Company's total revenues during the Company's transition to a product sales company.

     Research and development expenses increased $435,000, or 32%, from $1,357,000 in 1995 to $1,792,000 in 1996, primarily due to an increase in software engineering personnel and related costs. Additionally, the Company incurred nonrecurring costs related to the consolidation of the Company's development operations to its New York headquarters.

     General and administrative expenses increased $129,000, or 13%, from $1,011,000 in 1995 to $1,140,000 in 1996, primarily due to increased consulting and professional fees necessary to manage and support the transition of the Company's business to product sales.

     Interest Income and Interest Expense

     Interest income in 1996 resulted primarily from an increase in cash and cash equivalents relating to a private placement of the Series D Preferred in 1996. Interest expense was comparable during 1996 and 1995 and represents charges relating to the Company's Loan Agreement and interest expense on capital equipment leases.

     Provision for Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." The Company incurred net operating losses in 1995 and 1996 and consequently paid no federal or state income taxes. At December 31, 1996, the Company had tax benefits attributable to net operating loss and research and experimental tax credit carryforwards of $10,481,791 and $114,988, respectively, available to offset future federal taxable income and tax. These net operating loss carryforwards expire at various dates through 2011. Utilization of prior net operating losses is limited after an ownership change as defined in Section 382 of the Code. As a result of previous financing transactions, which resulted in ownership changes, there can be no assurance that a significant amount of the existing net operating loss will be available to the Company in the future.


Liquidity and Capital Resources


     The Company has funded its operations to date primarily through private cash sales of preferred equity securities, which total approximately $14 million and, to a lesser extent, through capital and operating equipment leases, the issuance of notes payable and a borrowing arrangement with HCC. As of June 30, 1997, the Company had $67,000 in cash and cash equivalents. At such date, the Company had outstanding vendor obligations for which it was seriously delinquent in the amount of $750,000. Such obligations were repaid out of proceeds from the Bridge Financing and the Company believes that there will not be any effects on its continuing operations from such delinquency. Net cash used in operating activities was $1,743,000, $5,542,000 and $2,290,000 in 1995, 1996 and for the six months ended June 30, 1997, respectively. For 1996, net cash used in operating activities was primarily attributable to a net loss of $4,918,000 and a decrease in accounts payable and accrued expenses of $769,000 (required to satisfy seriously delinquent payments owed), offset by an increase in accounts receivable of $237,000. For the six months ended June 30, 1997, net cash used in operating activities was primarily attributable to a net loss of $3,507,000, increases in accounts payable and accrued expenses of $546,000 and by decreases in accounts receivable of $596,000. Net cash provided by financing activities was $1,717,000, $8,310,000 and $1,223,000 in 1995, 1996
and for the six months ended June 30, 1997, respectively. Since January 1, 1995, the Company's principal sources of capital have been as follows:


     Series C Private Placement. During the latter part of 1995 through March 1996, the Company consummated a private placement of Series C Convertible Preferred Stock ("Series C Private Placement") whereby it issued the equivalent of an aggregate of 258,503 shares of Common Stock at a per share offering price of $8.56 and issued warrants to purchase an aggregate of 131,851 shares of Common Stock at an exercise price of $8.56 per share ("Series C Warrants"). See "Certain Transactions."

     Series D Private Placement. From May 1996 through August 1996, the Company consummated a private placement of Series D Redeemable Convertible Preferred Stock ("Series D Private Placement") whereby it issued the equivalent of an aggregate of 1,317,751 shares of Common Stock at a per share offering price of $8.56 (after taking into account all accrued and unpaid dividends) and issued an aggregate of 34,053 warrants ("Series D Warrants") with an exercise price of $8.56 per share. See "Certain Transactions."

     First Interim Financing. In May 1997, the Company consummated the First Interim Financing whereby it received the principal amount of $500,000. Such amount was repaid out of the proceeds of the Bridge Financing in July 1997. See "Certain Transactions."

     Second Interim Financing. In June 1997, the Company consummated the Second Interim Financing whereby it received the principal amount of $200,000. In connection therewith, the Company also issued warrants to purchase 35,333 shares of Common Stock at an exercise price of $8.56 per share. The Second Interim Financing will be repaid out of the proceeds of this Offering.

     Third Interim Financing. In June 1997, the Company consummated the Third Interim Financing whereby it received the principal amount of $250,000. In connection with the Bridge Financing, the holders of Third Interim Financing Notes agreed to convert such Third Interim Financing Notes into 2 1/2 Bridge Units. The Company also issued warrants to purchase 4,206 shares of Common Stock at an exercise price of $8.56 per share. See "Certain Transactions."


     July 1997 Interim Financing. In July 1997, the Company borrowed $250,000 which was repaid out of the proceeds from the Bridge Financing.


     Bridge Financing. In July 1997, the Company completed the Bridge Financing, whereby it issued 43 Bridge Units ("Bridge Units") at a purchase price of $100,000 per Bridge Unit, each Bridge Unit consisting of a $100,000 principal amount Bridge Note and a Bridge Warrant to purchase 16,667 Bridge Warrant Shares at a purchase price of $8.56 per share. As part of such Bridge Financing, the Third Interim Financing Notes were converted into Bridge Units. The Bridge Notes are in the aggregate principal amount of $4.3 million, bearing interest at the rate of 10% per annum through September 30, 1997, and at a rate of 13% per annum thereafter, with principal and interest payable in full upon the consummation of this Offering. The Bridge Notes are being repaid out of the proceeds from this Offering. See "Use of Proceeds," "Certain Transactions," "Principal Stockholders"and "Description of Securities -- Warrants."

     October 1997 Interim Financing. In October 1997, the Company consummated the October 1997 Interim Financing whereby it received the principal amount of $600,000. The October 1997 Interim Financing will be repaid out of the proceeds of this Offering. See "Certain Transactions."


     The Company does not currently have a line of credit with a commercial bank. Under the Loan Agreement, the Company has outstanding borrowings in the aggregate principal amount of approximately $951,000, such indebtedness secured by a security interest in and lien on all of the Company's assets. An Addendum to the Loan Agreement provides that HCC, the lender thereunder, will not demand payment under the Loan Agreement (and requires the Company to maintain a restricted Certificate of Deposit which was in the amount of $858,000 as of June 30, 1997), until the earlier of March 31, 1998, a material breach by the Company under the Addendum or an event of default under the Loan Agreement. The Company is obligated under the Addendum to pay HCC each month $10,000 plus accrued interest on the outstanding balance under the Loan Agreement. Additionally, as of June 30, 1997, the Company has available $88,000 under an equipment leasing line of credit.


     As of June 30, 1997, the Company's principal commitments consisted of obligations under operating and capital leases and employment agreements. At that date, the Company had approximately $600,000 in outstanding borrowings under capital leases which are payable through 2000 (see Notes 8 and 13 of Notes to the Financial Statements). Pursuant to employment agreements with executive officers of the Company, the Company is obligated to pay $377,000 and $929,000 in salaries for the six months between July 1, 1997 and December 31, 1997 and the fiscal year ending December 31, 1998, respectively.

     As of June 30, 1997, the Company had a deficiency in working capital of $2,701,715. Subsequent to June 30, 1997 and as described above, the Company received an additional $3,586,000 in net proceeds from the Bridge Financing and immediately repaid the First Interim Financing of $500,000 and also received an additional $600,000 from the October 1997 Interim Financing. Based on its current operating plan, the Company believes that the net proceeds from this Offering will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 18 months. Thereafter, if cash generated from operations is insufficient to satisfy the Company's liquidity requirements, the Company may seek to sell additional equity or convertible debt securities or obtain additional credit facilities. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. A portion of the Company's cash may be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. It is anticipated that in the ordinary course of business, the Company may evaluate potential acquisitions of such businesses, products or technologies. The Company has no current plans, agreements or commitments, and is not currently engaged in any negotiations with respect to any such transaction.

                                   BUSINESS


Company Overview



     CrossZ develops and markets proprietary business intelligence software solutions that enable business managers to make strategic decisions, leveraging existing corporate data. Through the evolution of technology, businesses operating in large customer base and transaction intensive industries, such as telecommunications and banking, have dramatically increased their ability to gather and store large amounts of data generated from various sources. The Company developed its products in response to the need to analyze the increasing volumes of data that businesses accumulate. Such data contains information that, if extracted effectively and efficiently, can be used to enhance strategic corporate development. While companies have invested heavily in capturing data, they have only recently begun to focus significant resources on the management and analysis of such data; consequently, the data gathering and analysis industry is experiencing significant growth. In the third quarter of 1996, the Company shifted its focus from providing contract services to customers using its proprietary data mining technology to the sale and support of such proprietary products, and has to date achieved limited sales.


Industry Background


     The business intelligence software market consists of three segments: data warehousing, data marts, and data mining. International Data Corp. ("IDC"), a leading technology consulting/research company, estimates that the size of the broad data warehousing software market was $1.4 billion in 1995, and will increase to over $5.0 billion by the year 2000, an annual growth rate of approximately 30%. The stimulus for growth in this market has been the exceptional returns on capital experienced by companies that have invested in data warehousing and related technologies. IDC studied 62 companies that invested an average of $2.2 million each in data warehousing and found that the average return on investment after three years was 401%.



     Traditionally, businesses developed their information systems to support transactional data processing and only collected data necessary to facilitate such processing. Therefore, data storage methods were designed in contemplation of narrow transactional goals rather than strategic analysis. As corporate information strategy evolved, and the need for more intelligent presentations of data emerged, technologies were developed to access and analyze accumulated operational data. These technologies proved to be limited in analyzing and presenting stored data in formats that facilitated business decision making (a process known as business intelligence). Subsequently, several systems were developed to perform specific business intelligence functions, yet such systems still do not fully address the need to transform data into useful information.


     Relational database management systems ("RDBMS") are frequently used as repositories of historical data for common business operational systems. RDBMS are tuned to support high volume on-line transaction processing ("OLTP") applications such as data entry and are designed to store large quantities of data in a simple tabular, two-dimensional form, such as product-by-customer or product-by-fiscal period.


     Database query and reporting tools have been developed to make accessing and viewing the contents of databases more efficient. These tools are well-suited for viewing historical data and performing simple analytical functions, but they generally lack robust business intelligence capabilities, are unable to find correlations or make projections and are not designed to integrate, modify or reorganize such data to test business hypotheses. As a result, enterprises require more powerful software for accessing and analyzing RDBMS data. Many enterprises have adopted business intelligence technology to address their information analysis needs.


     There are generally three separate components to an enterprise-wide business intelligence system:


   - Data warehouse: where the unprocessed corporate data is stored in one place. Data warehousing involves the controlled, periodic loading of selected historical data from various databases into a central repository in a summarized and standardized format that is made available to users on a read-only basis. This approach provides users with better access to critical data in the organization's RDBMS, but users are not generally familiar enough with database syntax to extract data from data warehouses without assistance from information technology ("IT") personnel or the use of query tools.

   - Data mart: subject specific subsets of the data warehouse. An advanced form of data mart contains pre-calculated answers stored in a multidimensional data mart known as a data cube.


   - Data mining: discovering and extracting hidden patterns or trends from databases and data marts that went previously unnoticed by analysts using standard query and reporting tools.


     Limitations of Traditional On-Line Analytical Processing Products.



     Although a data warehouse is useful, since it contains all of the data that will be analyzed, its immense size makes business intelligence analysis inefficient and unwieldy. Within any data warehouse there will be extraneous data (as such data relate to the goal of the analysis) that must be disregarded in any specific or particular analyses. For example, if a company is trying to determine the most relevant factors in retaining its customers for repeat purchases, certain elements of each customer's data profile will have a relatively high correlative value, such as income, gender or occupation, while other elements will have a relatively low correlative value, such as first name or social security number. A data warehouse contains all the data elements, however, it does not contain the additional information necessary to identify those data elements relevant to a business goal.


     The response to the inefficiencies of the data warehouse was the development of the data mart. Data mart technology enabled business managers to manually search the data warehouse subset for data relevant to their business goal. First generation data marts have reduced deployment timeframes, query response times, and overall costs but, they are limited by the amount of information they can contain and are not effective as an enterprise-wide solution.


     Another response to the limitations of OLAP was the application of data mining to the data warehouse. While first generation data mining can be used successfully to target specific data elements for further analysis, it also has several significant limitations. The data mining tools tend to be complex software applications that cannot be used on standard desktop personal computers by non-IT personnel. Additionally, because first generation data mining is a repetitive process, it requires multiple scans of the data warehouse, which may take days or weeks, to identify the patterns related to the business goal. Moreover, since first generation data mining tools generally use only one technique to search through the data warehouse, they are limited to specific business applications and therefore are not effective as an enterprise-wide solution.


     Accordingly, the Company believes enterprises are searching for ways to transcend these limitations, to develop more efficient data marts and data mining techniques, in less time, using existing hardware and systems, with a more precise correlation between data mart content and the user's business objectives and with less impact on critical IT resources.



     The Company believes that Voyager and QueryObject System are the enterprise-wide solution to the limitations of first generation business intelligence technology.

The CrossZ Solution

     CrossZ Voyager.

     Voyager is a data mining product that utilizes multiple concurrent pattern recognition algorithms to analyze data from relational databases, data warehouses and other data repositories, and to automatically design, prototype and compute the potential economic value of a data mart prior to its implementation. Voyager uses multiple, concurrent data mining techniques to select the right data and the optimal format for revealing patterns within that data in support of a business goal. The Company believes that using multiple techniques allows Voyager to process a diversity of data structures and types that cannot be effectively addressed by the single data mining algorithms used by traditional data mining tools and enables Voyager to accurately analyze a broad range of data and goal formats. A single data mining algorithm can be stumped by the type of goal and data being mined, resulting in few or no patterns being found, or inaccurate conclusions being drawn. As a result, the Company believes the multiple technique approach improves data mining, because each technique provides an independent perspective on heterogeneous data.

     Voyager is designed to enable business managers to build fully functional prototypes and full-scale data marts on their own desktops in a matter of minutes, based on actual business data. The Company believes Voyager's methodology has the potential to fundamentally change the data warehouse paradigm by providing a bridge for a truly collaborative development effort among IT staff and business managers, by generating powerful prototypes in minutes, computing their economic value and by automatically generating the machine readable data mart specification, permitting complete data mart production in less than a day, instead of weeks. The Company has recently begun marketing Voyager and has made no sales of Voyager to date.


     QueryObject System.


     Once the appropriate data elements have been identified using either the Voyager prototype or third party software, QueryObject System employs advanced mathematics to create compact, portable and accurate representations of data sets, called QueryObjects, from the data repository. In real-world applications, a QueryObject System-based data mart can be tens, hundreds or even thousands of times smaller than the source data, thereby making terabyte-class databases small enough to transport on a standard laptop. QueryObject System technology can reside on mainframe, midrange or Windows NT systems. QueryObject System has not yet been actively marketed to customers. QueryObject System previously required certain consulting services and was promoted selectively through direct sales channels, at several industry trade shows, and to potential business partners. The current release of QueryObject System has reduced consulting requirements and is capable of running on additional UNIX operating systems and the Windows NT operating system. During the fourth quarter of 1997, the Company intends to increase promotional activity, including increased trade show and partnering activity and public relations.

     The Company believes that QueryObject System offers the following advantages over conventional data marts:


     o Plug and Play with Raw Data: QueryObject System allows the user to extract virtually unlimited amounts of raw data directly from existing OLTP and other systems, without the need to aggregate and then summarize the data.


     o Fresher Data: Performing a full scan on a data warehouse to create a data mart is time intensive, consumes CPU resources, and renders the warehouse virtually inaccessible to users with other purposes. In fact, most businesses find it difficult to perform more than one full scan on their data warehouse in a day and often require a week or more to create a data mart. QueryObject System was designed specifically for high speed data mart creation without the management overhead and negative performance implications associated with data warehouses and other conventional data repositories, allowing users to create dozens of data marts in a single day. Moreover, because QueryObject System technology can reside on MVS, Unix or Windows NT servers, the user can create the data mart on the system that makes the most sense for the business and insulate mission critical applications and databases from the performance degradation normally associated with full database scans.


     o Lower Cost: As a result of their ability to load raw data directly into QueryObject System, users can reduce or eliminate time-consuming work such as extracting, cleaning, normalizing, formatting and summarizing data before loading it into a data warehouse. In addition, large amounts of operational data can be preserved for future analysis at far lower cost than a data warehouse.


     o Greater Scalability and Speed: The Company believes QueryObject based data marts contain more data in less storage space than traditional data marts such as Arbor Essbase and Oracle Express. A single QueryObject can contain hundreds of millions of records, tens of thousands of values in each field or column and billions of potential query answers. The use of proprietary algorithmic equations allows QueryObject-based data marts to store more data in a fraction of the storage space needed by conventional data marts. Even with data marts that measure in the hundreds of millions of records, the retrieval can often be executed in seconds or less.


     o Greater Multi-User Support: QueryObjects can support unlimited numbers of concurrent users since all possible answers to all possible queries are contained therein, and impose virtually no degradation on processing, in contrast to conventional data marts that consume large amounts of processing power in computing potential answers.

     o Greater Mobility: When business intelligence was a function confined to a small cadre of analysts and specialists, it was acceptable for business intelligence systems to reside in a single, central location. In contrast, since QueryObjects can reside on desktops, laptops, and Web servers, or be distributed over local area networks, they allow businesses to deploy complex data marts to thousands of users in an enterprise, using existing information technology infrastructure.


The CrossZ Strategy

     The Company's objective is to establish Voyager and QueryObject System technology as a ubiquitous data mining and data mart standard and become the leading worldwide provider of integrated data mining/data mart software products for business intelligence applications. Key elements of the Company's strategy include:


     Establish Technology Leadership. The Company has developed a number of technologies specifically to meet the scalability, capacity, usability and functionality requirements of integrated data mining/data mart software. In particular, the Company has developed a proprietary high performance mathematical algorithm suite to compute and represent all possible answers, univariates, uniques and intermediates across very large databases. These answers are stored in highly compact formats that do not require significant server memory or processing power to provide instantaneous query response. The Company intends to continue to develop what it believes are innovative technologies and features to address the specific business requirements of integrated data mining/data marts in the areas of performance, scalability, data integrity, system administration and decision analysis capabilities. The Company intends to continue to invest in its technology in order to enhance its existing data mining and data mart products as well as to develop complementary data mining algorithms and data visualization tools. The Company intends to use a portion of the proceeds of this Offering for research and development.


     Develop Strategic Relationships. To accelerate the adoption of Voyager and QueryObject System as a standard platform for integrated data mining/data mart applications, the Company has begun to form strategic relationships with many providers of business intelligence software applications, tools and services. The Company believes that its strategic relationships with hardware and other software vendors are a key part of its strategy to establish a leadership position in the business intelligence data delivery market. The Company has established license agreements and VAR relationships with Amdahl Corporation, Hewlett Packard Company, STRATOS, Strategic Tools & Services and Worldnet Consulting, SA. In addition, the Company has a joint development and marketing agreement with Pyramid Technology Corporation and co-marketing programs with several companies including Brio Technology, Inc. and Siemens Nixdorf Informations Systemme AG.


     Expand Open Systems Approach. The Company seeks to maximize the market for its products by designing them to adhere to industry standards which allows the sharing of data across platforms and software applications. QueryObject technology operates with a wide range of third-party front-ends, databases and operating systems via an open architecture that supports Microsoft's open database connectivity. The Company believes that its open systems approach represents a competitive advantage versus competing solutions that are more proprietary in nature, and as such intends to continue to adhere to industry standards.


     Leverage Existing Investments in Information Technology. The Company believes that it has designed Voyager and QueryObject System to take advantage of customers' existing IT investments, thereby accelerating the acceptance of such software. Voyager and QueryObject System are designed to leverage investments in personal computer hardware and software and to integrate data from existing relational databases, legacy repositories and emerging data warehouses. The Company also leverages third party-based consulting services and distribution capabilities to enable it to focus on providing industry leading business intelligence data delivery software.


     Target Horizontal Markets/New Applications and Markets. Because integrated data mining/data marts are critical corporate functions in a wide variety of industries, the Company believes that its solutions are potentially applicable in a broad range of markets. The Company is currently targeting customers in financial services, insurance, telecommunications, retail and health care. The Company's strategy also includes converting customized applications it develops as proofs-of-concept into products for sale to specific market segments.

     Provide Superior Customer Service. The Company believes that providing superior customer service is critical for customer success. The Company's strategy is to deliver technology and services that enable its customers to implement quickly and cost effectively integrated data mining/data mart applications. The Company provides its customers with a comprehensive array of services, including software updates, documentation updates, product maintenance, and emergency response. The Company intends to maintain its focus and to continue to invest in service and support to extend its customer service advantage.


     Expand Sales and Marketing Capabilities. The Company intends to expand its sales and marketing capabilities, both domestically and internationally, by increasing the size of its direct sales organization and developing an indirect channel of distributors such as OEMs and VARs. The Company has recently opened an office in the United Kingdom to penetrate the European marketplace. The Company intends to use a portion of the proceeds of this Offering to enhance its sales and marketing capabilities.

Products

     The Company's Voyager and QueryObject System are an integrated data mining/data mart solution. Voyager is the data mining component that is integrated with QueryObject System, which is the data mart component. Each of Voyager and QueryObject System can operate independently and can also be integrated with third-party software applications.

     CrossZ Voyager

     The Voyager product line consists of data mining applications that utilize multiple concurrent pattern recognition algorithms to analyze data from multiple sources throughout an enterprise, including data from RDBMS, data warehouses and other data repositories, and to automatically design, prototype and compute the economic value of a data mart. The Voyager product line operates on Windows 95 or Windows NT and comprises Voyager Live Trial, Voyager, Voyager Client and Voyager Server.

     Voyager Live Trial is a fully functional evaluation version of Voyager with key limitations encrypted into the software. The product has a built in 60 day life span from the date of installation. The objective of Voyager Live Trial is to demonstrate the functionality and benefits of Voyager so that the user will upgrade to Voyager or Voyager Client and Server.

     Voyager is a standalone edition of the Voyager product line that is designed to process a small to moderate volume of records and rows on the desktop. The principal functions of Voyager include:

   - project set-up and management;
   - data usability;
   - business goal definition;
   - correlation ranking of all useable input variables/columns of the business goal;
   - multiple concurrent algorithm data mining;
   - integration of data mining results with a QueryObject data cube created on the fly;
   - data visualization functions for economic value measurement and return on investment; and
   - machine readable output of the data mart specification "blueprint."

     Voyager Client/Server is designed for multiple concurrent users processing moderate to large volumes of records and rows in a client server configuration. Voyager Client is the user interface module that seamlessly interacts with Voyager Server. Users work within the applications interface to activate Voyager features through mouse clicks and familiar "drag and drop" operations. Voyager Server is the engine component that encompasses and runs the functional code which performs all Voyager functions as requested by the user through Voyager Client.

     QueryObject System


     QueryObject System is a powerful OLAP data mart solution that transforms mainframe size databases into highly compact and portable mathematical representations that fit onto standard PC laptops. The following table lists the QueryObject System product line by configuration and operating system:


----------------------------------------------------------------------------------
                            Product            Configuration     Operating System
                      ------------------------------------------------------------
 Basic System         QueryObject DBA              Client        Win 95/NT
                      ------------------------------------------------------------
                      QueryObject Designer         Client        Win 3.1, 95/NT
                      ------------------------------------------------------------
                      QueryObject Engine           Server        MVS, UNIX, Win NT
                      ------------------------------------------------------------
                      QueryObject Open             Client        Win 3.1, 95/NT
----------------------------------------------------------------------------------
 Optional Modules     QueryObject Viewer           Client        Win 3.1, 95/NT
                      ------------------------------------------------------------
                      QueryObject Server           Server        Win NT, UNIX
                      ------------------------------------------------------------
                      QueryObject Web              Server        Win NT, UNIX
----------------------------------------------------------------------------------


     QueryObject DBA (Data Base Administrator) provides a Windows based environment to manage the process of reading, synchronizing and staging source, atomic level data in QueryObject System. Using standard drag and drop actions, data administrators can map their source data into the QueryObject System repository, the QueryObject Ready File. The Company believes that QueryObject DBA users benefit from working with a graphical tool that understands the complexities of both legacy and warehouse data.


     QueryObject Designer enables end users to design and build their own QueryObjects. Working in a familiar Windows environment, users create QueryObjects by selecting a subset of the fields from the QueryObject Ready file using a drag and drop interface. The Company believes that the end user benefits from an environment that requires no programming, gives a visual representation as to how the Query Object will look, and is able to process hundreds of millions of data records.


     QueryObject Engine is designed to work with large quantities of data, reads a variety of data formats and processes the data first into an analytical repository, and then into multiple QueryObjects. From this staging area, multiple QueryObjects are produced in an efficient manner on the server. The Company believes that users are protected from the server environment by using QueryObject DBA and QueryObject Designer, yet they gain the power of a server behind their business intelligence system. QueryObject Engine runs on a wide variety of server platforms from MVS to UNIX to Windows/NT. The resulting QueryObject can be moved to a user's individual personal computer or managed by the QueryObject Server.

     Unlike other data mart systems which require significant amounts of preprocessing and data aggregation, QueryObject Engine is able to perform these tasks automatically for each QueryObject. The Company believes that the ability to store and build a QueryObject from detail level data allows the user to explore his data without the constraints of pre-aggregated data sets that might not represent the data in the manner that the user requires for a particular business challenge.

     QueryObject Open contains an Open Database Connectivity (ODBC) interface that allows end users to work within a familiar environment as an alternative to QueryObject Viewer.

     QueryObject Viewer is a multidimensional database browser that allows users to segment and filter their database. Where other tools limit the number of dimensions a user can analyze, or force the user to navigate predefined drill down paths, QueryObject Viewer allows the user full access to the data for open ended and wide-ranging exploration. QueryObject Viewer features three display modes, including spreadsheets and graphics, which enable each user to select the interface type with which they are most comfortable. Using standard Windows drag and drop methods, users can customize their view of the data. Additionally, data can be moved into other standard Windows packages.

     QueryObject Server allows the enterprise to locate and manage QueryObjects on a centralized server infrastructure. QueryObject Server provides enhanced security and performance across multiple QueryObjects. Users may also download QueryObjects from the server to their individual personal computers.

     QueryObject WEB allows users to work from their existing web browsers on the Internet or corporate intranets to obtain business intelligence from a QueryObject. QueryObject WEB is a version of QueryObject Server that has been modified to operate in a web environment.


Sales and Marketing

     The Company markets and sells Voyager and QueryObject System through its direct sales organization and intends to increase the proportion of sales through indirect channel parties such as VARs and OEMs. The direct sales process involves the generation of sales leads through direct mail and telemarketing or requests for proposal from prospects. The Company's field sales force conducts multiple presentations and demonstrations of its products to management and users at the customer site as part of the direct sales effort. Sales cycles generally last at least four months.

     The Company's sales, marketing and related customer support services organization consisted of 33 employees as of June 30, 1997. The sales staff is based at the Company's corporate headquarters in Uniondale, New York and at field sales offices in the metropolitan areas of Chicago, Miami, San Francisco and London, England. To support its sales force, the Company engages in direct mail solicitations, telesales and public relations and presents its products at trade shows. The Company intends to use a portion of the proceeds from this Offering to increase advertising and its participation in trade shows and other promotional activities.

     The Company employs sales and technical personnel who are teamed with an inside sales specialist to support a designated account territory within a specified geographic area. The team is responsible for creating and maintaining local partner relationships and resolving channel conflicts. To ensure the appropriate level of channel support, the direct sales force is compensated for sales that are made through indirect channel partners and those that are made directly to end users. The Company intends to use a portion of the proceeds of this Offering to hire additional sales and marketing personnel. A separate partnering and business development organization is responsible for the recruitment and maintenance of OEMs and national and global VARs and business partners. The Company will also use a portion of the proceeds of this Offering to expand and develop its indirect channel partners.


     The Company has entered into a VAR agreement with Amdahl Corporation ("Amdahl"), a leading provider of integrated enterprise computing solutions. Amdahl markets the Amdahl Data Refinery for MVS, which product combines the power of the Amdahl System/390 compatible mainframes and QueryObject System. QueryObject System is marketed and supported by Amdahl and Amdahl's agents and indirect channel partners around the world. Under the Company's agreement with Amdahl, Amdahl is granted a non-exclusive license to use, copy, distribute and sublicense QueryObject System worldwide. The Company is paid a percentage of license fees generated by Amdahl with minimum commitments owed to the Company in order to maintain the scope of Amdahl's distribution rights. The agreement provides for standard confidentiality and non-disclosure obligations and commits standard warranty and indemnification rights to Amdahl. The Company has entered into similar agreements with Worldnet Consulting, SA and Stratos, Strategic Tools & Services.


     The Company believes that a high level of customer support is important to the successful marketing and sale of Voyager and QueryObject System. Maintenance and support contracts, which are typically for twelve months, are offered with the initial license, and may be renewed annually at a cost equal to a fixed percentage of the total license fee paid. Telephone hotline support will be complemented by an internet site that provides an interactive forum and a repository for technical tips and skills.


Research and Development

     The Company believes that its future success will depend in large part on its ability to maintain and enhance its leadership in business intelligence software technology and develop new products that meet an expanding range of customer requirements. The Company's research and development organization is divided into teams consisting of development engineers and quality assurance engineers. The market addressed by the Company is very sensitive to product quality and therefore the process is aimed at continuous improvement of product quality. The product definition is based upon a consolidation of the requirements from existing customers, from technical support and from engineering. These are prioritized by the Company's management to fit business priorities and to meet the Company's vision.

     The Company intends to use a portion of the net proceeds of this Offering for research and development including enhancements to existing features and development of new features for Voyager and QueryObject System and the salaries and related payroll costs of additional research and development personnel.

     The market for the Company's software is characterized by rapid technological change, frequent new product introductions and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. Therefore, the life cycles of the Company's products are difficult to estimate. The Company's future success will depend upon its ability to enhance on a timely basis its current products, develop and introduce new products that keep pace with technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.


     As of June 30, 1997, the Company's research and development organization consisted of 27 individuals, of which 14 are located in Europe and are engaged as independent contractors. During 1995 and 1996, and the six months ended June 30, 1997, research and development expenses were $1,357,381, $1,791,597 and $1,197,731 or 48.6%, 94.1% and 241.9% of total revenues, respectively. The Company will continue to commit substantial resources to research and development in the future.



Proprietary Rights


     The Company relies primarily on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential in establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.


     The Company currently has several registered trademarks, and may seek additional legal protection for its products and trade names. The Company has invested substantial resources in registering the trademarks and developing branded products and product lines. There can be no assurance that the steps taken by the Company to protect these intellectual property assets will be sufficient to deter misappropriation. Failure to protect these intellectual property assets could have a material adverse effect on the Company's business operations. Moreover, although the Company is not aware of any lawsuit alleging the Company's infringement of intellectual property rights, there can be no assurance that any such lawsuit will not be filed against the Company in the future or, if such lawsuit is filed, that the Company would ultimately prevail.



     The Company currently has no United States patents or corresponding patent applications pending elsewhere. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patents that may be owned in the future by the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that it regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. The Company has entered into source code escrow agreements with a limited number of its customers and VARs requiring release of source code. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its contractual obligations. The provision of source code may increase the likelihood of misappropriation by third parties.


     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to Voyager or QueryObject System or enhancements thereto. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays and require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition could be materially adversely affected.


Competition



     The market in which the Company competes is intensely competitive, highly fragmented and characterized by rapidly changing technology and a lack of standards. The Company's current and prospective competitors offer a variety of data mining and multidimensional data mart software solutions and generally fall within five categories: (i) vendors of multidimensional database and analysis software such as Oracle (Express), Arbor (Essbase) and Pilot Software (Pilot Lightship Server); (ii) vendors of OLAP/relational database software such as Informix (Metacube), Information Advantage (Decision Suite) and Holistic Systems (Holos); (iii) vendors of desktop based data mining software, such as Business Objects (BusinessMiner), Cognos (Scenario), Agnoss (Knowledge Seeker) and DataMind (DataCruncher); (iv) vendors of server based multiprocessor data mining software such as Thinking Machines (Darwin), Neovista (Neovista) and Hyperparallel (Hyperparallel); and (v) vendors of vertical software applications for budgeting and financial consolidation, such as Hyperion Software Corporation (Hyperion and FYPlan) and consulting vendors such as Coopers & Lybrand, Arthur Andersen and Deloitte & Touche, who focus on customer applications in the telecommunications, banking, insurance and retail industries.

     The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the Company. Also, certain current and potential competitors may have greater name recognition or more extensive customer bases that could be leveraged, thereby gaining market share to the Company's detriment. The Company expects additional competition as other established and emerging companies enter into the OLAP software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share, any of which would materially adversely affect the Company's business, operating results and financial condition.


     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of the Company's prospective customers. The Company's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of the Company, thereby limiting the Company's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect the Company's ability to obtain new contracts and maintenance and support renewals for existing contracts on terms favorable to the Company. Further, competitive pressures may require the Company to reduce the price of Voyager and QueryObject System, which would materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon its business, operating results and financial condition.


     The Company competes on the basis of certain factors, including product quality, first-to-market product capabilities, product performance, ease of use and customer support. The Company believes it presently competes favorably with respect to each of these factors. However, the Company's market is still evolving and there can be no assurance that the Company will be able to compete successfully against current and future competitors and the failure to do so successfully will have a material adverse affect upon the its business, operating results and financial condition.

Employees

     As of June 30, 1997, the Company had a total of 71 employees and independent contractors, including 27 in research and development, of which 14 are located in Europe and are engaged as independent contractors, 33 in sales and marketing and related customer support services and 11 in administration. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.

     The Company's future operating results depend in significant part upon the continued service of its key technical and senior management personnel. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key managerial or technical personnel or attract such personnel in the future. The Company has at times experienced and continues to experience difficulty in recruiting qualified personnel and there can be no assurance that the Company will not experience such difficulties in the future. The Company, either directly or through personnel search firms, actively recruits qualified research and development, financial and sales personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on its business, operating results and financial condition.


Facilities


     The Company leases 16,385 square feet of office space in Uniondale, New York as its principal administrative, sales, marketing and research and development facility. The Uniondale lease expires in 2004. The Company's total lease payments for the current fiscal year will be approximately $310,135. The Company also has month-to-month leases in Chicago, Miami, San Francisco and London, England, where it maintains sales offices. The Company believes that its existing facilities are adequate for its current needs but anticipates that it will need additional space in 1998. The Company believes that such additional space will be available on commercially reasonable terms.

                                  MANAGEMENT


Directors and Executive Officers


     The executive officers and directors of the Company, and their ages and positions with the Company are as follows:


             Name                  Age                          Position
             ----                  ---                          --------
Mark A. Chroscielewski   ......    40     Chairman of the Board
Alan W. Kaufman    ............    59     President, Chief Executive Officer and Director
Andre Szykier   ...............    53     Executive Vice President, Chief Technology Officer
                                          and Director
Daniel M. Pess  ...............    44     Senior Vice President of Finance and Administration,
                                          Chief Financial Officer and Secretary
Robert V. Aloisio  ............    40     Senior Vice President of Worldwide Sales
Robert A. Thompson    .........    48     Vice President of Marketing
Deepak Mohan    ...............    35     Vice President of Engineering
Scott Jones  ..................    42     Director
Rino Bergonzi   ...............    51     Director


     Mark A. Chroscielewski, co-founder of the Company, has served as its Chairman of the Board since the inception of the Company in February 1989 and served as the Company's President and Chief Executive Officer from February 1989 until October 1997. Prior to co-founding the Company, Mr. Chroscielewski was Vice President and Second Vice President in charge of corporate business intelligence for Citibank and Chase Manhattan Bank. Mr. Chroscielewski holds a B.B.A. in Business Administration from Baruch College, where he majored in Computer Sciences and Marketing. Messrs. Chroscielewski and Szykier are first cousins.

     Alan W. Kaufman has been a director of the Company since August 1997 and President and Chief Executive Officer of the Company since October 1997. Mr. Kaufman has been an independent consultant since December 1996. From April 1986 to December 1996, Mr. Kaufman held various positions with Cheyenne Software, Inc. ("Cheyenne"), a provider of storage management, security and communications software products, including Vice President of Marketing and Vice President of Sales and Marketing, and served most recently as Executive Vice President of Sales. Mr. Kaufman is a director of Global Telecommunication Solutions, Inc., a publicly traded prepaid phone card company, and was the founding President of the New York Software Industry Association.


     Andre Szykier, co-founder of the Company, has served as its Executive Vice President and Chief Technology Officer since the inception of the Company in February 1989. Prior to co-founding the Company, Mr. Szykier was Director of Business Research at Pacific Telesis Group, founder and Chief Executive Officer of Elan Vital Research Ltd., a software engineering and consulting firm, and was a mathematician at Bell Labs, where he obtained a patent on signal compression and worked on interplanetary missions. Mr. Szykier holds an M.S. in Applied Statistics from the University of California-Berkeley and a B.S. in Economics from St. Mary's University. Messrs. Chroscielewski and Szykier are first cousins.



     Daniel M. Pess joined the Company in July 1994 as Vice President of Finance and Administration and was promoted to Senior Vice President of Finance and Administration in October 1997. Since December 1996, Mr. Pess has also served as Chief Financial Officer of the Company and since August 1997 Mr. Pess has served as Secretary of the Company. From 1991 to July 1994, Mr. Pess was Corporate Controller of Uniforce Services, Inc., a supplemental staffing company. From 1986 to 1991, Mr. Pess was employed as Chief Financial Officer and Controller of The Dartmouth Plan, Inc., a financial institution involved in mortgage and leasing origination, sales and service. Mr. Pess is a Certified Public Accountant and holds a B.S. in Accounting from C.W. Post College of Long Island University.


     Robert V. Aloisio joined the Company in October 1997 as Senior Vice President of Worldwide Sales. From April 1996 to September 1997, Mr. Aloisio was employed by Pilot Software, Inc., a provider of interactive decision support software, as Senior Vice President of the Americas, responsible for managing the Direct Sales

Organization, Indirect Channel Business Development, Corporate Telesales, Professional Services and System Engineers for North America, South America, Canada and the Caribbean. From January 1995 to March 1996, Mr. Aloisio was employed by Informix Corporation, a provider of database management software, as Regional Director, managing sales, service and support for the eastern United States division. From March 1991 to December 1994, Mr. Aloisio was employed by Sequent Computer Systems, a provider of parallel multiprocessor computer systems, as Regional Manager for the New England, New York Metropolitan, Midatlantic, Southeast, Canada and Telco districts. Mr. Aloisio holds a B.S. in Finance from C.W. Post College of Long Island University.

     Robert A. Thompson joined the Company in September 1997 as Vice President of Marketing. From January 1989 to August 1997, Mr. Thompson was employed by Cognos Corporation, a provider of client/server tools for data access, data analysis and application development, most recently as Director of Marketing Programs. Mr. Thompson holds a B.A.A. in Radio and Television Arts from Ryerson Politechnical Institute.

     Deepak Mohan joined the Company in April 1997 as Vice President of Engineering. From September 1987 to April 1997, Mr. Mohan was employed by Cheyenne, most recently as Director of Business and Technology. Mr. Mohan holds a M.S. in Computer Sciences from New York University, a M.S. in Chemical Engineering from the City College of New York and a B.S. in Chemical Engineering from the Indian Institute of Technology.


     Scott Jones has been a director of the Company since 1992. Mr. Jones has been a private as well as institutional investor since 1986, and previous to that time was employed by General Electric Company, Motorola, Inc. and several private companies in a variety of managerial positions. Mr. Jones currently serves on the boards of five other private companies in the high technology arena. Mr. Jones holds an MBA from The University of Chicago and a BSEE from Stanford University.


     Rino Bergonzi has been a director of the Company since August 1997. Since November 1993, Mr. Bergonzi has served as Vice President and Division Executive of Corporate Information Technology Services at AT&T, and has 25 years of experience in the information services field that includes working for such companies as Western Union, United Parcel Service Information Services and EDS Corp. Mr. Bergonzi is a director of Enteractive Inc., a public company which provides internet services and publishes multimedia titles to the home.


     All directors of the Company hold office until the next annual meeting of the stockholders and until their successors have been elected and qualified. The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's stockholders, and hold office until their death, until they resign or until they have been removed from office.


     The Board of Directors has recently formed a Stock Option and Compensation Committee that administers the Stock Option Plan and approves the salaries, incentive compensation for employees of and consultants to the Company, and an Audit Committee which reviews the results and scope of the audit and other services provided by the Company's independent accountants. The Stock Option and Compensation Committee will be composed of Messrs. Jones and Bergonzi and the Audit Committee is composed of Messr. Jones and Bergonzi.


     The Company is in the process of purchasing and intends to maintain "key person" life insurance policies in the amounts of three million dollars and one million dollars on the lives of Messrs. Chroscielewski and Kaufman, respectively.


Director Compensation


     The Company does not currently compensate directors who are also employees of the Company for service on the Board of Directors. Directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors. In connection with his service as a director of the Company, Scott Jones received options to purchase 6,250 shares of Common Stock at an exercise price of $0.96 per share. Upon his appointment to the Board of Directors, the Company granted Rino Bergonzi options to purchase 6,250 shares of Common Stock at an exercise price equal to the Offering price of the Shares. During the one year following the consummation of this Offering, the Company intends to grant each new non-employee Director, if any, options to purchase 6,250 shares of Common Stock at an exercise price equal to the lesser of the Offering price of the Shares or the fair market value on the date of grant.

Executive Compensation

     The following table sets forth information concerning the compensation paid by the Company during the fiscal year ended December 31, 1996 to Mark A. Chroscielewski, the Company's Chairman of the Board and former Chief Executive Officer and President, Andre Szykier and Daniel M. Pess, the Company's only other the executive officers whose salary and bonus exceeded $100,000 with respect to the fiscal year ended Decem-ber 31, 1996.

                          SUMMARY COMPENSATION TABLE


-----------------------------------------------------------------------------------------------------
                                                                                        Long-Term
                                                                                       Compensation
                                                                                         Awards
                                                                                       Securities
             Name and                   Annual Compensation(1)                         Underlying
        Principal Position               Year      Salary($)           Bonus($)        Options(#)
-----------------------------------------------------------------------------------------------------
 Mark A. Chroscielewski,               1996    $150,000(2)          $       --               --
 Chairman of the Board,
  Chief Executive Officer
  and President(3)
-----------------------------------------------------------------------------------------------------
 Andre Szykier,                        1996    $150,000(2)          $       --               --
 Executive Vice President and
  Chief Technology Officer
-----------------------------------------------------------------------------------------------------
 Daniel M. Pess                        1996    $100,000             $   10,000(4)         1,250
 Vice President of Finance
  and Administration, Chief
  Financial Officer and Secretary
-----------------------------------------------------------------------------------------------------

------------
(1) Certain of the officers of the Company routinely receive other benefits from the Company, including travel reimbursement, the amounts of which are customary in the industry. The Company has concluded, after reasonable inquiry, that the aggregate amounts of such benefits during 1996 did not exceed the lesser of $50,000 or 10% of the compensation set forth above as to any named individual.


(2) Mr. Chroscielewski and Mr. Szykier each agreed to defer the payment of $10,417 of such compensation.

(3) In October 1997 Alan W. Kaufman was appointed as the Company's Chief Executive Officer and President.

(4) All of such amount was paid in 1997.

     The following table sets forth certain information regarding stock option grants made to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants

--------------------------------------------------------------------------------------------------------
                    Number of Securities     % of Total Options
                     Underlying Options     Granted to Employees    Exercise or Base
      Name               Granted(#)            In Fiscal Year        Price ($/Sh)      Expiration Date
-----------------------------------------------------------------------------------------------------
 Daniel M. Pess            1,250                    1.5            $.96               February 26, 2001
--------------------------------------------------------------------------------------------------------


     No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1996.

     The following table sets forth certain information regarding unexercised stock options held by Daniel M. Pess, the only Named Executive Officer who held unexercised stock options as of December 31, 1996.



                   AGGREGATED FISCAL YEAR-END OPTION VALUES


--------------------------------------------------------------------------------------------------------

                     Number of Securities Underlying Unexercised     Value of Unexercised In-the-Money
                            Options at December 31, 1996             Options at December 31, 1996 (1)
      Name                    Exercisable/Unexercisable                 Exercisable/Unexercisable
--------------------------------------------------------------------------------------------------------
 Daniel M. Pess                      4,549/2,952                             $27,476/$17,830
--------------------------------------------------------------------------------------------------------

------------
(1) Based on an assumed initial public offering price of the Common Stock of $7.00 per share, the mid-point of the estimated initial public offering range, as the fair market value.


Compensation Committee Interlocks and Insider Participation


     The entire Board of Directors of the Company made all compensation decisions regarding compensation of executive officers during the Company's 1996 fiscal year. During such period, Messrs. Chroscielewski and Szykier were executive officers and directors of the Company. For information concerning transactions with the Directors of the Company and entities affiliated with certain Directors, see "Certain Transactions."


Employment Agreements


     The Company has entered into employment agreements with each of Mark A. Chroscielewski, its Chairman of the Board, Alan W. Kaufman, its President and Chief Executive Officer, Andre Szykier, its Executive Vice President and Chief Technology Officer, Daniel M. Pess, its Senior Vice President of Finance and Administration, and Chief Financial Officer, Robert V. Aloisio, its Senior Vice President of Worldwide Sales, Robert A. Thompson, its Vice President of Marketing, and Deepak Mohan, its Vice President-Engineering. Each of Messrs. Chroscielewski, Kaufman, Szykier, Pess, Aloisio, Thompson and Mohan's employment agreements provide for an initial term through December 31, 1999, October 14, 1998, December 31, 1998, April 30, 1999, October 6, 1999, August 31, 1999 and April 21, 1999, respectively with annual base cash compensation of $150,000, $75,000, $150,000, $125,000, $150,000, $145,000 and $150,000,
respectively. Each of Messrs. Chroscielewski, Szykier, Aloisio, and Thompson can also receive a bonus if the Company meets certain operating targets agreed upon each fiscal year in advance by the Board of Directors and Mr. Pess can also receive a bonus of not less than $10,000 if he meets targets agreed upon each fiscal year in advance by the Board of Directors. Each of Messrs. Chroscielewski, Szykier and Pess's employment agreements entitle each of them to receive his full salary for twelve months upon termination, unless such employment agreement is terminated for cause, disability or death. Each of Messrs. Aloisio, Thompson and Mohan's employment agreements entitle each of them to receive his full salary for six months upon termination, unless such employment agreement is terminated for cause, disability or death. Mr. Szykier has agreed not to compete with the Company for a period of two years after termination, each of Messrs. Chroscielewski, Pess, Thompson and Mohan has agreed not to compete with the Company for a period of one year after termination and Mr. Aloisio has agreed not to compete with the Company for a period of six months after termination. The enforceability of non-compete clauses is not free from doubt, depending on the facts and circumstances of each agreement. Accordingly, a court may determine not to enforce, or only partially enforce, such non-compete clauses should their terms be contested. All such employment agreements are for full-time employment and are automatically renewable for additional periods unless either party terminates such employment agreement at least 60 days prior to the expiration of the initial term or any subsequent term. In addition, pursuant to their employment agreements, immediately prior to the effectiveness of the Offering, each of Messrs. Kaufman, Aloisio, Thompson and Mohan will receive options to purchase 100,000, 50,000, 50,000 and 12,500 shares of Common Stock, respectively, pursuant to the Plan, at an exercise price equal to the Offering price.

1991 Incentive Stock Option Plan


     The Plan was adopted to attract and retain employees and currently provides for the issuance of options to purchase up to an aggregate of 1,950,000 shares of Common Stock. To date, options to purchase 141,363 shares of Common Stock are outstanding under the Plan, of which options to purchase 108,940 shares of Common Stock are currently exercisable, at a weighted average exercise price of $1.14 per share. Under the Plan, options to purchase shares of Common Stock may be granted to any employee or consultant.


     Options granted to employees may be either incentive stock options ("ISO") meeting requirements of Section 422 of the Internal Revenue Code of 1986, as amended ("Code"), or non-qualified stock options ("NQSOs") not meeting the requirements of Section 422 of the Code. Options granted to consultants shall be NQSOs. The Plan is currently administered by the Stock Option and Compensation Committee, which is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto and determine the individuals to whom options are to be granted. The exercise price of all ISOs and NQSOs granted under the Plan within one year after this Offering will not be less than the greater of the Offering Price of the Common Stock or 100% of the fair market value of the Common Stock on the date of grant. Thereafter, the exercise price of all ISOs granted under the Plan will be at least 100% of the fair market value on the date of grant and the exercise price of all NQSOs granted under the Plan will be at least 85% of the fair market value of the Common Stock on the date of grant.

     The Board of Directors may modify, suspend or terminate the Plan; provided, however, that certain material modifications affecting the Plan must be approved by the stockholders and any change in the Plan that may adversely affect the optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

                              CERTAIN TRANSACTIONS

     From time to time, the Company has raised capital through the sale of debt and equity securities. Many of the investors in such offerings have been officers, directors and entities associated with directors, and beneficial owners of 5% or more of the Company's securities. In each transaction, such persons participated on terms no more favorable than those offered to all other investors. All share information in the Series C Private Placement, the Series D Private Placement and the conversion of certain debt owed by the Company to officers into equity reflect the Preferred Stock Conversion.


Preferred Stock Private Placements


     At the end of 1995 through March 1996, the Company consummated the Series C Private Placement whereby it issued the equivalent of 258,503 shares of Common Stock at a per share offering price of $8.56 and issued Series C Warrants to purchase the equivalent of an aggregate of 131,851 shares of Common Stock at an exercise price of $8.56 per share. Among the purchasers in the Series C Private Placement were (i) Scott Jones, a director of the Company (who purchased 795 shares of Common Stock), (ii) Maximillian Partner's I, a limited partnership in which Mr. Jones is a general partner (which purchased 3,655 shares of Common Stock), (iii) Dwight E. Lee, who may be deemed to be the beneficial owner of more than 5% of the outstanding Common Stock (who purchased 3,655 shares of Common Stock and received Series C Warrants to purchase the equivalent of 1,529 shares of Common Stock), and (iv) Namakagon Associates, Barker, Lee & Co., Upland Associates L.P. and J.M.R. Barker Foundation, each of which are limited partnerships in which Mr. Lee is a general partner (which limited partnerships purchased an aggregate of 117,710 shares of Common Stock and Series C Warrants to purchase the equivalent of an aggregate of 76,159 shares of Common Stock).


     Between May and August 1996, the Company consummated the Series D Private Placement whereby it issued the equivalent of 1,317,751 shares of Common Stock (after accounting for the conversion of all Series D Preferred Stock into Common Stock, including dividends that accrued through June 30, 1997) at a per share offering price of $8.56 and issued Series D Warrants to purchase the equivalent of an aggregate of 34,053 shares of Common Stock at an exercise price of $8.56 per share. Among the purchasers in the Series D Private Placement were (i) Scott Jones (who purchased 4,817 shares of Common Stock),
(ii) Wheatley Partners, L.P. ("Wheatley") and Wheatley Foreign Partners, L.P. ("Wheatley Foreign"), entities that beneficially own more than 5% of the outstanding Common Stock (which purchased an aggregate of 325,342 shares of Common Stock and received Series D Warrants to purchase the equivalent of 6,250 shares of Common Stock), (iii) Maximillian Partner's II, a limited partnership in which Mr. Jones is a general partner (which purchased 1,042 shares of Common Stock), and (iv) Brentwood Associates L.P. VII ("Brentwood"), an entity that beneficially owns more than 5% of the outstanding Common Stock (which purchased 348,371 shares of Common Stock). Barry Rubenstein and Irwin Lieber may be deemed to be the owners of more than 5% of the outstanding Common Stock by virtue of being members and officers of Wheatley Partners, LLC, a Delaware limited liability company which is the general partner of Wheatley, and also a general partner of Wheatley Foreign. In addition, limited partnerships in which Mr. Rubenstein is a general partner purchased in the Series D Private Placement an aggregate of 130,200 shares of Common Stock at a per share purchase price of $8.56 and received Series D Warrants to purchase an aggregate of 6,250 shares of Common Stock.


Interim Financings

     In May 1997, in connection with the First Interim Financing, Wheatley and Wheatley Foreign purchased $458,341 and $41,659 principal amounts of the First Interim Financing Notes, respectively.


     In June 1997, in connection with the Third Interim Financing, Brentwood purchased $250,000 principal amount of the Third Interim Financing Note and received warrants to purchase 4,206 shares of Common Stock.


     In July 1997, the Company consummated the Bridge Financing. As part of such Bridge Financing, the Company repaid the First Interim Financing Notes. In addition, Brentwood converted its Third Interim Financing Notes into Bridge Notes and Bridge Warrants and accordingly received $250,000 principal amount of Bridge Notes, Bridge Warrants to purchase 41,667 Bridge Warrant Shares.

     In October 1997, in connection with the October 1997 Interim Financing, Wheatley and Wheatley Foreign purchased $558,000 and $42,000 principal amounts of the October 1997 Interim Financing Notes, respectively.


Officer, Director and 5% Stockholders' Transactions


     Pursuant to the Loan Agreement with HCC, the Company has outstanding borrowings in the aggregate principal amount of approximately $951,000, such indebtedness being secured by a security interest in and lien on all of the Company's assets. Pursuant to an addendum ("Addendum") to the Loan Agreement, HCC has agreed that it will not demand payment under the Loan Agreement until the earlier of March 31, 1998, a material breach by the Company under the Addendum or an event of default under the Loan Agreement. The Company is obligated under the Addendum to pay HCC each month $10,000 plus accrued interest on the outstanding balance under the Loan Agreement. Herbert C. Clough, a principal of HCC, is the father-in-law of James S. Thompson, a 5% stockholder and former director of the Company.


     In May 1996, Mark A. Chroscielewski, Andre Szykier and James S. Thompson, executive officers, directors and/or 5% stockholders of the Company, each agreed to convert $261,653, $223,617, and $235,496 of debt owed to them by the Company relating to payroll and benefit obligations into 30,567, 26,124 and 27,512 shares of Common Stock, respectively.

     All transactions between the Company and its officers, directors, principal shareholders or other affiliates have been on terms no less favorable than those that are generally available from unaffiliated third parties.


     The Company has adopted a policy whereby all future transactions between the Company and its officers, directors, principal stockholders or affiliates, will be approved by a majority of the Board of Directors, including all of the independent and disinterested members of the Board of Directors or, if required by law, a majority of disinterested stockholders, and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of the date of this Prospectus for (i) each person who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address for directors, executive officers and 5% stockholders is 60 Charles Lindbergh Boulevard, Uniondale, New York 11553.

                                                                Number of
                                                                  Shares              Percentage
                                                               Beneficially       Before        After
Directors, Executive Officers and 5% Stockholders                Owned(1)        Offering      Offering
-------------------------------------------------             --------------   ------------   ---------
Barry Rubenstein (2)   ....................................      527,417           19.8%        9.4%
 68 Wheatley Road
 Brookville, New York 11545

Irwin Lieber (3) ..........................................      387,842           14.6%        6.9%
 767 Fifth Avenue, 45th Floor
 New York, New York 10153

John Walecka (4)    .......................................      360,871           13.9%        6.5%
 3000 Sand Hill Road
 Building 1, Suite 260
 Menlo Park, California 94023

Brentwood Associates, L.P. VII (5) ........................      348,371           13.5%        6.3%
 3000 Sand Hill Road
 Building 1, Suite 260
 Menlo Park, California 94023

Wheatley Foreign Partners, L.P. (6)   .....................      331,592           12.8%        6.0%
 c/o Fiduciary Trust
 One Capital Place
 Snedden Road
 P.O. Box 1062
 Grand Cayman
 British West Indies

Wheatley Partners, L.P. (6)  ..............................      331,592           12.8%        6.0%
 80 Cutter Mill Road
 Great Neck, New York 11021

Mark A. Chroscielewski (7)   ..............................      222,284            8.6%        4.0%

Andre Szykier (8)   .......................................      212,835            8.2%        3.8%

Dwight E. Lee (9)   .......................................      205,304            7.7%        3.6%

James S. Thompson   .......................................      154,829            6.0%        2.8%

Scott Jones (10) ..........................................       36,028            1.4%          *

Daniel M. Pess (11) .......................................        9,654            *             *

Alan W. Kaufman (12)   ....................................            0            *             *

Rino Bergonzi (12)  .......................................            0            *             *

All directors and executive officers as a group (9 persons)
 (13)   ...................................................      480,800           18.7%        8.9%

---------------------
* Less than one percent

 (1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are currently exercisable (i.e., that are exercisable within 60 days of the date of this Prospectus) have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

 (2) Includes (i) 56,250 shares of Common Stock issuable upon exercise of currently exercisable options, (ii) 39,060 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Woodland Partners of which Mr. Rubenstein is a partner, (iii) 52,080 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by the Woodland Venture Fund of which Mr. Rubenstein is a general partner, (iv) 39,060 shares of Common Stock and 3,125 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Seneca Ventures of which Mr. Rubenstein is a general partner, (v) 307,114 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and (vi) 18,229 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign. Mr. Rubenstein is a member and officer of Wheatley Partners LLC, a Delaware limited liability company which is the general partner of Wheatley Partners, L.P. and also a general partner of Wheatley Foreign. Mr. Rubenstein disclaims beneficial ownership of the securities owned by Woodland Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. except to the extent of his equity interest therein.

 (3) Includes (i) 56,250 shares of Common Stock issuable upon exercise of currently exercisable options and (ii) 307,114 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and 18,229 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. Mr. Lieber is a member and officer of Wheatley Partners LLC. Mr. Lieber disclaims beneficial ownership of the securities owned by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P. except to the extent of his equity interest therein.

 (4) Includes (i) 12,500 shares of Common Stock issuable upon exercise of currently exercisable options and (ii) 348,371 shares of Common Stock owned by Brentwood Associates L.P. VII, of which Mr. Walecka is a general partner. Does not include 4,206 shares of Common Stock underlying options or warrants that are not currently exercisable. Mr. Walecka disclaims beneficial ownership of the securities owned by Brentwood Associates L.P. VII except to the extent of his equity interest therein.

 (5) Does not include 4,206 shares of Common Stock underlying warrants that are not currently exercisable.

 (6) Includes (i) 307,114 shares of Common Stock and 5,879 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Partners, L.P. and (ii) 18,229 shares of Common Stock and 371 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Wheatley Foreign Partners, L.P. Such entities are controlled by Wheatley Partners, LLC, a Delaware limited liability company which is the general partner of Wheatley Partners, L.P., and also a general partner of Wheatley Foreign. The members and officers of Wheatley Partners LLC include Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber, Jonathan Lieber and Matthew Smith.

 (7) Includes 625 shares of Common Stock issuable upon exercise of currently exercisable options owned by Diana Chroscielewski, Mr. Chroscielewski's spouse.

 (8) Includes 313 shares of Common Stock owned by Remy Szykier, Mr. Syzkier's daughter.

 (9) Includes (i) 6,250 shares of Common Stock issuable upon exercise of currently exercisable options and 1,529 shares of Common Stock issuable upon exercise of currently exercisable warrants, (ii) 29,491 shares of Common Stock and 21,309 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Barker, Lee & Co., of which Mr. Lee is a general partner, (iii) 16,573 shares of Common Stock and 11,419 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by the J.M.R. Barker Foundation, of which Mr. Lee is a Vice President, (iv) 42,408 shares of Common Stock and 31,199 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Namakagon Associates, L.P., of which Mr. Lee is a general partner, and (v) 29,240 shares of Common Stock and 12,234 shares of Common Stock issuable upon exercise of currently exercisable warrants owned by Upland Associates, L.P., of which Mr. Lee is a general partner. Mr. Lee disclaims beneficial ownership of the securities owned by Barker, Lee & Co., the J.M.R. Barker Foundation, Namakagon Associates, L.P. and Upland Associates, L.P. except to the extent of his equity interest therein.

(10) Includes (i) 6,250 shares of Common Stock issuable upon exercise of currently exercisable options, (ii) 3,655 shares of Common Stock owned by Maximillian Partner's I, of which Mr. Jones is a general partner and
     (iii) 3,011 shares of Common Stock owned by Maximillian Partner's II, of which Mr. Jones is a general partner. Mr. Jones disclaims beneficial ownership of the securities owned by Maximillian Partner's I and Maximillian Partner's II except to the extent of his equity interest therein.

(11) Includes 9,654 shares of Common Stock issuable upon exercise of currently exercisable options. Does not include 4,097 shares of Common Stock underlying options that are not currently exercisable.

(12) Does not include 6,250 shares of Common Stock underlying options that are not currently exercisable.

(13) Includes those shares of Common Stock deemed to be included in Messrs. Chroscielewski, Szykier, Pess and Jones respective beneficial ownership as described in notes 7, 8, 10 and 11 above. Does not include 16,597 shares of Common Stock underlying options that are not currently exercisable.

                           DESCRIPTION OF SECURITIES



     The authorized capital stock of the Company comprises 32,000,000 shares, consisting of 30,000,000 shares of Common Stock, $.001 par value per share and 2,000,000 shares of preferred stock, $.001 par value per share. As of June 30, 1997 there were 2,562,731 shares of Common Stock outstanding and approximately 175 record holders of Common Stock after giving effect to the Preferred Stock Conversion and the Warrant Exercise. Upon the completion of this Offering there will be 5,562,731 shares of Common Stock outstanding, after giving effect to the Preferred Stock Conversion. After giving effect to the issuance of an additional 39,677 shares of Common Stock issuable upon the conversion of Outstanding Preferred Stock as the result of dividends which accrue between July 1, 1997 and October 31, 1997, there will be 5,602,408 shares of Common Stock outstanding upon completion of this Offering. No shares of Preferred Stock will be outstanding after the date hereof.

Common Stock


     The holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by such stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for the Outstanding Preferred Stock and any other class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions available to the Common Stock.


Preferred Stock


     Prior to the closing of this Offering there were 1,598,567 shares of Outstanding Preferred Stock. Prior to the closing of this Offering, all Outstanding Preferred Stock will be converted into an aggregate of 1,649,753 shares of Common Stock, after giving effect to all accrued and unpaid dividends through June 30, 1997 (or 1,689,430 shares of Common Stock after giving effect to dividends which accrued on the Outstanding Preferred Stock between July 1, 1997 and October 31, 1997). Subsequent to the Preferred Stock Conversion, the Company's authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the stockholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the number of shares constituting any series. The Company believes that the availability of preferred stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of preferred stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of preferred stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of preferred stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Issuance of preferred stock could also adversely effect the market price of the Common Stock. The Company has no present plans to issue any additional shares of preferred stock.


Bridge Warrants



     The Bridge Warrants are exercisable at an initial exercise price of $8.56 per share, commencing July 30, 1998 and expiring at the close of business, on July 30, 2003. Each Bridge Warrant is exercisable into 25,000 Bridge Warrant Shares for an aggregate of 1,075,000 Bridge Warrant Shares.

     A holder of Bridge Warrants will not have any rights, privileges or liabilities as a stockholder of the Company prior to exercise of the Bridge Warrants. The Company is required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Bridge Warrants.

     The exercise price of the Bridge Warrants and the number of shares issuable upon exercise of the Bridge Warrants will be subject to adjustment to protect against dilution in the event of a merger, acquisition, recapitalization, or split-up of the Common Stock, the issuance of a stock dividend or any similar event. No assurance can be given that the market price of the Company's Common Stock will exceed the exercise price of the Bridge Warrants at any time during the exercise period. The Company has registered the issuance of the shares of Common Stock underlying the Bridge Warrants on the Registration Statement of which this Prospectus forms a part and has agreed to maintain the effectiveness of the Registration Statement of which this Prospectus forms a part until the expiration of the Bridge Warrants. Notwithstanding that the Common Stock underlying the Bridge Warrants are being registered, the holders of the Bridge Warrants have agreed that none of such shares of Common Stock or the Bridge Warrants may be sold prior to thirteen months following the consummation of the Offering without the prior written consent of the Underwriter.


Other Warrants


     In addition to the Bridge Warrants, the Company has issued (i) the Series C Warrants to purchase the equivalent of an aggregate of 131,851 shares of Common Stock at an exercise price of $8.56 per share, (ii) Series D Warrants to purchase the equivalent of an aggregate of 34,053 shares of Common Stock at an exercise price of $8.56, (iii) Series B Warrants to purchase an aggregate of 7,876 shares of Common Stock at an exercise price of $12.56, (iv) Series B warrants to purchase an aggregate of 2,813 shares of Common Stock at an exercise price of $22.00, and (v) warrants to purchase an aggregate of 39,539 shares of Common Stock at an exercise price of $8.56.


Limitation on Liability and Indemnification Matters

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.


     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy and is, therefore, unenforceable.


Delaware Law

     The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.

     The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of the Company.


Transfer Agent and Registrar


     The Company's transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have outstanding 5,562,731 shares of Common Stock not including shares of Common Stock issuable upon exercise of outstanding options and warrants, and assuming no exercise of the over-allotment option granted to the Underwriters. Of those shares, the 3,000,000 shares of Common Stock sold to the public in the Offering (3,450,000 if the Underwriters' over-allotment is exercised in full) may be freely traded without restriction or further registration under the Securities Act, except for any shares that may be held by an "affiliate" of the Company (as that term is defined in the rules and regulations under the Securities Act) which may be sold only pursuant to a registration under the Securities Act or pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144 adopted under the Securities Act.

     The 2,562,731 shares of Common Stock outstanding prior this Offering are restricted securities as that term is defined in Rule 144 ("Restricted Shares") and may not be sold unless such sale is registered under the Securities Act or is made pursuant to an exemption from registration under the Securities Act, including the exemption provided by Rule 144. In general, under Rule 144, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned any restricted securities for at least one year (including a stockholder who may be deemed to be an affiliate of the Company), will be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is given to the Commission, provided certain public information, manner of sale and notice requirements are satisfied. A stockholder who is deemed to be an affiliate of the Company, including members of the Board of Directors and executive officers of the Company, will still need to comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock that are not restricted securities, unless such sale is registered under the Securities Act. A stockholder (or stockholders whose shares are aggregated) who is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale by such stockholder, and who has beneficially owned restricted securities for at least two years, will be entitled to sell such restricted securities under Rule 144 without regard to the volume limitations described above.

     A total of 867,634 of the Restricted Shares may be sold pursuant to Rule 144 beginning on the date of this Prospectus, 1,653,202 Shares (or 1,692,879 Restricted Shares after giving affect to dividends which accrue on Outstanding Preferred Stock between July 1, 1997 and October 31, 1997) may be sold beginning 90 days thereafter and the remaining 65,645 restricted securities may be sold at various periods, beginning 90 days from the date of this Prospectus until thirteen months from the date of this Prospectus, subject to the Lock-Up Agreements discussed below. All holders of the Restricted Shares of the Company's Common Stock have been requested, as a condition to the closing of this Offering, to enter into certain agreements that they will not sell any Common Stock owned by them without the prior written consent of the Representatives for a period of thirteen months from the date of this Prospectus.

     In addition, the Company has 1,950,000 shares of Common Stock reserved for issuance under the Plan, of which options to purchase 141,363 shares of Common Stock have been granted and options to purchase approximately 500,000 shares of Common Stock are being granted immediately prior to the Offering. Moreover, the Company has outstanding options and warrants to purchase an aggregate of 1,631,244 shares of Common Stock. The Company and stockholders owning approximately 98% of the Restricted Shares, options and warrants have entered into agreements which prohibit them from selling or otherwise transferring stock in the Company for 13 months from the date of this Prospectus.


     Prior to this Offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that future sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the then-prevailing market price.

                                 UNDERWRITING


     The Underwriters named herein for whom GKN and Barington are acting as Representatives have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company a total of 3,000,000 shares of Common Stock from the Company. The number of Shares that each such Underwriter has agreed to purchase is set forth opposite its name:





Underwriter                                                      Shares
-----------                                                    ----------
  GKN Securities Corp.  ....................................
  Barington Capital Group  .................................





 Total  ...................................................    3,000,000
                                                                =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and that the Underwriters are obligated to purchase all shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any are purchased. The Representatives have advised the Company that they do not intend to sell to discretionary accounts.


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at those prices less a concession not in excess of $_____ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $____ per share to certain other dealers. After the Offering, the offering prices and other terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, up to 450,000 additional shares of Common Stock for the sole purpose of covering over-allotments, if any.


     The Company has agreed to indemnify the Underwriters against certain civil liabilities in connection with this Offering, including liabilities under the Securities Act. The Company has agreed to pay the Representatives an expense allowance on a nonaccountable basis equal to 3% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $50,000 of which has been paid to date.


     In connection with the Offering, the Company has agreed to sell to the Representatives, for nominal consideration, the right to purchase up to an aggregate of 300,000 shares of Common Stock ("Representatives' Purchase Option"). The Representatives' Purchase Option is exercisable at $____ per
share (   % of the offering price) for a period of four years commencing one year from the date of this Prospectus. The Representatives' Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the shares issuable upon exercise of the Representatives' Purchase Option. The Representatives' Purchase Option cannot be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus, except to officers of the Representatives and to Underwriters and selected dealers and their officers or partners.

     Pursuant to the Underwriting Agreement, the directors and executive officers and certain stockholders of the Company holding, in the aggregate, 4,140,284 shares of Common Stock and Common Stock issuable upon exercise of options and warrants have agreed not to sell or otherwise dispose of any of such shares for thirteen months from the date of this Prospectus without the prior written consent of the Representatives. The Representatives may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the Underwriting Agreement provides that, for a period of three years from the date of this Prospectus, the Company will recommend and use its best efforts to elect a designee of the Representatives as a member of the Board of Directors. Alternatively, the Representatives will have the right to send a representative to observe each meeting of the Board of Directors. The Representatives have not yet selected such designee or representative.


     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriting syndicate in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a selling group member when the shares of Common Stock originally sold by such selling group member are repurchased in the open market by the Underwriters. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.


     In June 1996, in connection with consulting services rendered in the Series D Private Placement (which included assisting with structuring and negotiating the terms of the Series D Private Placement), the Company issued to GKN the equivalent of 9,765 shares of Common Stock in lieu of cash compensation of $75,000.

     In July 1997, the Representatives acted as placement agents for the Bridge Financing and were paid an aggregate commission of $301,000 (7% of the net proceeds of the Bridge Financing) and a nonaccountable expense allowance of $129,000 (3% of the net proceeds of the Bridge Financing).

     The foregoing is a summary of all of the material terms of the Underwriting Agreement and does not purport to be complete. A copy of the Underwriting Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                                 LEGAL MATTERS

     The legality of the securities offered hereby and certain other legal matters will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriters in connection with this Offering.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

     The Company intends to furnish to its stockholders annual reports, which will include statements audited by independent accountants, and such other periodic reports as it may determine to furnish or as may be required by law, including Sections 13(a) and 15(d) of the Exchange Act.

     The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the securities offered hereby (such Registration Statement with all exhibits, and amendments thereto being referred to hereinafter as the "Registration Statement"). This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. This Prospectus contains a complete summary of the terms of the contracts or other documents filed as exhibits to the Registration Statement that are material to an investor and, in each instance, reference is made to the copy of such Registration Statement, each such statement being qualified in any and all respects by such reference. The Registration Statement, including exhibits, may be inspected without charge and copied at the Commission's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549, its Midwest Regional Office, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048 upon payment of the fees prescribed by the Commission. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS





                                                                                            Page
                                                                                           -----
Report of Independent Accountants ......................................................    F-2

Balance Sheet as of December 31, 1996 and June 30, 1997 (unaudited)   ..................    F-3

Statement of Operations for the years ended December 31, 1995 and 1996 and for the six
  months ended June 30, 1996 and 1997 (unaudited)  .....................................    F-4

Statement of Changes in Shareholders' Deficit for the years ended December 31, 1995 and
  1996 and the six months ended June 30, 1997 (unaudited)  .............................    F-5

Statement of Cash Flows for the years ended December 31, 1995 and 1996 and for the six
  months ended June 30, 1996 and 1997 (unaudited)  .....................................    F-7

Notes to the Financial Statements ......................................................    F-8

                       Report of Independent Accountants

To the Board of Directors
and Shareholders of
Cross/Z International, Inc.


The one-for-two reverse stock split described in Note 1 to the financial statements has not been consummated at October 22, 1997. When it has been consummated we will be in a position to furnish the following report:

  "In our opinion, the accompanying balance sheet and the related statements of operations, of changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Cross/Z International, Inc. at December 31, 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty."




PRICE WATERHOUSE LLP


Melville, New York
June 9, 1997 except as to the one-for-four reverse stock split described in
Note 1, which is as of July 17, 1997

                          CROSS/Z INTERNATIONAL, INC.

                                 Balance Sheet




                                                                                                    Pro Forma
                                                                                                 Preferred Stock
                                                                                                Conversion (Note 1)
                                                           December 31,         June 30,             June 30,
                                                               1996               1997                 1997
                                                          ---------------   ----------------   --------------------
                                                                                          (Unaudited)
Assets
Current assets
 Cash and cash equivalents  ...........................   $   1,367,566      $      67,126
 Accounts receivable, net of allowance for
   doubtful accounts of $25,000 at December
   31, 1996 and June 30, 1997  ........................         820,307            224,770
 Prepaid expenses and other current assets    .........          30,519            121,349
                                                          -------------      -------------
   Total Current Assets  ..............................       2,218,392            413,245
Restricted certificate of deposit    ..................         840,054            858,066
Property and equipment, net    ........................       1,036,913          1,155,355
Deposits and other assets   ...........................          31,956             76,482
                                                          -------------      -------------
   Total Assets .......................................   $   4,127,315      $   2,503,148
                                                          -------------      -------------
Liabilities, Mandatorily Redeemable
 Convertible Preferred Stock and
 Shareholders' Deficit
Current liabilities
 Accounts payable  ....................................   $     777,499      $   1,293,022
 Accrued expenses  ....................................         679,507            710,201
 Notes payable  .......................................          25,000             25,000
 Deferred revenue  ....................................         132,299            203,686
 Compensation payable to related parties   ............         351,184            281,894
 Current portion of loan payable to shareholder .               120,000            120,000
 Customer advance  ....................................         300,000            300,000
 Capital lease obligations due within one year   .              152,333            181,157
                                                          -------------      -------------
   Total Current Liabilities   ........................       2,537,822          3,114,960
Interim financing notes payable to shareholders   .                  --            870,922
Loan payable to shareholder    ........................         891,335            831,335
Capital lease obligations   ...........................          95,326            347,537
Deferred rent   .......................................         255,640            262,287
                                                          -------------      -------------
   Total Liabilities  .................................       3,780,123          5,427,041
Series D mandatorily redeemable convertible
 preferred stock (Note 8)   ...........................      10,667,027         11,173,369                   --
Shareholders' deficit
 Series A, B and C convertible preferred stock,
   (Note 9)  ..........................................             281                281                   --
 Common stock, $0.001 par value: 30,000,000
   shares authorized; 863,590 and 895,478 shares issued
   and outstanding at December 31, 1996 and June 30,
   1997, respectively; 2,545,231 shares pro forma  ....             864                895        $       2,545
 Additional paid-in-capital    ........................       4,035,258          4,271,023           15,443,023
 Accumulated deficit  .................................     (14,343,938)       (18,357,161)         (18,357,161)
 Receivable from shareholder   ........................         (12,300)           (12,300)             (12,300)
                                                          -------------      -------------        -------------
   Total Shareholders' Deficit    .....................     (10,319,835)       (14,097,262)       $  (2,923,893)
                                                          -------------      -------------        -------------
Commitments (Notes 13 and 15)
   Total Liabilities and Shareholders' Deficit   ......   $   4,127,315      $   2,503,148
                                                          =============      =============


   The accompanying notes are an integral part of these financial statements.

                          CROSS/Z INTERNATIONAL, INC.

                            Statement of Operations





                                            Year ended December 31,            Six Months ended June 30,
                                            1995              1996              1996              1997
                                       ---------------   ---------------   ---------------   ---------------
                                                                                      (Unaudited)
Revenues
 Software licenses   ...............    $    194,000      $    851,150      $    228,025      $    398,750
 Services and maintenance  .........       2,596,815         1,051,828           694,017            96,377
                                        ------------      ------------      ------------      ------------
   Total Revenues    ...............       2,790,815         1,902,978           922,042           495,127
Cost of revenues
 Software licenses   ...............          32,980           102,138            33,332            47,850
 Services and maintenance  .........         590,957           376,289           215,961            12,696
                                        ------------      ------------      ------------      ------------
   Total cost of revenues  .........         623,937           478,427           249,293            60,546
                                        ------------      ------------      ------------      ------------
Gross profit   .....................       2,166,878         1,424,551           672,749           434,581
                                        ------------      ------------      ------------      ------------
Operating expenses
 Sales and marketing    ............       2,503,421         3,145,160         1,264,446         2,061,319
 Research and development  .........       1,357,381         1,791,597           642,530         1,197,731
 General and administrative   ......       1,011,074         1,140,003           452,702           608,435
                                        ------------      ------------      ------------      ------------
   Total Operating Expenses   ......       4,871,876         6,076,760         2,359,678         3,867,485
                                        ------------      ------------      ------------      ------------
Loss from operations    ............      (2,704,998)       (4,652,209)       (1,686,929)       (3,432,904)
Interest income   ..................              --            88,288            17,436            27,093
Interest expense  ..................        (335,323)         (355,314)         (271,310)         (101,612)
Other income (expense)  ............         (21,598)            1,300             1,300               542
                                        ------------      ------------      ------------      ------------
Net loss    ........................    $ (3,061,919)     $ (4,917,935)     $ (1,939,503)     $ (3,506,881)
                                        ============      ============      ============      ============
Pro forma net loss per common
 share (Note 1)   ..................                      $      (2.51)                       $      (1.35)
                                                          ============                        ============
Pro forma weighted average shares
 used in per share computation
 (Note 1)   ........................                         1,957,856                           2,599,101
                                                          ============                        ============


   The accompanying notes are an integral part of these financial statements.

                          CROSS/Z INTERNATIONAL, INC.

                 Statement of Changes in Shareholders' Deficit





                                                                                              Series C
                                        Series A Convertible      Series B Convertible       Convertible
                                           Preferred Stock          Preferred Stock        Preferred Stock       Common Stock
                                      -------------------------  ----------------------  -------------------  ------------------
                                         Shares       Amount        Shares      Amount    Shares     Amount    Shares     Amount
                                      ------------  -----------  ------------  --------  ---------  --------  ---------  -------
Balance at January 1, 1995    ......    111,428      $ 111          48,135      $  48                 $  --    753,295    $ 754
Issuance of Preferred Stock:
 Series B, at $22.00 per share  ....                                11,364         11
 Series C, at $9.60 per share,
  net issuance costs of
  $32,693   ........................                                                       65,547        65
Conversion of Series A and B
 Preferred stock to Series C  ......    (72,253)       (72)        (30,398)       (30)    123,184       123
Issuance of warrants on Series B
 Preferred Stock
Issuance of common stock for
 consulting services    ............                                                                             6,250        6
Common stock options exercised......                                                                            32,095       32
Net loss    ........................
                                         ------       ----         -------       ----     -------      ----    -------      ---
Balance at December 31, 1995   .....     39,175         39          29,101         29     188,731       188    761,640      792
Accretion of excess of
 redemption value of Series D
 Preferred Stock over fair
 value at issuance date
Issuance of options and warrants
 on Series D Preferred Stock
Issuance of Series C Preferred
 Stock:
 For cash at $9.60 per share  ......                                                       13,400        13
 In exchange for notes payable                                                              1,147         1
 For compensation payable to
  related parties    ...............                                                        5,672         6
Conversion of Series A and B
 Preferred Stock to Series C  ......     (6,593)          (6)      (11,364)       (11)     21,548        22
Common stock options
 exercised  ........................                                                                            71,950       72
Net loss    ........................
                                         ------       ----         -------       ----     -------      ----    -------      ---
Balance at December 31, 1996   .....     32,582         33          17,737         18     230,498       230    863,590      864
Accretion of excess of
 redemption value of Series D
 Preferred Stock over fair
 value at issuance date
Issuance of options and warrants
 on Series D Preferred Stock
Issuance of common stock
 options for consulting services
Issuance of common stock
 warrants
Common stock options
 exercised  ........................                                                                            19,388       19
Common stock warrants
 exercised  ........................                                                                            12,500       12
Net loss    ........................
                                         ------       ----         -------       ----     -------      ----    -------      ---
Balance at June 30, 1997
 (unaudited)   .....................     32,582      $  33          17,737      $  18     230,498     $ 230    895,478    $ 895
                                       ========      ======       ========      =====     ========   ======    ========   ======



   The accompanying notes are an integral part of these financial statements.

                          CROSS/Z INTERNATIONAL, INC.

                                                              Additional                        Receivable
                                                               Paid-In         Accumulated         From         Shareholders'
                                                               Capital           Deficit        Shareholder        Deficit
                                                           ----------------  ----------------  -------------  -----------------
Balance at January 1, 1995    ...........................   $2,681,251        $  (5,801,245)    $       --     $  (3,119,081)
Issuance of Preferred Stock:
  Series B, at $22.00 per share  ........................      249,992                                               250,003
  Series C, at $9.60 per share, net
   issuance costs of $32,693  ...........................      596,491                                               596,556
Conversion of Series A and B Preferred stock to Series C           (21)                                                   --
Issuance of warrants on Series B Preferred Stock   ......        5,800                                                 5,800
Issuance of common stock for consulting services   ......        5,594                                                 5,600
Common stock options exercised   ........................       17,879                                                17,911
Net loss    .............................................                        (3,061,919)                      (3,061,919)
                                                            ----------        -------------      ---------      ------------
Balance at December 31, 1995  ...........................    3,556,986           (8,863,164)            --        (5,305,130)
Accretion of excess of redemption value of Series D
 Pre-erred Stock over fair value at issuance date .......                          (562,839)                        (562,839)
Issuance of options and warrants on Series D Preferred
 Stock   ................................................      234,700                                               234,700
Issuance of Series C Preferred Stock:
  For cash at $9.60 per share ...........................      128,623                                               128,636
  In exchange for notes payable  ........................       11,006                                                11,008
  For compensation payable to related parties   .........       54,442                                                54,448
Conversion of Series A and B Preferred Stock to Series C              (5)                                                 --
Common stock options exercised   ........................       49,505                             (12,300)           37,277
Net loss    .............................................                        (4,917,935)                      (4,917,935)
                                                            ----------        -------------      ---------      ------------
Balance at December 31, 1996  ...........................    4,035,258          (14,343,938)       (12,300)      (10,319,835)
Accretion of excess of redemption value of Series D
 Preferred Stock over fair value at issuance date .......                          (506,342)                        (506,342)
Issuance of options and warrants on Series D Preferred
 Stock   ................................................      102,000                                               102,000
Issuance of common stock options for
 consulting services    .................................        2,500                                                 2,500
Issuance of common stock warrants   .....................       79,078                                                79,078
Common stock options exercised   ........................       22,199                                                22,218
Common stock warrants exercised  ........................       29,988                                                30,000
Net loss    .............................................                        (3,506,881)                      (3,506,881)
                                                            ----------        -------------      ---------      ------------
Balance at June 30, 1997 (unaudited)   ..................    4,271,023        $ (18,357,161)    $  (12,300)    $ (14,097,262)
                                                            ===========       =============     ==========     =============


   The accompanying notes are an integral part of these financial statements.

                          CROSS/Z INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS





                                                            Year ended December 31,              Six Months ended June 30,
                                                            1995               1996               1996               1997
                                                      ----------------   ----------------   ----------------   ----------------
                                                                                                        (Unaudited)
Cash flows from operating activities
 Net loss   .......................................    $ (3,061,919)      $ (4,917,935)      $ (1,939,503)      $ (3,506,881)
 Adjustments to reconcile net loss to net cash
   used in operating activities
   Depreciation and amortization    ...............         163,680            236,751            136,456             97,413
   Amortization of debt discount    ...............           5,800            112,200            112,200                 --
   Options issued for consulting services    ......              --            122,500             28,633            104,500
   Changes in assets and liabilities Accounts
    receivable    .................................         (29,061)          (237,189)           331,763            595,537
   Prepaid expenses and other current assets                  9,866            (22,983)           (38,366)           (90,830)
   Deposits and other assets  .....................           8,017               (505)              (500)           (44,525)
   Accounts payable and accrued expenses   ........         707,186           (769,312)          (980,702)           546,217
   Deferred rent  .................................         172,304             83,336             41,668              6,647
   Compensation payable to related parties   ......          91,615           (111,762)            (2,131)           (69,290)
   Deferred revenue  ..............................        (110,641)           (36,772)           (53,679)            71,387
   Customer advance  ..............................         300,000                 --                 --                 --
                                                       ------------       ------------       ------------       ------------
    Net Cash Used In Operating Activities .........      (1,743,153)        (5,541,671)        (2,364,161)        (2,289,825)
                                                       ------------       ------------       ------------       ------------
Cash flows from investing activities
 Acquisitions of property and equipment   .........         (59,923)          (618,993)           (61,247)          (215,856)
 Purchase of restricted certificate of deposit ....              --           (840,054)          (819,632)           (18,012)
                                                       ------------       ------------       ------------       ------------
    Net Cash Used In Investing Activities   .......         (59,923)        (1,459,047)          (880,879)          (233,868)
                                                       ------------       ------------       ------------       ------------
Cash flows from financing activities
 Proceeds from issuance of Series D preferred
   stock, net  ....................................              --          8,643,418          5,106,483                 --
 Proceeds from issuance of Series C preferred
   stock, net  ....................................         596,556            128,637             96,469                 --
 Issuance of common stock  ........................          23,511             37,277             14,244             52,218
 Proceeds from issuance of notes payable  .........         700,000                 --                 --                 --
 Proceeds from interim financing notes pay able
   to shareholders ................................              --                 --                 --            950,000
 Proceeds from issuance of Series B preferred
   stock, net  ....................................         250,003                 --                 --                 --
 Repayment of notes payable   .....................              --           (238,992)          (238,992)                --
 Proceeds from loan payable to shareholders .......         256,858             15,737             15,737                 --
 Repayment of loan payable to shareholder   .......              --           (132,000)           (82,000)           (60,000)
 Payments of capital lease obligations    .........        (110,395)          (144,200)           (67,178)          (128,394)
 Proceeds from sale-leaseback transaction    ......              --                 --                 --            409,429
                                                       ------------       ------------       ------------       ------------
    Net Cash Provided By Financing
      Activities  .................................       1,716,533          8,309,877          4,844,763          1,223,253
                                                       ------------       ------------       ------------       ------------
Net (decrease) increase in cash and cash
 equivalents   ....................................         (86,543)         1,309,159          1,599,723         (1,300,440)
Cash and cash equivalents at beginning of year.....         144,950             58,407             58,407          1,367,566
                                                       ------------       ------------       ------------       ------------
Cash and cash equivalents at end of period   ......    $     58,407       $  1,367,566       $  1,658,130       $     67,126
                                                       ============       ============       ============       ============



   The accompanying notes are an integral part of these financial statements.

                          CROSS/Z INTERNATIONAL, INC.
                       NOTES TO THE FINANCIAL STATEMENTS

                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

     Cross/Z International, Inc. (the "Company") was incorporated in California on February 6, 1989. The Company develops, markets and supports integrated client/server data mining proprietary software products/solutions that allow users to organize and analyze large amounts of data in order to make intelligent business decisions.


SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


RESTATEMENT AND RECLASSIFICATION FOR REVERSE STOCK SPLITS


     In October 1997, the Company's Board of Directors approved a one-for-two reverse stock split on all Common and Preferred Stock subject to shareholder approval. On July 17, 1997, the Company's shareholders ratified a one-for-four reverse stock split on all common and preferred stock. All share and per share amounts affecting net loss per share, weighted average number of common and common equivalent shares outstanding, common stock and preferred stock issued and outstanding, additional paid-in-capital and all other stock transactions presented in these financial statements have been restated to reflect the one-for-two-reverse stock split, and the previous one-for-four reverse stock split.


INTERIM FINANCIAL INFORMATION (UNAUDITED)


     The interim financial data at June 30, 1997 and for the six months ended June 30, 1996 and June 30, 1997 is unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Results for the interim period are not necessarily indicative of results to be expected for the full fiscal year.


PRO FORMA PREFERRED STOCK CONVERSION (UNAUDITED)


     On April 27, 1997 the Board of Directors of the Company authorized management to pursue an initial public offering of the Company's common stock. Upon the closing of the Company's proposed initial public offering, each outstanding share of the Company's Series A, B and C convertible preferred stock and its Series D mandatorily redeemable convertible preferred stock ("Series D") and all Series D accrued and unpaid dividends thereon will be automatically converted to common stock based on their conversion terms (set forth in Notes 8 and 9). The pro forma effect of the conversion has been presented as a separate column in the Company's balance sheet assuming the conversion had occurred on June 30, 1997.


PRO FORMA NET LOSS PER COMMON SHARE


     Pro forma net loss per common share is computed using the weighted average number of common shares and common share equivalents assumed to be outstanding during the period. Common share equivalents consist of the Company's common shares issuable upon conversion of the Company's Series A, B and C Preferred Stock (Note 9) and Series D (Note 8), stock options and outstanding warrants and are reflected when dilutive. Pursuant to the requirements of the Securities and Exchange Commission, stock options granted and warrants and shares issued by the Company within one year of the date of the proposed initial public offering at prices below the proposed offering price have been included in the calculation of weighted average shares outstanding as if they were outstanding for all periods presented using the treasury stock method. The calculation of the pro forma weighted average common shares outstanding includes the conversion of the Company's Series A, B, C and D preferred stock and assumes the conversion occurred at the beginning of the earliest period presented or at issuance date if later even though the effect is antidilutive.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

     Historical pro forma net loss per share has not been presented since such amount is not deemed to be meaningful due to the significant change in the Company's capital structure anticipated as a result of the Company's proposed initial public offering.


CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.


REVENUE RECOGNITION

     The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position 91-1 on Software Revenue Recognition. Revenue from product licensing is generally recognized after execution of a licensing agreement and shipment of the product, provided that no significant vendor obligations remain and the resulting receivable is deemed collectable by management. Service revenues consists of data analysis using the Company's proprietary software performed for customers on a project or contract basis and are recognized over the term of the respective agreements. Maintenance revenues consist of ongoing support and product updates and are recognized ratability over the term of the contract.


DEPRECIATION AND AMORTIZATION

     Depreciation and amortization is computed using the straight line method over the estimated useful lives of the assets, generally three to five years. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the related leases.


SOFTWARE DEVELOPMENT COSTS

     Statement of Financial Accounting Standards No. 86 ("SFAS 86") requires the capitalization of certain software development costs once technological feasibility is established, which the Company defines as the completion of a working model. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has expensed all software development costs as incurred.


ADVERTISING

     Advertising costs are included in selling and marketing expenses and are expensed as incurred. To date advertising costs have not been significant.


INCOME TAXES

     The Company provides for income taxes in accordance with Statement of Financial Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Income taxes are computed using the asset and liability method. Under the asset and liability method specified by SFAS 109, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.


USE OF ESTIMATES

     These financial statements have been prepared in conformity with generally accepted accounting principles which require management to make reasonable estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements. Actual results could differ from those estimates.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  -- (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the relatively short maturity of these instruments. Loans payable to shareholder and Series D are not traded in the open market and a market price for such loans and preferred stock are not readily available.


CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company places its cash with high quality financial institutions. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. The Company maintains reserves for potential credit losses and historically such losses have not been significant.



RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform with their 1997 presentation.


ACCOUNTING FOR STOCK-BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), effective for the Company's fiscal year beginning in 1996. SFAS 123 established a fair value based method of accounting for stock-based compensation plans. The Company has chosen to adopt the disclosure requirements of SFAS 123, and continue to record stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, the Company has not recognized compensation expense with respect to such awards because the exercise price of options granted to employees has approximated the fair market value of the common stock at the respective grant dates.


NEW ACCOUNTING PRONOUNCEMENTS


STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 128, "EARNINGS PER SHARE"("SFAS 128")

     In February 1997, the FASB issued SFAS 128, which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all entities that have publicly traded common stock or potential common stock (options, warrants, convertible securities or contingent stock arrangements). SFAS 128 also requires presentation of earnings per share by an entity that has made a filing or is in the process of filing with a regulatory agency in preparation for the sale of those securities in a public market. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings per share. The statement is effective for both interim and annual periods ending after December 15, 1997. The effect on the Company's earnings per share resulting from the adoption of SFAS 128 is not expected to be significant.


STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 130, "REPORTING
COMPREHENSIVE INCOME" ("SFAS 130")

     On June 30, 1997, the FASB issued SFAS 130. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (Continued)

general-purpose financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.


     This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. It is not expected that the adoption of SFAS 130 will have a material impact on the Company.


STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE" ("SFAS 131")


     In June 1997, the FASB issued SFAS No. 131. This statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods to shareholders. It also requires that enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. This statement is effective for fiscal years beginning after December 15, 1997. The effect of the adoption of this statement is not expected to have a significant impact on the Company.


STATEMENT OF POSITION EXPOSURE DRAFT "SOFTWARE REVENUE RECOGNITION"


     It is expected that in 1997, the AICPA will issue a new Statement of Position ("SOP") on software revenue recognition. If approved in its current draft form the Company believes the new SOP will not have a material impact on the Company.

2. LIQUIDITY AND BUSINESS RISKS


     The Company has incurred operating losses since inception, had an accumulated deficit of $14,343,938 as of December 31, 1996, and $18,357,161 as of June 30, 1997, and is seriously delinquent on certain of its outstanding vendor obligations. In order to continue as a going concern, the Company will have to raise funds through the offerings of securities until profitable operations are achieved. Although there is no assurance that these offerings will be consummated and that the net proceeds therefrom will be available to the Company, management believes sufficient funding will be obtained to enable the Company to meet its working capital needs for the foreseeable future (see
Note 16).

3. SUPPLEMENTAL CASH FLOW INFORMATION


                                                      December 31,                June 30,
                                                    1995         1996         1996        1997
                                                 ----------   ----------   ----------   ---------
Interest paid during the year  ...............   $167,279     $209,787     $130,551     $81,421
Schedule of non cash investing and financing
 activities:
 Capital lease obligations entered into during
   the year  .................................    226,264       99,341           --          --
 Series C Preferred Stock, issued for:
   Notes payable   ...........................         --       11,008       11,008          --
   Compensation payable to related parties   .         --       54,448       54,448          --
 Series D Preferred Stock, issued for:
   Notes payable   ...........................         --      575,000      575,000          --
   Compensation payable to related parties   .         --      720,767      720,767          --
   Consulting services   .....................         --      165,000      165,000          --
   Dividends .................................         --      562,839       75,665     506,342

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

4. ACCRUED EXPENSES


     Accrued expenses included the following:



                                              December 31,     June 30,
                                                  1996          1997
                                             --------------   ---------
Compensation and related benefits   ......      $247,768      $250,820
Consulting and professional fees    ......       183,134       214,999
Interest    ..............................        14,940        28,394
Commissions    ...........................        21,797        37,567
Other    .................................       211,868       178,421
                                                ---------     ---------
                                                $679,507      $710,201
                                                =========     =========

5. PROPERTY AND EQUIPMENT


     Property and equipment (net) consisted of the following:



                                                           December 31,     June 30,
                                                               1996           1997
                                                          --------------   -----------
Computer equipment and software   .....................     $1,334,052     $1,549,951
Furniture and fixtures   ..............................        204,103        204,290
Office equipment   ....................................         89,633        105,073
Leasehold improvements   ..............................         35,249         19,578
                                                            -----------    -----------
                                                             1,663,037      1,878,892
Less-accumulated depreciation and amortization   ......        626,124        723,537
                                                            -----------    -----------
                                                            $1,036,913     $1,155,355
                                                            ===========    ===========

6. BORROWING ARRANGEMENTS


     During 1995, the Company issued several promissory notes to its shareholders, originally due within six months and with interest rates ranging from 12% to 24%. During 1996, $113,992 of these notes were repaid and $311,008 was converted to equity, of which $11,008 was converted into 1,147 shares of Series C Preferred Stock at $9.60 per share and $300,000 was converted into 35,046 shares of Series D Preferred Stock at $8.56 per share.


     Notes payable to third parties at December 31, 1995 included $400,000 of short term notes, with interest rates ranging from 8% to 12%. In May 1996, $125,000 of the notes were repaid and the remaining balance of $275,000 was converted into 32,126 shares of Series D Preferred Stock at $8.56 per share.


     In March 1995, the Company issued a $25,000 promissory note due in March 1997, with interest at 2% above the prime rate. In connection with the note, the Company also issued 781 warrants to purchase Series B Preferred Stock at $22.00 per share, which expire at the earlier of (i) March 2000, or (ii) upon the closing of a public offering of the Company's common stock.


LOAN PAYABLE TO SHAREHOLDER


     In May 1992, the Company entered into a borrowing arrangement whereby a shareholder agreed to advance the Company funds at an interest rate of 18% per annum. Such borrowings were collateralized by the Company's accounts receivable. In May 1996, the Company was in default of certain provisions of the agreement, at which time the shareholder and the Company amended the agreement to reduce the interest rate to the greater of prime plus 3% or 12% per annum and delay the time that the shareholder could demand repayment until March 1998. The revised agreement requires the Company to set aside funds in a restricted account to the extent

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

6. BORROWING ARRANGEMENTS  -- (Continued)

that the outstanding borrowings exceed 80% of the Company's accounts receivable and to make monthly payments of $10,000, plus interest, until March 1998 at which time the entire balance will be due. At December 31, 1996 and June 30, 1997 the Company has set aside $840,064 and $858,066 in a restricted certificate of deposit relating to the obligation. Interest expense related to this agreement was $190,314 and $147,527 for 1995 and 1996, respectively, and $58,528 for the six months ended June 30, 1997.


INTERIM FINANCING NOTES PAYABLE TO SHAREHOLDERS


     In May 1997, the Company received a $500,000 loan, with an interest rate of 10% per annum, from existing shareholders. The loan was repaid out of the proceeds of the Bridge Financing, as described in Note 16.


     In June 1997, the Company received additional loans from two shareholders each consisting of a $100,000 promissory note bearing interest of 10% per annum through September 30, 1997 and 13% annually thereafter and attached warrants to purchase 15,900 shares of common stock at $8.56 per share. In connection with these notes the Company issued warrants to purchase 3,533 shares of Common Stock. These notes are payable to shareholders at the earliest of the following events: (i) December 31, 1997, (ii) upon the closing of an IPO, or (iii) upon termination of the IPO.


     In June 1997, the Company received an advance from the Bridge Financing of $250,000 which bears interest at a rate of 10% per annum through September 30, 1997 and 13% per annum thereafter. The advance was converted into 2.5 units under the terms of the Bridge Financing upon closing. As an incentive for early participation, the Company issued to the holders of these notes warrants to purchase 4,206 shares of common stock at a price of $8.56, in addition to the bridge warrants that were included in the bridge units.


     A portion of the gross proceeds has been allocated to the warrants issued in June based on their estimated fair value resulting in $79,078 of original issue discount and a corresponding increase in additional paid-in capital.


     The Company classified these notes as long term since they were refinanced in connection with the Bridge Financing (See Note 16).


7. COMPENSATION PAYABLE TO RELATED PARTIES


     Compensation payable to related parties includes accrued payroll and related benefits and amounts payable to certain officers/shareholders pursuant to a 1990 compensation agreement, as amended. During 1996, the Company converted $259,358 of its accrued payroll and benefits obligations into 30,299 shares of Series D at $8.56 per share. Under the 1990 agreement certain officers were entitled to receive a total of $700,000 to be paid over a number of years and determined based upon a percentage of cash based revenues. The balance payable under this agreement was $508,646 at December 31, 1995. In May 1996, the Company settled $461,409 of its outstanding obligation under this agreement by issuing 53,903 shares of Series D. The remaining balance was paid in cash.


8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK


     During 1996, the Company authorized 14,030,593 shares of mandatorily redeemable convertible preferred stock ("Series D") with a par value of $.001 per share and issued 1,022,196 shares of Series D at $8.56 per share. Proceeds from the sale of Series D totaled $8,643,418, net of related expenses of $106,582. In addition, the Company converted various borrowings and compensation liabilities totaling $1,295,767 (described in Notes 6 and 7, respectively) into 151,374 shares of Series D at a conversion price of $8.56 per share. At December 31, 1996 and June 30, 1997 the outstanding shares of Series D were 1,258,598 and 1,317,751, respectively.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

8.   MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (Continued)

     In May 1996, the Company issued 19,276 shares of Series D at $8.56 per share, in satisfaction of a liability for $165,000 in consulting services.

     The Series D ranks senior to all other preferred stock and the common stock of the Company in priority of dividends and rights of redemption, and senior to all other preferred stock and the common stock of the Company, other than Series C, in the event of payment upon liquidation. The principal terms of the Series D are as follows:


REDEMPTION

     The holders of Series D shares shall be entitled to redeem their shares after May 8, 2001, as sufficient funds are available to the Company, at a redemption price of $8.56, subject to adjustments for stock splits and recapitalizations, plus any accrued and unpaid dividends. In the event that insufficient funds are available to redeem all shares electing redemption, the Company shall effect such redemption on a pro-rata basis among the Series D shareholders.


DIVIDENDS

     The holders of Series D shares shall be entitled to receive noncompounded cumulative dividends which accrue at an annual rate equal to 10% of the redemption value of the Series D, payable in additional shares of Series D. At December 31, 1996 and June 30, 1997 the Company has reserved 65,752 and 124,905 shares of Series D related to dividends, respectively.


CONVERSION


     The holders of Series D shares have the right to convert such shares into such number of common shares as provided for in each series; subject to adjustment for dilution and for stock splits. At June 30, 1997 each share of Series D was convertible into one share of common stock. Each share shall automatically convert into common stock upon the closing of a public offering of the Company's common stock which results in gross proceeds to the Company of at least $7,500,000, with a minimum share price of $5.00.



VOTING RIGHTS

     The holders of Series D shares shall be entitled to one vote for each share of common stock into which the Series D could be converted.


LIQUIDATION PREFERENCE

     In the event of the liquidation of the Company, the holders of the Series D shares will be entitled, under certain conditions, to receive $8.56 per share, plus any accrued and unpaid dividends.


SERIES D WARRANTS

     During April 1996, the Company issued warrants to purchase 31,250 shares of Series D to investors who had advanced $500,000 to the Company prior to the initial closing of the Series D private placement. These warrants were immediately exercisable at an exercise price of $8.56 and expire five years from the date of issuance. The aggregate fair market value of the warrants, estimated at $112,200, was recorded as a discount to the debt and amortized through the closing date of the Series D placement.

     In November 1996, in conjunction with the granting of a $500,000 equipment lease line of credit, the Company issued 2,336 warrants to purchase shares of Series D preferred stock at a price of $8.56 per share. As of

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

8. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK -- (Continued)

December 31, 1996, no borrowings were outstanding related to the line of credit. Also in November 1996, the Company issued 467 warrants to purchase shares of Series D preferred stock at a price of $8.56 per share in conjunction with the May 1996 grant of a $100,000 equipment lease loan by a related party. These warrants were immediately exercisable and expire ten years from the date of issuance.


SERIES D OPTIONS


     In May 1996, the Company issued 125,000 options to purchase shares of Series D to individual members of an Advisory Committee, which includes a member of the Board of Directors and three of the Company's shareholders, that was established to provide industry advice and guidance to the Company. The options are exercisable at $8.56 per share, which was equal to the fair value of the Series D at the date of grant. The aggregate fair market value of these options is estimated at $340,000 and is being recognized over their period of benefit. These options expire five years from the date of issuance and vest ratably through April 1, 1998. Such options become immediately exercisable upon the closing of an initial public offering of common stock of the Company. In the event that the Series D is converted into common stock, the Advisory Options which were issued as options to purchase Series D will also convert into options to purchase the same number of shares of common stock. In April 1997, two of the Advisory Board members were each granted options to purchase 25,000 shares of Series D at an exercise price of $8.56 per share. The options vest ratably over two years from the date of grant. Consulting expense of $112,500 and $102,000 has been recognized in results of operations for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.


9. CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK WARRANTS

     The Company has authorized 17,395,012 shares of preferred stock, of which 260,669 shares have been designated Series A Preferred Stock ("Series A"), 204,913 shares have been designated Series B Preferred Stock ("Series B") and, 2,898,837 shares have been designated Series C Preferred Stock ("Series C") (collectively "Preferred Shares") the remainder being designated as Series D shares which are described in Note 8. The Preferred Shares have certain rights, preferences and restrictions. The principal terms of the Preferred Shares are as follows:


DIVIDENDS

     The holders of the Series A, B and C Preferred Shares shall be entitled to receive noncumulative, preferential dividends of $1.04, $1.76 and $.76 per share, respectively, per annum, when and if declared by the Board of Directors. Series C dividends are payable before any payment of Series A, B, or common stock dividends. Series A and B dividends are payable before any payment of common stock dividends. No such dividends have been declared from the respective dates of issuance through December 31, 1996 and June 30, 1997.


CONVERSION


     The holders of the Series A, B and C Preferred Stock have the right to convert such shares into such number of common shares as provided for in each series; subject to adjustment for dilution and for stock splits. At June 30, 1997 the conversion ratios for the Series A, B and C Preferred Stock was 1.30,
1.75 and 1.12 shares of common stock, respectively. Each share of Series A, B and C Preferred Stock shall automatically convert into common stock upon the closing of a public offering of the Company's common stock which results in gross proceeds to the Company of at least $7,500,000, with a minimum share price of $5.00.



VOTING RIGHTS

     The holders of Preferred Shares shall be entitled to one vote for each share of common stock into which the Preferred Shares could be converted.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

9. CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK WARRANTS  -- (Continued)

LIQUIDATION PREFERENCE

     In the event of the liquidation of the Company, the holders of the Series A, B and C Preferred Shares will be entitled, under certain conditions, to receive a distribution in preference to common shareholders at a liquidation value of $12.80, $22.00 and $9.60 per share, respectively, plus any declared but unpaid dividends. The liquidation rights of the holders of Series D shares are equal to the liquidation rights of the holders of the Series C shares and are in priority to the liquidation rights of the holders of Series A and B shares.



CONVERSION OF PREFERRED STOCK



     During 1995 and 1996, the Company offered the holders of the Series A and B shares the option to convert each share of their Series A or B into 1.2 shares of Series C. During 1995, certain holders of the Company's Series A and B preferred stock converted 72,253 and 30,398 shares, respectively, into 123,184 shares of Series C preferred stock. During 1996, certain holders of the Company's Series A and B preferred stock converted 6,593 and 11,364 shares, respectively, into 21,548 shares of Series C preferred stock.



SERIES B WARRANTS


     As of December 31, 1996 and June 30, 1997, warrants were outstanding to purchase up to 7,876 shares of Series B Preferred Stock at an exercise price of $22.00, subject to adjustments for dilution and stock splits, with such exercise price being equal to the fair market value at the date of grant. During 1995 and 1996 warrants to purchase 1,690 and 0 shares of Series B Preferred Stock were issued, respectively.


SERIES C WARRANTS


     As of December 31, 1996 and June 30, 1997, warrants were outstanding to purchase up to 131,851 shares of Series C Preferred Stock at an exercise price of $9.60, subject to adjustments for dilution and stock splits, with such exercise price being equal to the fair market value at the date of grant. During 1995 and 1996 warrants to purchase 124,808 and 7,043 shares of Series C Preferred Stock were issued, respectively. These warrants were immediately exercisable.


COMMON STOCK WARRANTS


     At December 31, 1996, 56,563 warrants to purchase shares of common stock were outstanding, of which 12,500 and 8,750 were issued in 1995 and 1996 respectively with exercise prices which range from $2.40 to $22.00 per share. These warrants expire from November 1998 through January 2006 and will terminate if not exercised prior to the closing of an initial public offering of common stock of the Company. At June 30, 1997 there were 83,602 warrants outstanding of which 39,539 were issued in 1997 with an exercise price of $8.56. The Warrants issued during 1997 are exercisable one year after the date of the initial closing of an IPO and expire five years after the date of the closing of an IPO.


10. EMPLOYEE STOCK OPTIONS



     In 1991, the Board of Directors approved the 1991 Incentive Stock Plan (the "Plan") which was subsequently amended and allows the Board to grant either incentive or non-qualified stock options to the Company's employees, officers and consultants to purchase a maximum of 437,500 shares of common stock. The options generally expire five years from the date of grant. Individuals owning more than 10% of the total combined voting power of all classes of stock of the Company are not eligible to participate in the Plan unless the option price is at least 110% of the fair market value of the common stock at the date of grant.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

10. EMPLOYEE STOCK OPTIONS  -- (Continued)

     A summary of the activity under the stock option plan is as follows:




                                                        Options                          Exercise
                                                     Available for     Shares Under       Price
                                                         Grant            Option        Per Share
                                                    ---------------   --------------   ------------
Options outstanding at January 1, 1995  .........       124,551           146,738      $.40-$8.00
Granted   .......................................      (119,756)          119,756        .96-8.00
Exercised    ....................................            --           (32,095)       .40-2.40
Canceled  .......................................       115,323          (115,323)       .40-8.00
Reissued  .......................................       (80,043)           80,043         .40-.96
                                                      ---------         ---------      ------------
Options outstanding at December 31, 1995   ......        40,075           199,119         .40-.96
Additional shares authorized   ..................       125,000                --              --
Granted   .......................................       (82,357)           82,357             .96
Exercised    ....................................            --           (75,700)        .40-.96
Canceled  .......................................        53,976           (53,976)            .96
                                                      ---------         ---------      ------------
Options outstanding at December 31, 1996   ......       136,694           151,800         .40-.96
Granted   .......................................       (49,064)           49,064        .96-4.00
Exercised    ....................................            --           (19,396)            .96
Canceled  .......................................        15,105           (15,105)            .96
                                                      ---------         ---------      ------------
Options outstanding at June 30, 1997    .........       102,736           166,363      $ .96-4.00
                                                      =========         =========      ============
Options exercisable at June 30, 1997    .........                         108,940      $ .96-4.00
                                                                        =========      ============

     The Company continues to account for stock options granted to employees under APB 25. In 1996, the Company adopted SFAS No. 123 for disclosure purposes. Because options granted to employees in 1996 had exercise prices equal to or greater than the fair market value of the underlying common stock at the respective grant dates, as determined by the Company's management, compensation expense has not been recognized in results of operations. The pro forma impact of SFAS No. 123 on the Company's results of operations related to options granted during 1995 and 1996 was immaterial.

11. MAJOR CUSTOMERS

     Sales to major customers, as a percentage of revenues, are as follows:

                         Year Ended      Six Months Ended
                        December 31,        June 30,
                            1996              1997
                       --------------   -----------------
A   ................        17%                --
B   ................        16%                --
C   ................        21%                --
D   ................         --                84%

     At December 31, 1996, Customer C represented 49% of total accounts receivable.


12. EMPLOYEE BENEFITS PLANS

     The Company has a 401(k) savings plan (the "Plan") covering all full-time employees and qualifying part time employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax-deferred salary reductions for eligible employees. Employees are eligible to participate after a ninety day service requirement. Participants may make voluntary contributions to the Plan up to 20% of their compensation, subject to annual limits. The plan permits company contributions, however, none were made during the year ended December 31, 1996 and the six month period ended June 30, 1997.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)
13. OBLIGATIONS UNDER CAPITAL AND OPERATING LEASES

     The Company is obligated under capital leases for computers and office equipment through the year 2000. All assets leased under these agreements have been capitalized and the related obligations are reflected in the accompanying financial statements based upon the present value of future minimum lease payments. In addition, the Company leases its office facilities and certain furniture and equipment. These operating leases are noncancellable and expire on various dates through 2004.

     The future minimum lease payments under capital and operating leases at December 31, 1996 and the present value of the net minimum lease payments are as follows:

                                                         Operating      Capital
                                                          Leases         Leases
              Year Ending December 31,                 -------------   ----------
1997   .............................................   $   429,439     $ 176,925
1998   .............................................       442,124        65,596
1999   .............................................       442,595        30,081
2000   .............................................       354,724           298
2001 and thereafter   ..............................     1,506,784            --
                                                       ------------    ----------
Total minimum lease payments   .....................   $ 3,175,666       272,900
                                                       ============
Less amounts related to interest  ..................                      25,241
                                                                       ----------
Present value of net minimum lease payments   ......                     247,659
Less: current portion    ...........................                     152,333
                                                                       ----------
Long-term obligation under capital leases  .........                   $  95,326
                                                                       ==========

     Included in the above are minimum capital lease payments of $149,379 due to a related party.


     During 1997, the Company refinanced certain equipment purchased at the end of 1996, under a sale/leaseback agreement. The transaction was accounted for as a financing, wherein the property remains on the books and continues to be depreciated. A financing obligation representing the proceeds was recorded and is reduced based upon payments under the lease over a 42 month period.


     Rental expense under operating leases was $339,358 for the year ended December 31, 1996, and $233,944 for the six month period ended June 30, 1997.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997

14. INCOME TAXES


     The tax effect of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1996 are:


         Deferred rent   .......................................   $    102,256
         Accounts payable   ....................................        311,000
         Accrued expenses   ....................................        271,803
         Deferred revenues  ....................................         52,920
         Customer advances  ....................................        120,000
         Compensation payable to related parties    ............        140,474
         Net operating loss carryforward   .....................      4,235,458
         Research and experimental credit carryforwards   ......        114,988
                                                                   ------------
         Deferred tax assets   .................................      5,348,899
         Accounts receivable   .................................       (328,123)
         Prepaid expenses   ....................................        (12,208)
                                                                   ------------
           Deferred tax liabilities  ...........................       (340,331)
         Net deferred tax assets  ..............................      5,008,568
           Less-valuation allowance  ...........................     (5,008,568)
                                                                   ------------
         Net deferred tax assets  ..............................   $         --
                                                                   ============

     The Company has recorded a full valuation allowance against its net deferred tax assets since management believes that based upon the available objective evidence it is more likely than not that these assets will not be realized. The Company's effective tax rate differs from the federal statutory rate as a result of the change in the valuation allowance.


     As of December 31, 1996, the Company has tax benefits attributable to net operating loss and research and experimental tax credit carryforwards of $10,481,791 and $114,988, respectively, available to offset future federal taxable income and tax. These carryforwards will expire at various dates through 2011. Under Section 382 of the Internal Revenue Code of 1986, as amended, utilization of prior net operating losses ("NOLs") is limited after an ownership change, as defined in such Section 382. As a result of previous transactions which involved an ownership change as defined by Section 382, the Company will be subject to limitation on the use of its NOLs. Accordingly there can be no assurance that a significant amount of the existing NOLs will be available to the Company.


15. COMMITMENTS


EMPLOYMENT AGREEMENTS



     In May 1996, the Company entered into employment agreements ( the "agreement(s)") with its Chairman and its Chief Technology Officer, that expire on December 31, 1998. The agreements provide each employee with a base annual compensation of $150,000 and additional compensation payable upon attaining certain corporate targets as determined by the Board of Directors. The agreements provide that in the event of the termination, other than for cause, the executives will be entitled to between six and twelve months of severance. In May 1997, the Company entered into an employment agreement with its Chief Financial Officer that expires in April 1999. The agreement provides for annual base compensation of $125,000 and additional incentives based upon performance. Also in June 1997, the Company extended the employment agreement with its Chairman through December 31, 1999.

                          CROSS/Z INTERNATIONAL, INC.
                NOTES TO THE FINANCIAL STATEMENTS -- (Continued)
                (UNAUDITED WITH RESPECT TO THE SIX MONTHS ENDED
                            JUNE 30, 1996 AND 1997)

15. COMMITMENTS  -- (Continued)

     In April 1997, the Company entered into a two year employment agreement with its Vice President of Engineering that provides for a base compensation of $150,000. The agreement also provides for the accelerated vesting of stock options in the event of a change of control.

16. SUBSEQUENT EVENTS


     a.) On July 30, 1997, the Company completed a Bridge Financing (the "Bridge Financing"). The gross proceeds were $4,300,000, and the net proceeds to the Company from such financing were approximately $3,586,000, of which $250,000 was received in advance on June 26, 1997 (see Note 6).

     In connection with the Bridge Financing, the Company issued 43 units, each consisting of a $100,000 promissory note (the "Bridge Note") and a warrant (the "Bridge Warrant") allowing the holder to purchase 16,666 shares (716,638 total common shares) of the Company's common stock at a price of $8.56 per share. In the event of an initial public offering of the Company's common stock, with a per share offering price of less than $16.00 per share, each Bridge Warrant will entitle the holder to purchase a maximum of 8,334 additional shares (358,362 total common shares) of common stock (based upon a formula as defined in the Bridge Warrant agreement). The Bridge Warrants are exercisable on or after July 30, 1998 and expire on July 30, 2003. The Bridge Notes accrue interest at a rate of 10% per annum from July 30, 1997 through September 30, 1997, and at a rate of 13% per annum thereafter, and are payable, together with accrued interest, on the earlier of (i) the completion of an IPO (as defined) of the Company's common stock, or (ii) January 30, 1999. In the event of an Offering Termination, as defined in the Bridge Financing Term Sheet dated July 10, 1997, the holders of the Bridge Notes have the option to convert their notes into shares of the Company's common stock, at a rate equal to the principal amount and accrued interest divided by $8.56. A portion of the gross proceeds will be allocated to the warrants based on their estimated fair market value and will result in $1,433,319 of original issue discount and a corresponding increase in additional paid in capital.

     b.) In August 1997, the Company incorporated a company in the state of Delaware under the name CrossZ Software Corporation ("CrossZ-Delaware"). Pursuant to a plan of a corporate reorganization, it is the Company's intention to merge with CrossZ-Delaware. CrossZ-Delaware will be the surviving entity and will assume the name CrossZ Software Corporation.

     In August 1997, pursuant to the Certificate of Incorporation of CrossZ-Delaware, the Company has authorized a class of 2,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board may determine without any vote of the stockholders. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. Issuance of additional shares of Common Stock could result in the dilution of the voting power of the Common Stock purchased in this Offering. In addition, certain "anti-takeover" provisions of the Delaware General Corporation Law, among other things, may restrict the ability of the shareholders to expect a merger or business combination or to obtain control of the Company.

     c.) Unaudited -- In October 1997, the Company issued $600,000 of principal amount of unsecured promissory notes to shareholders of the Company. The notes bear interest at 15% per annum and are payable on the earlier of (i) the completion of an IPO (as defined) of the Company's common stock, or (ii) March 31, 1998.

     d.) Unaudited -- In October 1997, the Company's Board of Directors authorized an increase in the number of shares reserved for issuance to 1,950,000 pursuant to the 1991 Incentive Stock Plan.

===============================================================================
       No dealer, salesperson or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus and, if given or made, such information and representation must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.

                     -----------------------------------

                               TABLE OF CONTENTS




                                            Page
                                          ---------
Prospectus Summary   ..................       3
Risk Factors   ........................       7
Use of Proceeds   .....................      14
Dividend Policy   .....................      15
Capitalization ........................      16
Dilution ..............................      18
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations  ........................      19
Business ..............................      25
Management  ...........................      35
Certain Transactions ..................      40
Principal Stockholders  ...............      42
Description of Securities  ............      44
Shares Eligible for Future Sale  ......      47
Underwriting   ........................      48
Legal Matters  ........................      49
Experts  ..............................      49
Available Information   ...............      49
Financial Statements ..................      F-1


                     -----------------------------------

       Until        , 1997 (25 days after the date of this Prospectus), all
dealers effecting transactions in the Common Stock, whether or not participating in the distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

===============================================================================

===============================================================================





                                [GRAPHIC OMITTED]


                       3,000,000 Shares of Common Stock





                        -------------------------------
                                  PROSPECTUS
                        -------------------------------



                             GKN Securities Corp.

                            Barington Capital Group






                                _________, 1997



===============================================================================


                This Prospectus is printed on recycled paper using soy-bean ink.



[GRAPHIC OMITTED]

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24. Indemnification of Directors and Officers


     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Certificate of Incorporation, as amended, limits the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchase or redemptions pursuant to Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.


     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provision may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to pubic policy.


Delaware Law


     The Company is subject to Section 203 of the DGCL, which prevents an "interested stockholder" (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (subject to certain exceptions), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66% of the outstanding voting stock of the corporation not owned by the interested stockholder. A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the interested stockholder.


     The provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in the control of the Company.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered. With the exception of the registration fee, NASD filing fee and NASDAQ SmallCap Market System and Boston Stock Exchange filing fee expenses, all amounts shown are estimates.


Registration Fee  ...............................................................    $11,951.23
NASD filing fee   ...............................................................      3,940.21
Nasdaq SmallCap Market and The Boston Stock Exchange filing fee listing expenses              *
Blue Sky fees and expenses (including legal and filing fees)   ..................             *
Printing and Engraving expenses  ................................................             *
Transfer agent and registrar fees and expenses  .................................             *
Legal fees and expenses (other than Blue Sky)   .................................             *
Accounting fees and expenses  ...................................................             *
Miscellaneous expenses  .........................................................             *
                                                                                    -----------
TOTAL ...........................................................................   $   750,000
                                                                                    ===========


------------
* To be filed by amendment.

Item 26. Recent Sales of Unregistered Securities


     During the past three years, the following securities were sold by the Registrant without registration under the Securities Act of 1933, as amended ("Securities Act"). Except as otherwise indicated, the securities were sold by the Company in reliance upon the exemption provided by Section 4(2) of the Securities Act. With respect to such transactions, each purchaser of securities represented to the Company that such purchaser (i) had sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the risks and merits of the transaction and was capable of bearing the economic risks of such investment including a complete loss of its investment, (ii) had an opportunity to discuss the business, management and financial affairs of the Company with the Company's representatives, (iii) acquired the securities for his own account for the purpose of investment and not with a view to or for resale in connection with any distribution thereof and (iv) understood that (a) the securities had not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof, (b) the securities must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (c) the securities would bear a legend to such effect and
(d) the Company will make a notation on its transfer books to such effect. All transactions have been adjusted to reflect the reverse stock split of the Registrant's outstanding Common Stock and Preferred Stock effected in (i) July 1997 on the basis of .25 shares of Common Stock and Preferred Stock for each share of Common Stock and Preferred Stock, respectively and (ii) October 1997 on the basis of 50 shares of Common Stock and Preferred Stock for each share of Common Stock and Preferred Stock, respectively.

     In September 1994, the Company issued the following shares of Series A Preferred Stock at a per share offering price of $12.80 to the following persons:

                                Number of shares of Series
            Name                    A Preferred Stock
----------------------------   ---------------------------
Barker, Lee & Co.                        10,324
Clough, Herbert C.                        8,260
Esselen, Gustavus III                     4,130
Fiske, Guy W.                             4,130
J.M.R. Barker Foundation                  6,195
Jones, Addis T.                           2,478
Jones, Arthur R. III                      2,065
Jones, Scott T.                           2,891
Lee, Dwight E.                            2,065
Maximillian Partners I                    2,065
Maximillian Partners II                   1,637
Musser, William L.                        2,065
Namakagon Associates, L.P.               14,454
Sharples, Arthur A.                       6,195
Sterling, Lionel N.                       8,260
Taylor, John N.                           9,457
Upland Associates, L.P.                  16,519
Darviche, Parviz                          2,065
Ruyan, Jerry L.                           4,112
Gillett, Richard                          2,065


     In September 1994, the Company issued the following shares of Series B Preferred Stock at a per share offering price of $22.00 per share and Series B Preferred Stock Warrants to the following persons:

                                                                     Number of Shares of Series B
                                        Number of Shares of        Preferred Stock Represented by the
               Name                   Series B Preferred Stock                  Warrant
----------------------------------   --------------------------   -----------------------------------
Barker, Lee & Co.                              4,546                             1,818
Dixon, Anthony                                   688                               275
Fiske, Guy W.                                  4,546                             1,818
Heller, Andrew                                 2,273                               909
J.M.R. Barker Foundation                       2,273                               909
Jones, Addis T.                                2,500                             1,000
Jones, Arthur R. III                           2,500                             1,000
Namakagon Associates, L.P.                     6,818                             2,727
Knowlton, Winthrop                               909                               364
Knowlton, Winthrop & Erica TTEES               2,273                               909
Paine Webber, CFN FBO,                         2,273                               909
Sharples, Arthur A.                            2,273                               909
Sterling, Lionel N.                            3,409                             1,364
Loevner, Kirk                                  3,125                             1,250
Darviche, Parviz                                 682                               273
Ruyan, Jerry L.                                2,500                             1,000
Esselen, Gustavus III                          4,550                             1,820

     In February 1995, the Company issued the following shares of Series B Preferred Stock at a per share offering price of $22.00 and Series B Preferred Stock Warrants to the following persons


                                                               Number of Shares of Series B
                                  Number of Shares of        Preferred Stock Represented by the
            Name                Series B Preferred Stock                  Warrant
----------------------------   --------------------------   -----------------------------------
Dauber, Philip S. & Elayne               4,546                             1,818
Dusa, Jerry A. & Margaret                4,546                             1,818


     In March 1995, the Company issued the following shares of Series B Preferred Stock at a per share offering price of $22.00 and Series B Preferred Stock Warrants to the following persons:


                                                                            Number of Shares of Series B
                                               Number of Shares of        Preferred Stock Represented by the
                  Name                       Series B Preferred Stock                  Warrant
-----------------------------------------   --------------------------   -----------------------------------
Condit, Robert D. TTEE fbo Corbin Trust               2,273                              909


     In March 1995, the Company issued the following Series B Preferred Stock Warrant at a per share offering price of $22.00 to the following person:



                          Number of Shares of Series B
                        Preferred Stock Represented by the
        Name                         Warrant
--------------------   -----------------------------------
Ventura Vista L.C.                     782



     In March 1996, the Company issued the following shares of Series C Preferred Stock at a per share offering price of $9.60 and Series C Preferred Stock warrants to the following persons:


                                                                            Number of Shares of Series C
                                               Number of Shares of        Preferred Stock Represented by the
                  Name                       Series C Preferred Stock                  Warrant
-----------------------------------------   --------------------------   -----------------------------------
Barker, Lee & Co.                                     26,330                           21,309
J.M.R. Barker Foundation                              14,777                           11,419
Namakagon Associates L.P.                             37,814                           31,199
Upland Associates, L.P.                               26,073                           12,234
Lee, Dwight E.                                         3,259                            1,529
Musser, William L.                                     3,259                            1,529
McCray, Shriver Eckdahl & Associates                   4,688                               --
Jones, Scott T.                                          709                               --
Maximillian Partner's I                                3,259                               --
Maximillian Partner's II                               1,757                               --
Knowlton, Winthrop                                     2,000                            2,733
Knowlton, Winthrop & Erica TTEE                        5,000                            6,832
Paine Webber CFN FBO,
 Winthrop Knowlton, IRA                                5,000                            6,832
Sharples, Arthur A.                                   14,777                              909
Sterling, Lionel N.                                   20,537                           16,364
Loevner, Kirk                                          6,875                            9,393
Ruyan, Jerry L.                                       11,997                            1,000
Gillett, Richard                                       3,259                            1,529
Dauber, Phillip S. & Elayne TTEES Fbo
 PSERD Trust                                          10,000                            1,818
Dusa, Jerry A. & Margaret TTES fbo Jerry
 A Dusa                                               10,000                            1,818
Heller, Andrew & Mary Ann                              5,000                              909
Berman, Stuart M.                                      7,813                            2,500
Halpert, Richard L.                                    2,604                               --
Manners, Richard E. & Bonnie                           3,750                               --

     In May 1996, the Company issued the following shares of Series D Preferred Stock at a per share offering price of $8.56 per share and Series D Preferred Stock warrants to the following persons:


                                                                          Number of Shares of Series D
                                             Number of Shares of        Preferred Stock Represented by the
                 Name                      Series D Preferred Stock                  Warrant
---------------------------------------   --------------------------   -----------------------------------
Wheatley Partners, LLC                             292,056                            6,250
Woodland Ventures Fund                              46,729                            3,125
Woodland Partners                                   35,047                            3,125
Seneca Venture Fund                                 35,047                            3,125
Ruyan, Jerry L.                                     35,047                            6,250
Redwood Venture Group, Ltd.                         11,682                               --
Z/Cross Partnership                                 11,682                            3,125
Brausch, J. Jeffrey                                 11,682                            3,125
Motto, William J.                                   17,523                            3,125
Evans, James E.                                     46,729                               --
Goldblatt, Stuart                                    5,841                               --
Whipple, Donald E.                                  11,682                               --
Mosher, Greg C.                                     23,365                               --
Manners, Richard E. & Bonnie                         2,045                               --
Halpert, Richard                                     2,921                               --
Berman, Stuart M.                                    1,168                               --
Knowlton, Winthrop                                   8,762                               --
Jones, Scott T.                                      4,323                               --
Maximillian Partner's II                               935                               --
McCray, Shriver, Eckdahl & Associates                5,257                               --
Chroscielewski, Mark                                30,567                               --
Thompson, James S.                                  27,511                               --
Szykier, Andre                                      26,124                               --
GKN Securities Corp.                                 8,762                               --
Messmore, Thomas E.                                 11,682                               --
Simon, John                                          5,841                               --
Dusa, Jerry A.                                      17,523                               --
White, Eugene R., Jr.                                2,921                               --
Mayes, John                                          2,921                               --
Jepson, Rebecca A.                                   2,921                               --
Heller, Andrew                                      17,523                               --


 In July 1996, the Company issued the following shares of Series D Preferred Stock at a per share offering price of $8.56 per share to the following persons:


                                Number of Shares of
           Name               Series D Preferred Stock
--------------------------   -------------------------
Berman, Beth L.                        2,500
Berman, Stuart M.                      3,125
Manners, Richard E., IRA               7,009
Halpert, Richard                       4,089
Gaymark Associates                    23,365
South Ferry #2, L.P.                  56,000
Wolfson, Aaron                         5,841

     In August 1996, the Company issued the following shares of Series D Preferred Stock at a per share offering price of $8.56 per share to the following persons:


                                  Number of Shares of
            Name                Series D Preferred Stock
----------------------------   -------------------------
Brentwood Associates, L.P.              321,262


     In October 1996, the Company issued the following Series D Preferred Stock Warrants at a per share offering price of $8.56 per share:


                       Number of Shares of Series D
                     Preferred Stock Represented by the
      Name                        Warrant
-----------------   -----------------------------------
Phoenix Leasing                   2,337
HCC Financial                       467


     Between November 1994 and July 1997, the Company issued the following shares of Common Stock pursuant to option exercises at per share exercise prices of between $0.06 and $0.48 per share to the following persons:


        Name             Number of Shares of Common Stock
---------------------   ---------------------------------
Vogel, Loring                           729
Bunce, Charles III                   19,719
Nadeau, Michael                         625
Hendell, Reuben                      27,500
Ai-Chang, Mitchell                      527
Jurist, Susan                         2,173
Story, Debra                            333
Rothenberg, Pamela                      109
Nadeau, Michael                       1,459
Yanowitch, Richard                    7,813
Thompson, James S.                   29,675
Neugebauer, Marilyn                   3,750
Fressle, Thomas                       2,500
Petersen, David                       3,438
Siragusa, Thomas                      3,438
Heller, Andrew                       12,500
Gillett, William                      6,250
Puleo, Paula                          1,337
Yanowitch, Richard                    5,000
Furnia, Joseph                        1,250
Mui, Karen                              799
Daviche, Michael                      7,209
Szykier, Remy                           313
Petersen, David                       2,778
Crowell, James                          156
Zakrzewski, Andrew                    1,250
Smith, Michael                        4,861
Kulesa, Robert                          781
Clough, Herbert C.                   12,500
Tatelman, Michael                     5,250

     In June 1997, in connection with interim financings, the Company issued warrants to purchase shares of Common Stock to the following persons or entities. The warrants have an exercise price of $8.56 per share.


Name                                       Shares Issuable Upon Exercise of Warrants
---------------------------------------   ------------------------------------------
Brentwood Associates, L.P. VII   ......                      4,206
Dr. Stuart Berman    ..................                     15,900
Dr. Richard Manners  ..................                     15,900
Richard Mazur  ........................                      3,533



     In July 1997, in connection with a Bridge Financing in which GKN Securities Corp. and Barington Capital Group, L.P., acted as Placement Agents and were paid an aggregate commission of $301,000 (7% of the net proceeds of the Bridge Financing) and a nonaccountable expense allowance of $129,000 (3% of the net proceeds of the Bridge Financing), the Company issued Bridge Notes and Bridge Warrants to the following persons. The exercise price of the offering price for each issuance was the Note Amount. The Bridge Warrants are exercisable into the Number of Warrant Shares reflected below. The Number of Warrant Shares issuable upon the exercise of the Bridge Warrants has been adjusted in consideration that the offering price of the Common Stock in this Offering is less than $16.00 per share.


Name                                                     Note Amount($)     Number of Warrant Shares
----                                                     --------------     ------------------------
Adams, Robert M.    .................................        75,000                 12,500
American Friends of Hebron Yeshiva    ...............       150,000                 25,000
Aucott, George W.   .................................        25,000                  4,167
Beck, Ronald N.  ....................................       100,000                 16,667
Blanch, Sonia Bernal   ..............................        25,000                  4,167
Braun, Emil E.   ....................................        50,000                  8,334
Brentwood Associates, LP VII    .....................       250,000                 41,667
Buckridge, Charles R., Revocable Trust   ............       100,000                 16,667
 U/A/D 5/7/93, Charles R. Buckridge Trustee   ......
Cywiak, Aaron    ....................................        25,000                  4,167
D. Stake Mill Inc.  .................................        25,000                  4,167
David, Steven II and Dara M., JTWROS  ...............        25,000                  4,167
Davidson, Penn W.   .................................        25,000                  4,167
Deakman, Thomas R.  .................................        25,000                  4,167
Dimes, Edwin K.  ....................................        25,000                  4,167
Duffield, Albert W.    ..............................        25,000                  4,167
Feiner, Andrew   ....................................       187,500                 31,250
Friedman, Harry, Living Trust   .....................        25,000                  4,167
Gadraz, Inc.  .......................................       187,500                 31,250
Gold, Stuart W.  ....................................        37,500                  6,250
Greenberg, Bruce    .................................        25,000                  4,167
Greenblatt, Jeffrey N.    ...........................        75,000                 12,500
Greenstein, Stuart  .................................        25,000                  4,167
Grossman, Richard L.   ..............................        25,000                  4,167
Gyenes, Andrew   ....................................        25,000                  4,167
Hantke, Richard  ....................................        25,000                  4,167
Harsac, Inc.  .......................................       100,000                 16,667
Hauser, Sara D.  ....................................        25,000                  4,167
Healy, John J.   ....................................        25,000                  4,167
Hutton, Terrence    .................................        25,000                  4,167
Jablon, Alan  .......................................       150,000                 25,000
Joel, Ralph & Rosalie JTWROS    .....................        25,000                  4,167
Juranich, Frank T., Jr.   ...........................        25,000                  4,167
Kilgannon, Owen L.  .................................       100,000                 16,667
Kleinberg, Charles  .................................        25,000                  4,167
Krinick, Ronald N.  .................................        25,000                  4,167
Lasry, Marc   .......................................       500,000                 83,333

Name                                                Note Amount($)     Number of Warrant Shares
----                                                --------------     ------------------------
Leach, Scott    .................................        25,000                  4,167
Lenny Corp.  ....................................        50,000                  8,334
Matusow, Paul   .................................        37,500                  6,125
McMaster, John  .................................        25,000                  4,167
Medved, Jonathan   ..............................        25,000                  4,167
Menkin, Michael    ..............................        25,000                  4,167
Muchnick, Howard W.   ...........................       175,000                 29,167
Nagar, Sheila   .................................        25,000                  4,167
Neuman, Joseph  .................................       100,000                 16,667
Parson, Ned F.  .................................       100,000                 16,667
Providenti, A.C.   ..............................        75,000                 12,500
Reddy, Malladi S.  ..............................        75,000                 12,500
Rothberg, Lawrence    ...........................        25,000                  4,167
Rothstein, Steven R.  ...........................        50,000                  8,334
Rubin, Eric C.  .................................       100,000                 16,667
Suker, Wayne    .................................        25,000                  4,167
Sargent Capital Ventures, LLC  ..................        75,000                 12,500
Schirripa, George T.  ...........................       150,000                 25,000
Schwartzbard, Michael    ........................        25,000                  4,167
Siegal, Richard D.    ...........................        25,000                  4,167
Steinberg, Arthur B. & Co.  .....................        50,000                  8,334
Stoker, Jerry W.   ..............................        50,000                  8,334
Tritt, Ramie A.    ..............................        25,000                  4,167
US Data Capture, Inc.    ........................        25,000                  4,167
Wilks, Jeffrey S.  ..............................        25,000                  4,167
Wright, Donald C.  ..............................        25,000                  4,167
Zoe Consulting West Inc. Defined Benefit   ......       200,000                 33,333
Pension Plan Zipper, Sandra    ..................        50,000                  8,334
Zozzora, Frank Carmine and Jane March,  .........        25,000                  4,167
Community Property ..............................


     The sales set forth above are claimed to be exempt from registration with the Securities and Exchange Commission pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. All certificates representing the shares issued by the Registrant referred to herein and currently outstanding have been properly legended.

Item 27.  Exhibits

      *1.1   Form of Underwriting Agreement.
      *3.1   Certificate of Incorporation of the Registrant.
      *3.2   By-Laws of the Registrant, as amended.
      *4.1   Specimen Certificate of the Registrant's Common Stock.
      *4.2   Form of Representatives' Purchase Option granted to GKN Securities Corp.
       4.3   Form of Warrant issued in connection with the July 1997 Private Placement.
       4.4   Form of Promissory Note issued in connection with the July 1997 Private Placement.
      *4.5   Form of Lock-up Agreement.
      *5.1   Opinion of Olshan Grundman Frome & Rosenzweig LLP as to the legality of the securities.
    **10.1   1991 Incentive Stock Option Plan.
    **10.2   Form of Stock Option Agreement for Non-Qualified Options granted to Advisors.
    **10.3   Employment Agreement, dated as of June 1, 1997, by and among the Registrant and Mark A.
             Chroscielewski.
    **10.4   Employment Agreement, dated as of April 21, 1997, by and among the Registrant and Deepak Mohan.
    **10.5   Employment Agreement, dated as of May 1, 1997, by and among the Registrant and Daniel M.
             Pess.
    **10.6   Employment Agreement, dated as of May 8, 1996, by and among the
             Registrant and Andre Szykier.
    **10.7   Employment Agreement, dated September 1, 1997, by and among the Registrant and Robert A.
             Thompson.
      10.8   Employment Agreement, dated October 6, 1997, by and among the Registrant and Robert V.
             Aloisio.
     *10.9   Employment Agreement, dated October 14, 1997, by and among the Registrant and Alan W.
             Kaufman.
   **10.10   HCC Loan Agreement dated March 31, 1992 and Addendum dated May 8, 1996.
   **10.11   Software Licensing Agreement between Amdahl Corporation and the Registrant dated November
             27, 1996.
     10.12   Value Added Reseller Software License Agreement between Stratos, Strategic Tools & Services and the Registrant dated September 9, 1997.
     10.13   Value Added Reseller Software License Agreement between Worldnet Consulting, SA and the
             Registrant dated September 9, 1997.
    *10.14   Software Distribution Agreement between Hewlett-Packard Company and the Registrant dated
             September 10, 1997.
    *10.15   Capital Lease Agreement dated October 27, 1994 by and between Reckson Associates and the
             Registrant.
      11.1   Computation of Pro Forma Net Loss Per Common Share.
     *23.1   Consent of Olshan Grundman Frome & Rosenzweig LLP (included in Exhibit 5.1).
      23.2   Consent of Price Waterhouse LLP.
    **24.1   Powers of Attorney (included on signature page to this Registration Statement).


------------
 *  To be filed by Amendment.
**  Previously filed.

Item 28.   Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that it will:

     (1) file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (a) include any Prospectus required by Section 10(a)(3) of the Act;


       (b) reflect in the Prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the Registration Statement; and

       (c) include any additional or changed material information on the plan of distribution*.

     The undersigned small business issuer will provide to the Representatives at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


     (2) for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (5) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, the City of Uniondale, State of New York, on the 22nd day of October, 1997.


                                 CrossZ Software Corporation
                                 -----------------------------
                                     (Registrant)




                                 By: /s/ Daniel M. Pess
                                    ---------------------------------------
                                       Daniel M. Pess, Vice President of
                                       Finance and Administration and Chief
                                       Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signatures                                   Title                               Date
         ----------                                   -----                               ----

/s/ Alan W. Kaufman*            President, Chief Executive Officer (principal        October 22, 1997
-------------------------       executive officer) and Director
    Alan W. Kaufman


/s/ Mark A. Chroscielewski*     Chairman of the Board                                October 22, 1997
-------------------------
  Mark A. Chroscielewski


/s/ Andre Szykier*              Executive Vice President and Chief Technology        October 22, 1997
-------------------------       Officer
    Andre Szykier


/s/ Daniel M. Pess              Vice President of Finance and Administration         October 22, 1997
-------------------------       and Chief Financial Officer (principal financial
    Daniel M. Pess              officer and principal accounting officer)


                                Director                                             October  , 1997
-------------------------
  Rino Bergonzi


/s/ Scott Jones*                Director                                             October 22, 1997
-------------------------
  Scott Jones


------------
* By Power of Attorney

                                 EXHIBIT INDEX


 Exhibit No.                                        Description                                        Page
-------------                                       -----------                                        ----
         *1.1   Form of Underwriting Agreement.
         *3.1   Certificate of Incorporation of the Registrant.
         *3.2   By-Laws of the Registrant, as amended.
         *4.1   Specimen Certificate of the Registrant's Common Stock.
         *4.2   Form of Representatives' Purchase Option granted to GKN Securities Corp.
          4.3   Form of Warrant issued in connection with the July 1997 Private Placement.
          4.4   Form of Promissory Note issued in connection with the July 1997 Private Placement.
         *4.5   Form of Lock-up Agreement.
         *5.1   Opinion of Olshan Grundman Frome & Rosenzweig LLP as to the legality of the securities.
       **10.1   1991 Incentive Stock Option Plan.
       **10.2   Form of Stock Option Agreement for Non-Qualified Options granted to Advisors.
       **10.3   Employment Agreement, dated as of June 1, 1997, by and among the Registrant and
                Mark A. Chroscielewski.
       **10.4   Employment Agreement, dated as of April 21, 1997, by and among the Registrant and Deepak Mohan.
       **10.5   Employment Agreement, dated as of May 1, 1997, by and among the Registrant and
                Daniel M. Pess.
       **10.6   Employment Agreement, dated as of May 8, 1996, by and among the Registrant and Andre Szykier.
       **10.7   Employment Agreement, dated September 1, 1997, by and among the Registrant and
                Robert A. Thompson.
         10.8   Employment Agreement, dated October 6, 1997, by and among the Registrant and
                Robert V. Aloisio.
        *10.9   Employment Agreement, dated October 14, 1997, by and among the Registrant and
                Alan W. Kaufman.
      **10.10   HCC Loan Agreement dated March 31, 1992 and Addendum dated May 8, 1996.
      **10.11   Software Licensing Agreement between Amdahl Corporation and the Registrant dated
                November 27, 1996.
        10.12   Value Added Reseller Software License Agreement between Stratos, Strategic Tools & Services and the Registrant dated September 9, 1997.
        10.13   Value Added Reseller Software License Agreement between Worldnet Consulting, SA and the
                Registrant dated September 9, 1997.
       *10.14   Software Distribution Agreement between Hewlett-Packard Company and the Registrant dated
                September 10, 1997.
       *10.15   Capital Lease Agreement dated October 27, 1994 by and between Reckson Associates and the Registrant.
         11.1   Computation of Pro Forma Net Loss Per Common Share.
        *23.1   Consent of Olshan Grundman Frome & Rosenzweig LLP (included in Exhibit 5.1).
         23.2   Consent of Price Waterhouse LLP.
       **24.1   Powers of Attorney (included on signature page to this Registration Statement).



------------
 *  To be filed by Amendment.
**  Previously filed.